Exhibit 2.1*

PURCHASE AGREEMENT

by and between

SEALED AIR CORPORATION

and

DIAMOND (BC) B.V.

Dated as of March 25, 2017

* Pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act of 1933, as amended, the registrant has omitted the Seller’s Disclosure Schedule to this Purchase Agreement and the Exhibits listed in the table of contents of this Purchase Agreement. Further explanation of the contents of the Seller’s Disclosure Schedule and Exhibits can be found in the applicable sections of the Purchase Agreement. A copy of such schedules and exhibits will be furnished supplementally to the United States Securities and Exchange Commission upon its request.

EXHIBITS

Exhibit A-1 - Form of Instrument of Assumption

Exhibit A-2 - Form of Bill of Sale and Assignment

Exhibit B - Net Working Capital Statement

Exhibit C-1 - Debt Commitment Letter

Exhibit C-2 - Equity Commitment Letter

Exhibit D - Diversey Asset Sellers and Diversey Asset Buyers

Exhibit E - Diversey Share Sellers and Diversey Share Buyers

Exhibit F - Forms of Local Purchase Agreements

Exhibit G - Forms of IP Assignment Agreements

Exhibit H-1 - Form of Trademark License Agreement (CRYOVAC Mark)

Exhibit H-2 - Form of TempTrip Term Sheet

Exhibit I - Form of Transition Services Agreement

Exhibit J - Form of French Offer Letter

Exhibit K - Form of Dutch Offer Letter

Exhibit L – Calculation of Management Adjusted Unaudited EBITDA

Exhibit M – Employee Matters

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), is dated as of March 25, 2017, by and between Sealed Air Corporation, a Delaware corporation (“SEE”), and Diamond (BC) B.V., a private limited liability company incorporated under the laws of the Netherlands (“Buyer”).  Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Annex A of this Agreement.

WHEREAS, in addition to its other businesses, SEE is engaged through certain of its Subsidiaries in the Diversey Business;

WHEREAS, the parties hereto desire that SEE and the other Diversey Share Sellers sell, convey, assign, transfer, and deliver to Buyer or the Diversey Share Buyers, and that Buyer shall, or shall cause each of the Diversey Share Buyers to, purchase, acquire, and accept from the Diversey Share Sellers, all right, title and interest of SEE and the Diversey Share Sellers in and to the Diversey Shares in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, the parties hereto desire that SEE and the Diversey Asset Sellers sell, convey, assign, transfer, deliver, and, as provided herein, license, sublicense, lease, or sublease, to Buyer or one or more of the Diversey Asset Buyers, and that Buyer shall, or shall cause one or more of the Diversey Asset Buyers to, purchase, acquire, accept, and, as provided herein, license, sublicense, lease, or sublease, from the Diversey Asset Sellers, all right, title and interest of SEE and the Diversey Asset Sellers in and to the Acquired Diversey Assets, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, the parties hereto desire that Buyer or one or more of the Diversey Asset Buyers assume the Assumed Liabilities in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, prior to the Closing, certain Sellers and Buyer or one or more of the Diversey Asset Buyers will execute Local Purchase Agreements;

WHEREAS, at or prior to the Closing, SEE (or one of its Subsidiaries) and Buyer (or one or more of the Diversey Asset Buyers or Diversey Share Buyers or one of their respective Subsidiaries) will enter into the Related Agreements; and WHEREAS, the Board of Directors of SEE and the Board of Directors of Buyer have each approved this Agreement, the Local Purchase Agreements, the Related Agreements, and the consummation of the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

Article I

PURCHASE AND SALE; ASSUMPTION OF LIABILITIES

Section 1.1Purchase and Sale of the Diversey Shares.  Upon the terms and subject to the conditions of this Agreement and the Local Purchase Agreements, at the Closing, subject to Section 5.16, SEE shall cause each of the Diversey Share Sellers to sell, convey, assign, transfer, and deliver to Buyer or the applicable Diversey Share Buyer (or, in the case of qualifying shares required under applicable Law to be held by director nominees, Buyer’s designee), and Buyer shall, or shall cause each of the Diversey Share Buyers (or, in the case of qualifying shares required under applicable Law to be held by director nominees, Buyer’s designee) to, purchase, acquire, and accept from each such Diversey Share Seller, all right, title and interest of SEE and such other Diversey Share Seller in and to the shares of capital stock or other equity interests (the “Diversey Shares”) of each of the Transferred Diversey Companies, free and clear of all Encumbrances, other than Encumbrances arising under the SEE Credit Facilities (provided that, in each case, such Encumbrances are removed at the Closing), local lines of credit, letters of credit, or equipment leases of the Transferred Diversey Companies (provided that such Encumbrances are removed at the Closing or such local lines of credit or letters of credit are Assumed Lines of Credit or such equipment leases are Assumed Equipment Leases), and the restrictions imposed by federal, state, and foreign securities laws and the organizational and other governing documents of such Transferred Diversey Companies.

Section 1.2Purchase and Sale of the Acquired Diversey Assets; Excluded Assets.  Upon the terms and subject to the conditions of this Agreement and the Local Purchase Agreements, at the Closing, subject to the exclusions set forth in Section 5.16, SEE shall, or shall cause each of the Diversey Asset Sellers to, sell, convey, assign, transfer, and deliver to Buyer or the applicable Diversey Asset Buyer, and Buyer shall, or shall cause each of the applicable Diversey Asset Buyers to, purchase, acquire, and accept from the applicable Diversey Asset Seller, all of SEE’s and each such Diversey Asset Seller’s right, title, and interest in and to the Diversey Assets (other than the equity of the Transferred Diversey Companies and any Diversey Assets held by the Transferred Diversey Companies or their Subsidiaries) (the “Acquired Diversey Assets”), free and clear of all Encumbrances other than Permitted Encumbrances.  The Excluded Assets shall be retained by the Sellers and their Affiliates (other than the Transferred Diversey Companies and their Subsidiaries) and shall be excluded from the Acquired Diversey Assets or shall otherwise be transferred out of the Transferred Diversey Companies and their Subsidiaries (if held by a Transferred Diversey Company) prior to the Closing pursuant to the Restructuring Plan and the other terms of this Agreement.

Section 1.3Assumption of Assumed Liabilities; Retained Liabilities.  Upon the terms and subject to the conditions of this Agreement and the Local Purchase Agreements (and subject to the exclusions set forth in the following sentence), at the Closing, as partial consideration for the Diversey Shares and Acquired Diversey Assets, Buyer shall, or shall cause the applicable Diversey Asset Buyer or Diversey Share Buyer to, assume the Assumed Liabilities (other than the Retained Liabilities) pursuant to an instrument of assumption in the form attached as Exhibit A-1 hereto or the applicable Local Purchase Agreement, as the case may be.  Buyer and the Diversey Asset Buyers shall not assume, pay, or discharge any of the Retained Liabilities, each of which shall be paid, performed, and discharged when due by the Sellers or one of their Subsidiaries or Affiliates (other than the Transferred Diversey Companies and their

Subsidiaries), and, to the extent any such Retained Liability is held by a Transferred Diversey Company or Subsidiary thereof, it shall be transferred out of such Transferred Diversey Company or such Subsidiary and assumed by a Seller prior to the Closing pursuant to the Restructuring Plan and the terms of this Agreement.

Article II

PURCHASE PRICE; CLOSING

Section 2.1Purchase Price.  The aggregate purchase price for the Diversey Shares and the Diversey Assets shall be (a) $3,200,000,000.00 (the “Base Purchase Price”), (b) plus the Final Closing Cash, (c) minus the Final Closing Indebtedness, (d) minus the Final Closing Seller Expenses, (e) (i) if the Final Closing Net Working Capital exceeds the Reference Net Working Capital, plus the full amount by which the Final Closing Net Working Capital exceeds the Reference Net Working Capital or (ii) if the Reference Net Working Capital exceeds the Final Closing Net Working Capital, minus the full amount by which the Reference Net Working Capital exceeds the Final Closing Net Working Capital, and (f) minus the Final EBITDA Adjustment Amount, if any (the aggregate of the foregoing clauses (a), (b), (c), (d), (e), and (f) the “Purchase Price”).

Section 2.2Payment of the Purchase Price.

(a)No later than three (3) Business Days prior to the Closing Date, SEE shall prepare and deliver to Buyer a statement setting forth its good faith estimates of an unaudited combined balance sheet of the Diversey Business as of the Effective Time (excluding the Excluded Assets and the Retained Liabilities) prepared in accordance with the Accounting Principles and (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), as estimated in accordance with Exhibit B, (ii) the Closing Cash (the “Estimated Closing Cash”), as estimated in accordance with the Accounting Principles, (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”) as estimated in accordance with the Accounting Principles, and (iv) the Closing Seller Expenses (the “Estimated Closing Seller Expenses”), together with reasonably detailed documentation supporting the basis of all such calculations (the “Estimated Statement”).  SEE will consider in good faith any comments made by Buyer to the Estimated Statement and will make any revisions to the Estimated Statement that are agreed by SEE and Buyer.

(b)At the Closing, subject to Section 5.16(e), Buyer shall pay or cause to be paid, on behalf of the Diversey Share Buyers and the Diversey Asset Buyers, to SEE (or its designee, including a U.S. paying agent that is a nationally recognized U.S. or global bank) on behalf of the Diversey Share Sellers and Diversey Assets Sellers as set forth in Section 2.5(a) of the Seller’s Disclosure Schedule an aggregate amount equal to (i) the Base Purchase Price, (ii) plus the Estimated Closing Cash, (iii) minus the Estimated Closing Indebtedness, (iv) minus the Estimated Closing Seller Expenses, (v) (A) plus, if the Estimated Closing Net Working Capital exceeds the Reference Net Working Capital, the full amount by which the Estimated Closing Net Working Capital exceeds the Reference Net Working Capital or (B) minus, if the Reference Net Working Capital exceeds the Estimated Closing Net Working Capital, the full amount by which the

Reference Net Working Capital exceeds the Estimated Closing Net Working Capital, and (vi) minus the Final EBITDA Adjustment Amount, if any (the aggregate of the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi) and subject to the last sentence of Section 2.7(a), the “Preliminary Purchase Price”), in immediately available funds in U.S. dollars to the accounts designated by SEE no less than three (3) Business Days prior to the Closing Date.

Section 2.3The Closing.

(a)Subject to the terms and conditions of this Agreement, including Section 2.3(b), the consummation of the transactions contemplated hereby (the “Closing”) shall, subject to the satisfaction or waiver (if permitted under Law) of the conditions set forth in Article VII, be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at One Rodney Square, Wilmington, Delaware (or such other place or places as the parties may mutually agree) (i) on the later of (A) a date which shall be the third (3rd) Business Day after the satisfaction or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of all conditions at the Closing), and (B) the earlier of (x) a date during the Marketing Period to be specified by Buyer on no fewer than three (3) Business Days’ notice to the Company, and (y) the third (3rd) Business Day following the final day of the Marketing Period, unless the final day of the Marketing Period is less than three (3) Business days prior to the Outside Date, in which case the Outside Date shall be the Closing Date (subject, in the case of each of subclauses (x) and (y) of this clause (B), to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law)) of all conditions set forth in Article VII as of the date determined pursuant to this Section 2.3(a) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of all conditions at the Closing)); or (ii) at such other place, date, and time as the Company and Buyer may agree in writing; provided that in no event shall either party be required to effect the Closing prior to September 5, 2017 (the “Inside Date”).  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”  Notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, if the Closing occurs, the Closing shall be deemed effective as of 12:01 a.m., Eastern Time, on the Closing Date (the “Effective Time”) with SEE owning the Diversey Assets and the Diversey Shares for the entire calendar day immediately preceding the Closing Date and Buyer owning the Diversey Assets and the Diversey Shares for the entire Closing Date.

(b)The sale and purchase of any Diversey Shares and Diversey Assets in the jurisdictions outside the United States set forth in Section 2.3(b) of the Seller’s Disclosure Schedule shall occur in escrow on the Local Business Day immediately preceding the Closing Date (each, a “Local Closing”).  At each Local Closing, the relevant Diversey Share Seller or Diversey Asset Seller, as the case may be, shall deliver the respective Local Purchase Agreement (to the extent required and not previously delivered) and any documents, certificates, and instruments of transfer contemplated thereby to the relevant Diversey Share Buyer or Diversey Asset Buyer, as the case may be, and the relevant Diversey Share Buyer or Diversey Asset Buyer shall deliver the respective Local Purchase Agreement (to the extent required and not previously delivered) and any documents, certificates, and instruments contemplated thereby to the relevant Diversey Share Seller or Diversey Asset Seller, as the case may be (collectively, the “Local Closing Documents”); provided that no notarial process shall be a condition to the Closing.  The consummation of each Local Closing shall be subject to the condition precedent that the Closing occur.  All agreements and documents executed at the respective Local Closings (save, to extent required by applicable Law, for the Dutch notarial deed of transfer of shares in the capital of Diversey Professional B.V.) shall be held in escrow pending the Closing.  If the Closing does not occur, all agreements, documents, and instruments executed at the respective Local Closings and held in escrow shall be returned to the parties that have executed such documents and such parties shall retain their respective positions preceding the Local Closings.  For the avoidance of doubt, subject to Section 2.7(a) in connection with the France Purchase Price and Section 5.16(g), the payment of any portion of the Purchase Price or Preliminary Purchase Price attributable to a Local Closing shall be subject to the satisfaction or waiver of the conditions set forth in Article VII and shall be deemed to be due and to have been made at the time at which the Closing occurs in accordance with Section 2.3(a).

(c)Buyer and SEE acknowledge and agree that (i) conditions to the transfer of the French Shares set forth in the French Offer Letter may be satisfied after the conditions to the transfer of other Diversey Shares and Diversey Assets set forth in Article VII have been satisfied and in any such case Closing shall take place with respect to all Diversey Shares and Diversey Assets other than the French Shares; and (ii) (A) the consummation of the sale of the French Shares (the “France Closing”) shall occur substantially in accordance with the terms of the French Offer Letter  (as finalized, as the case may be, following the consultation process described in Section 2.7 below) and (B) the consummation of the sale of the shares in the capital of Diversey Professional B.V. (the “Dutch Closing”) shall occur substantially in accordance with the terms of the Dutch Offer Letter and the applicable Local Purchase Agreement.  Buyer and SEE further acknowledge and agree that (1) subject to the subsequent clause (2) of this sentence, all actions and documents relating to the transfer of the French Shares (including, for the avoidance of doubt, any Local Closing Documents relating to the French Shares) shall not be required to be taken or delivered at the Closing but only at the France Closing; and (2) all references to Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Seller Expenses and any other items taken into account in the Purchase Price adjustment in accordance with this Agreement shall not be adjusted to reflect the exclusion of the French Shares, at Closing but shall be reflected as if the France Closing shall have occurred at the Closing.  The covenants set forth in Article V shall apply with respect to the French Entity only from the date of the France Acceptance Notice (other than Sections 5.2, 5.11, and 5.20, which shall apply with respect to the French Entity only from the date of this Agreement) and, to the extent that the France Closing shall not have occurred simultaneously with the Closing, until the France Closing; provided, however, that, for the purposes of the covenants set forth in Section 5.5 only, the French Entity shall be deemed to be a Transferred Diversey Company only upon occurrence of the France Closing.  With respect to the French Entity or any Subsidiary thereof, SEE shall provide Buyer prior notice of any intended material action described in Section 5.1(i)(ii)-(i)(iv), Section 5.1(q), or Section 5.1(r) and shall reasonably consult with Buyer and provide the Buyer with such information as is reasonably requested by the Buyer in connection with the relevant intended action.

(d)On the Closing Date, SEE shall deliver, or cause to be delivered, to Buyer the following:

(i)the Local Closing Documents, released from escrow, duly executed by SEE or the applicable Diversey Share Sellers or Diversey Asset Sellers (to the extent each is a party thereto), to the extent not executed and delivered at a Local Closing;

(ii)certificates (if applicable) or equivalent documents or instruments of transfer representing the Diversey Shares duly endorsed or executed (or accompanied by a duly executed stock power) and in form for transfer to Buyer or the applicable Diversey Share Buyer, free and clear of all Encumbrances, other than Encumbrances arising under Assumed Lines of Credit or Assumed Equipment Leases and the restrictions imposed by federal, state, and foreign securities laws and the organizational and other governing documents of such Transferred Diversey Companies;

(iii)such duly executed special warranty deeds and other good and sufficient instruments of conveyance and transfer as shall be effective to vest title in Buyer or the applicable Diversey Asset Buyer to the Owned Real Property;

(iv)the Related Agreements, duly executed by SEE or its Subsidiaries (to the extent each is a party thereto), to the extent not executed and delivered by such parties prior to the Closing;

(v)a certificate of non-foreign status dated as of the Closing Date that complies with Section 1445 of the Code and the Treasury Regulations thereunder, duly executed by SEE with respect to the sale of Sealed Air Solutions Holdings, Inc., a Delaware corporation and Subsidiary of SEE;

(vi)a duly executed bill of sale and assignment dated as of the Closing Date, in the form attached as Exhibit A-2 hereto and such other instruments or documents as the Buyer may reasonably request to evidence the Diversey Asset Buyers’ purchase of the Acquired Diversey Assets (other than the Owned Real Property) or otherwise necessary to provide for the transactions contemplated hereby;

(vii)evidence reasonably acceptable to Buyer of the release and termination of (i) all Encumbrances on the Acquired Diversey Assets and (ii) any related guarantees provided by a Person constituting the Transferred Diversey Companies and their Subsidiaries, in each case, arising under the SEE Credit Facilities (or any refinancing of any of such agreements) and effective as of the Closing; and

(viii)all other documents and certificates expressly required to be delivered by SEE or its Affiliates on or prior to the Closing Date pursuant to this Agreement.

(e)On the Closing Date, Buyer shall deliver, or cause to be delivered, to SEE or its designee the following:

(i)the Local Closing Documents, released from escrow, duly executed by Buyer or the applicable Diversey Share Buyers or Diversey Asset Buyers (to the extent each is a party thereto), to the extent not executed and delivered at a Local Closing;

(ii)the Preliminary Purchase Price in immediately available funds by wire transfer to such account or accounts at such bank or banks specified by SEE at least three (3) Business Days prior to the Closing Date;

(iii)the Related Agreements, duly executed by Buyer or its Subsidiaries (to the extent each is a party thereto), to the extent not executed and delivered by such parties prior to the Closing;

(iv)a duly executed instrument of assumption, dated as of the Closing Date, in the form attached as Exhibit A-1 hereto, and such other documents as SEE may reasonably request or as may be otherwise necessary in order to effect the assumption by Buyer and the Diversey Asset Buyers of (and the release of SEE and the Diversey Asset Sellers and their Affiliates from) the Assumed Liabilities, or otherwise reasonably required by SEE in connection herewith; and

(v)all other documents and certificates expressly required to be delivered by Buyer or its Affiliates on or prior to the Closing Date pursuant to this Agreement.

Section 2.4Purchase Price Adjustment.

(a)Post-Closing Purchase Price Determination.

(i)No later than one hundred and twenty (120) days after the Closing Date (or, if any Local Closing has not occurred on or before the Closing Date, one hundred and twenty (120) days after the date of the last Local Closing to occur), Buyer shall prepare and deliver to SEE a statement (the “Preliminary Adjustment Statement”), in substantially the same format as the Estimated Statement, containing (A) an unaudited combined balance sheet of the Diversey

Business as of the Effective Time (excluding the Excluded Assets and the Retained Liabilities) prepared in good faith by Buyer in accordance with the Accounting Principles and (B) a reasonably detailed calculation by Buyer of (1) the Closing Net Working Capital of the Diversey Business prepared in accordance with Exhibit B, (2) the Closing Cash prepared in accordance with the Accounting Principles, (3) the Closing Indebtedness prepared in accordance with the Accounting Principles, (4) the Closing Seller Expenses, in each case of clauses (1) through (4), as of the Effective Time and in accordance with the definitions herein (the “Adjusted Closing Amounts”), and (5) the amount of Trapped Cash as of the Closing Date (specifying the jurisdiction and Transferred Diversey Company (or Subsidiary thereof) which owns such Trapped Cash), together with reasonable documentation supporting the basis of all such calculations.

(ii)If SEE disagrees with Buyer’s calculation of the Adjusted Closing Amounts, SEE shall, no later than sixty (60) days after receiving the Preliminary Adjustment Statement (the “Review Period”), deliver to Buyer written notice specifying those items or amounts as to which SEE disagrees, together with SEE’s determination of such disputed items and amounts and a reasonably detailed description for the basis of such disagreement (a “Dispute Notice”).  If SEE either gives notice that it agrees with Buyer’s calculation of the Adjusted Closing Amounts or fails to deliver a Dispute Notice within the Review Period, Buyer and SEE agree that the Preliminary Adjustment Statement shall be deemed to set forth the Adjusted Closing Amounts with respect to those items that have been agreed upon or for which SEE shall have failed to deliver a Dispute Notice (and shall constitute the respective Final Adjusted Closing Amount).  If SEE delivers a Dispute Notice to Buyer within the Review Period, SEE and Buyer will work together in good faith and use reasonable best efforts to resolve the dispute during the period of thirty (30) days commencing on the date SEE delivers the Dispute Notice to Buyer (and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and evidence of such discussions shall not be admissible in any future proceedings between the parties).  If Buyer and SEE are not able to resolve all disputed items within such period of thirty (30) days, then either party shall have the right to submit the items or amounts in dispute following the expiration of such period of thirty (30) days to Houlihan Lokey, Inc., or if Houlihan Lokey, Inc. is unwilling to serve, another mutually acceptable internationally recognized independent accounting, valuation or consulting firm (the “Accounting Firm”).  The Accounting Firm shall be given reasonable access to all relevant records of the Diversey Business, including the Buyer and its Subsidiaries (including the Transferred Diversey Companies and their Subsidiaries), and the Sellers (to the extent applicable) to calculate the Adjusted Closing Amounts.  The Accounting Firm, acting as an expert and not as an arbitrator, shall make its determination based solely on written submissions provided by Buyer, on the one hand, and SEE, on the other hand, regarding their respective positions on the disputed matters, which written submissions shall be provided to the Accounting Firm, if at all, no later than ten (10) Business Days after the date of referral of the disputed matters to the Accounting Firm.  A copy of all materials submitted to the

Accounting Firm pursuant to the immediately preceding sentence shall be provided by Seller or Buyer, as applicable, to the other party concurrently with the submission thereof to the Accounting Firm. The Accounting Firm shall be instructed that its calculations must be made in accordance with the Accounting Principles, Exhibit B, and the standards and definitions in this Agreement and that Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either SEE or Buyer or less than the smallest value for such item claimed by either SEE or Buyer.  SEE and Buyer shall instruct the Accounting Firm to deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) days after Buyer and SEE have submitted in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items.  The determination by the Accounting Firm of the Adjusted Closing Amounts, as set forth in a written report delivered to Buyer and SEE by the Accounting Firm in accordance with this Agreement, will be binding and conclusive on Buyer and SEE, absent manifest error.  The Adjusted Closing Amounts as determined after all disputes have been resolved in accordance with this Section 2.4(a)(ii) are referred to herein collectively as the “Final Adjusted Closing Amounts” and individually as the “Final Closing Net Working Capital,” the “Final Closing Cash,” the “Final Closing Indebtedness,” and the “Final Closing Seller Expenses,” respectively.

(iii)The costs and expenses of the Accounting Firm shall be borne by Buyer in the proportion that the aggregate dollar amount of the items that are successfully disputed by SEE (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of the items submitted to the Accounting Firm and by SEE in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by SEE (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of the items submitted to the Accounting Firm.  The Accounting Firm shall include such apportionment of its fees and expenses in its report to Buyer and SEE.

(iv)In connection with SEE’s review of the Preliminary Adjustment Statement, Buyer shall (A) provide reasonable access, during normal business hours and upon reasonable notice, to its employees and all work papers, schedules, and other documents prepared or reviewed by Buyer or any of its employees and accountants or other representatives during the course of its review which are relevant to the Preliminary Adjustment Statement (which access shall be provided promptly after request by SEE or its representatives) and (B) use reasonable best efforts to cause Buyer’s independent accountant to communicate and cooperate with SEE and its representatives with respect to such review.

(v)The process set forth set forth in this Section 2.4(a) and Section 2.4(b) for resolving disputes with respect to the calculation of Adjusted Closing Amounts shall be the exclusive process of SEE and Buyer for all disputes related to the calculation of Adjusted Closing Amounts; provided that, for the avoidance of doubt, any underlying items shall still be subject to the other remedies under this Agreement, including Article VI and Section 8.4, without duplication for amounts previously included in the Adjusted Closing Amounts.

(b)Final Purchase Price Determination.

(i)Promptly upon determination of the Final Adjusted Closing Amounts pursuant to Section 2.4(a), the amount that would have been paid pursuant to Section 2.2 if the applicable Final Adjusted Closing Amounts had been substituted for the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Indebtedness, and Estimated Closing Seller Expenses, shall be paid as follows:

(1)if such substitution, when netted, would have resulted in a Purchase Price that is less than the Preliminary Purchase Price paid at Closing, then SEE shall pay to Buyer an aggregate amount equal to such shortfall pursuant to Section 2.4(b)(ii);

(2)if such substitution, when netted, would have resulted in a Purchase Price that is greater than the Preliminary Purchase Price paid at Closing, then Buyer shall pay to SEE an aggregate amount equal to such excess pursuant to Section 2.4(b)(ii); and

(3)if such substitution, when netted, would have resulted in a Purchase Price that is equal to the Preliminary Purchase Price paid at Closing, then there shall be no adjustment to the Preliminary Purchase Price.

(ii)Buyer or SEE, as the case may be and if applicable, shall, within three (3) Business Days of the determination of the Final Adjusted Closing Amounts and the calculations in Section 2.4(b)(i) make any payments pursuant to Section 2.4(b)(i)(1) or Section 2.4(b)(i)(2), as the case may be, to the other by wire transfer of immediately available funds to one or more accounts designated by the other.

Section 2.5Allocation of Purchase Price.

(a)Section 2.5(a) of the Seller’s Disclosure Schedule sets forth an allocation of the Base Purchase Price, the estimated amount of Assumed Liabilities and all other capitalized costs, to the extent relevant, (i) among Diversey Shares and the Acquired Diversey Assets, (ii) to the Acquired Diversey Assets in the aggregate sold by each Diversey Asset Seller (but not among the individual Acquired Diversey Assets of such Diversey Asset Seller), (iii) to any Transferred DRE, and (iv) attributable to any Indirect Transfer Entity.

(b)SEE shall deliver to Buyer no later than thirty (30) days after the Closing Date a schedule (the “Preliminary Allocation Schedule”) allocating the Preliminary Purchase Price, the amount of the Assumed Liabilities, and all other capitalized costs, to the extent relevant, among the Diversey Shares, the Acquired Diversey Assets, any Transferred DRE, and any Indirect Transfer Entity, in each case, in accordance with SEE’s good faith estimate of their respective fair market values on the Closing Date; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Preliminary Allocation Schedule shall differ from Section 2.5(a) of the Seller’s Disclosure Schedule only (i) to take into account Assumed Liabilities and all other capitalized costs, the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Seller Expenses, and Estimated Closing Indebtedness and (ii) to the extent an independent appraisal received by SEE and provided to Buyer from CBIZ, Inc. or any of its affiliates, or any appraisal firm that is nationally recognized in the United States or the jurisdiction in which it performed such appraisal, of any Acquired Diversey Assets (the “Seller Appraisal”) differs from Section 2.5(a) of the Seller’s Disclosure Schedule (including any necessary adjustments to take into account the effect of such Appraisal on other Acquired Diversey Assets). If any draft Seller Appraisal differs from Section 2.5(a) of Seller’s Disclosure Schedule by more than 20%, SEE shall notify Buyer and Buyer shall be permitted an opportunity to review such draft Seller Appraisal and to discuss it with the applicable appraisal firm providing such Seller Appraisal. If, following such discussions, Buyer and SEE are unable to reach agreement regarding the Seller Appraisal, they shall promptly thereafter cause PricewaterhouseCoopers LLP or any of its local affiliates to obtain or cause to be obtained an independent appraisal of the Acquired Diversey Assets (the “Third Party Appraisal”)), which Third Party Appraisal shall control for purposes of determining the Final Allocation Schedule. If Buyer disagrees with the Assumed Liabilities and all other capitalized costs, the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Seller Expenses, or Estimated Closing Indebtedness (as reflected on the Preliminary Allocation Schedule), Buyer may, within thirty (30) days after delivery of the Preliminary Allocation Schedule, deliver a notice (the “Buyer Allocation Notice”) to SEE to such effect, specifying those items as to which Buyer disagrees and setting forth Buyer’s proposed allocation.  If the Buyer Allocation Notice is duly delivered, Buyer and SEE shall, during the twenty (20) days following such delivery, work together in good faith and use reasonable best efforts to reach agreement on the disputed items or amounts.  If Buyer and SEE are unable to reach agreement on such items and their effect on the Preliminary Allocation Schedule, they shall promptly thereafter cause the Accounting Firm to resolve any remaining disputes with respect to such items and their effect on the Preliminary Allocation Schedule. The Preliminary Allocation Schedule, as it may be adjusted pursuant to any agreement between SEE and Buyer, as determined by the Accounting Firm, or pursuant to the Third Party Appraisal (the “Final Allocation Schedule”), shall be conclusive and binding on SEE, Buyer, and their respective Subsidiaries and Affiliates; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Final Allocation Schedule shall differ from Section 2.5(a) of the Seller’s Disclosure Schedule only (i) to take into account the Assumed Liabilities and all other capitalized costs, the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Seller Expenses, and Estimated Closing Indebtedness and (ii) to take into account any Seller Appraisal or Third Party Appraisal, as applicable.

(c)No later than forty-five (45) days after the Final Allocation Schedule has been finally determined, SEE, on behalf of itself and the other Sellers, shall deliver to Buyer a schedule (the “Preliminary Asset Allocation Schedule”) (i) allocating among the Acquired Diversey Assets sold by each Diversey Asset Seller the Preliminary Purchase Price (or, if finally determined, the Purchase Price), the Assumed Liabilities, and all other capitalized costs to the extent relevant, allocated to such Diversey Asset Seller on the Final Allocation Schedule and (ii) allocating among the assets of any 338 Entity (if any) or any Transferred DRE the Preliminary Purchase Price (or, if finally determined, the Purchase Price) the Assumed Liabilities, and all other capitalized costs, to the extent relevant, allocated to the applicable Diversey Share Seller on the Final Allocation Schedule, in each case, in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  For the avoidance of doubt, the Preliminary Asset Allocation Schedule shall be limited to the specific assets and liabilities described in the immediately preceding sentence and shall be consistent in all respects with the Final Allocation Schedule.  If Buyer disagrees with the Preliminary Asset Allocation Schedule, Buyer may, within thirty (30) days after delivery of the Preliminary Asset Allocation Schedule, deliver a Buyer Allocation Notice to SEE to such effect, specifying those items as to which Buyer disagrees and setting forth Buyer’s proposed allocation.  If the Buyer Allocation Notice is duly delivered, Buyer and SEE shall, during the twenty (20) days following such delivery, work together in good faith and use reasonable best efforts to reach agreement on the disputed items or amounts.  If Buyer and SEE are unable to reach such agreement, they shall promptly thereafter cause the Accounting Firm to resolve any remaining disputes with respect to the Assumed Liabilities and all other capitalized costs; provided, however, that such resolution shall be consistent with the Final Allocation Schedule and any Seller Appraisal or Third Party Appraisal, as applicable, shall control for purposes of determining the Final Asset Allocation Schedule.  The Preliminary Asset Allocation Schedule, as it may be adjusted pursuant to any agreement between SEE and Buyer or as determined by the Accounting Firm (the “Final Asset Allocation Schedule”), shall be conclusive and binding on SEE, Buyer and their respective Subsidiaries and Affiliates.

(d)SEE and Buyer shall (and shall cause their respective Subsidiaries and Affiliates to) (i) be bound by the Final Allocation Schedule and the Final Asset Allocation Schedule (together with the Final Allocation Schedule, the “Allocation”), for purposes of determining any Taxes, (ii) prepare and file IRS Form 8594 and any other comparable forms required under applicable Tax Law in a manner consistent with the Allocation, (iii) prepare and file its Tax Returns (and any other document used to determine, assess, or otherwise collect Taxes) on a basis consistent with the Allocation, and (iv) take no position inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Tax Authority, in each case except as otherwise required pursuant to a Final Determination.  In the event that a Tax Authority disputes the Allocation, the party receiving notice of such dispute shall promptly notify the other party hereto, and SEE and Buyer shall (and shall cause their respective Subsidiaries and Affiliates to) use reasonable best efforts to defend such Allocation in any applicable proceeding, and the parties hereto agree that the matter shall be handled as a Tax Audit to which Section 6.4(b)(iii) applies.

(e)In the case of any post-Closing adjustment to the Preliminary Purchase Price or any other item treated as an adjustment to purchase price for U.S. federal income Tax purposes, including any indemnification payment made pursuant to this Agreement, SEE and Buyer shall (and shall cause their respective Subsidiaries and Affiliates to) allocate such adjustment to the Transferred Diversey Company or the Diversey Asset Seller to which such adjustment relates and, if relevant for purposes of any applicable Law, to the assets to which such adjustment relates.  In the event of any adjustment to the Allocation, the parties shall timely file with any relevant Tax Authority any additional information required to be filed under applicable Law and the parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of any such adjustment.

Section 2.6Withholding Rights.  Notwithstanding any other provision of this Agreement, any party making a payment under this Agreement shall be entitled to deduct and withhold from such payment the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law; provided, however, that, if either party becomes aware that any amount is required to be so withheld, it shall promptly notify the other party of any such required deduction or withholding and the parties shall cooperate with each other in good faith to minimize or eliminate such withholding Taxes. Any amounts so withheld shall be timely paid over to the appropriate Tax Authority and the party withholding any such amounts shall promptly provide evidence of such payment to the other party.  In addition, any amounts so deducted and withheld and timely paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

Section 2.7Works Council and Consultation Matters.

(a)SEE and Buyer acknowledge that, (i) under the labor Laws of the French Republic, one or more works councils of Diversey (France) S.A.S., a Subsidiary of Diversey France Services S.A.S. (the “French Entity”), must be informed and consulted with respect to the offer made by Buyer to acquire the entire share capital and voting rights of the French Entity (the “French Shares”), and (ii) to the extent required under the labor Laws of the Kingdom of the Netherlands, one or more works councils of Diversey Europe Operations, Diversey B.V., and Diversey Netherlands Production B.V. (the “Dutch Entities”) (or in their place the central works council), must be informed and consulted with respect to (x) the intended sale to Buyer, indirectly, of the entire share capital and voting rights of the Dutch Entities resulting from the sale and transfer of shares in Diversey Professional B.V. (as such, the latter shares referred to as the “Dutch Shares”), (y) any intended financing of such transaction by the Buyer, and (z) any intended changes to the management boards of the Dutch Entities (pursuant to Article 30 of the Dutch Works Council Act), following the offer made by Buyer in this respect and the execution thereof.  Notwithstanding anything to the contrary in this Agreement and without prejudice to clause (z) of the provision to Section 2.3(c), unless and until SEE (or the relevant Diversey Share Seller) has (A) executed and delivered to Buyer the France Acceptance Notice, the French Entity will not be considered a Transferred Diversey Company for the purpose of this Agreement, and, if no such France Acceptance Notice is delivered prior to Closing, the Preliminary Purchase Price shall be reduced by the France

Purchase Price and (B) executed and delivered to Buyer the Dutch Acceptance Notice, the Dutch Entities will not be considered to have been transferred pursuant to this Agreement.

(b)On the terms and conditions set forth in the offer letter attached as Exhibit J hereto (the “French Offer Letter” and the offer set forth therein, the “French Offer”), including the purchase price specified therein (the “France Purchase Price”), Buyer has irrevocably offered to acquire the French Shares and to have the provisions of this Agreement apply to such French Shares and the French Entity following the completion of the consultation process described in Section 2.7(a).  Subject to acceptance of the French Offer by SEE (or the relevant Diversey Share Seller) following the completion of the consultation process described in Section 2.7(a), and upon delivery to Buyer of the executed acceptance notice a proposed draft of which is attached as Schedule 2 to the French Offer Letter (the “France Acceptance Notice”), this Agreement shall apply to the French Shares and, except as set forth in clause (y) of the provision to Section 2.3(c), the French Entity shall be included as a Transferred Diversey Company.  It is agreed between SEE and the Buyer that following completion of the consultation process with the works council of Diversey (France) S.A.S., the France Purchase Price, the terms and conditions of the France Acceptance Notice and the conditions upon which the France Closing may occur, may be rejected or adapted, if appropriate, in order to take into consideration the remarks of such works council expressed during such consultation process(es).  At the France Closing, Buyer shall deliver, or cause to be delivered, the France Purchase Price and the Local Closing Documents relating to the French Shares in the manner set forth in Section 2.3.

(c)On the terms and conditions set forth in the offer letter attached as Exhibit K hereto (the “Dutch Offer Letter” and the offer set forth therein, the “Dutch Offer”), including the purchase price specified therein (the “Dutch Purchase Price”), Buyer has irrevocably offered to acquire, indirectly, the Dutch Shares and to have the provisions of this Agreement apply to such Dutch Shares and the Dutch Entities following the satisfactory completion of the consultation process described in Section 2.7(a) and (d). For the purposes of the foregoing sentence, “satisfactory completion of the consultation process” shall mean completion of the conditions as defined in Article 2, Section (a), clause (i), under sub-clauses i., ii., and iii. of the Dutch Offer Letter.  Subject to acceptance of the Dutch Offer by SEE (or the relevant Diversey Share Seller) following the completion of the consultation process described in Section 2.7(a), and upon delivery to Buyer of the executed acceptance notice attached as Schedule 2 to the Dutch Offer Letter (the “Dutch Acceptance Notice”), this Agreement shall apply to the Dutch Shares and the Dutch Entities shall be included as Subsidiaries of one or more Transferred Diversey Companies transferred to Buyer or its Affiliate pursuant to this Agreement.  At the Dutch Closing, Buyer shall deliver, or cause to be delivered, the Local Closing Documents relating to the Dutch Shares in the manner set forth in Section 2.3.

(d)In this Agreement, the employee notification and consultation obligations which must legally have been satisfied before the Closing (other than those in respect of France and the Netherlands) are referred to as the “Consultation Requirements.”

Section 2.7(d) of the Seller’s Disclosure Schedule sets forth the Consultation Requirements for the applicable jurisdictions to the Knowledge of SEE as of the date hereof.

(e)Upon the signing of this Agreement, SEE shall as soon as reasonably practicable initiate the processes necessary to comply with the Consultation Requirements set forth in Section 2.7(d) and any other Consultation Requirements with of SEE becomes aware after the date hereof. In this respect, SEE undertakes to use its reasonable best efforts, and to procure that each of its Affiliates shall use its reasonable best efforts, to take such steps as are reasonably necessary or desirable to timely satisfy the Consultation Requirements.

(f)SEE and Buyer shall reasonably cooperate with each other and any relevant Affiliates in connection with the applicable consultation process (including the Consultation Requirements) described in this Section 2.7, including as follows: (i) Buyer shall timely provide any required information relating to Buyer, the Buyer’s intended financing (as it pertains to the Dutch Entities), the expected consequences for persons employed by the French Entity, the Dutch Entities and any other relevant entities for the purposes of the Consultation Requirements and any measures envisaged by Buyer with respect to such consequences, or as otherwise reasonably requested by SEE in respect of or for the purpose of such consultation process and (ii) SEE shall keep Buyer reasonably informed, and in any case upon Buyer’s request, of the status of such consultation and any material developments so far as they relate to the French Entity and the Dutch Entities or any other relevant entities for the purposes of the Consultation Requirements.  Without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, SEE (or the relevant Diversey Share Seller) shall not (and shall cause the French Entity, the Dutch Entities and any other relevant entities for the purposes of the Consultation Requirements not to) enter into any Contract with, or make any commitment (other than de minimis commitments) to, the relevant works council or other employee representative body that would bind or impose any obligation (other than de minimis obligations) on Buyer, the French Entity, the Dutch Entities or any other Transferred Diversey Company (or Subsidiary thereof) for the purposes of the Consultation Requirements after the Closing; provided, however, that Buyer’s consent shall not be required with respect to any matter affecting only employees of SEE or its Subsidiaries (including the relevant Diversey Share Seller) who are not Business Employees, in each case, so long as such matter does not impair, hinder, or adversely affect in any material respect the ability of Sellers to consummate the transactions contemplated by this Agreement.  If, as a result of any such consultation process, changes to this Agreement or the Related Agreements, or further arrangements in connection with the transactions contemplated by this Agreement, are considered necessary or appropriate by SEE and Buyer, then SEE and Buyer shall negotiate in good faith the terms of such changes (if any) to this Agreement, the Local Purchase Agreements or any certificate or instrument delivered hereunder or thereunder, or such further arrangements (if any) in connection with such transactions that are appropriate, in accordance with the terms and conditions set forth in the French Offer Letter and Dutch Offer Letter (as applicable).

Section 2.8Pre-Closing Determination of Audited EBITDA.

(a)No later than fifteen (15) days after the auditors have delivered to SEE the signed Audited Financial Statements, SEE shall prepare and deliver to Buyer its calculation of Audited EBITDA (the “Preliminary Audited EBITDA”), in substantially the same format as set out in Exhibit L for the calculation of Management Adjusted Unaudited EBITDA, together with (i) a copy of the December 31, 2016 Audited Financial Statements, (ii) a complete list of 2016 recorded audit adjustments, and (iii) any other reasonable documentation supporting the calculation of Preliminary Audited EBITDA.

(b)If Buyer disagrees with SEE’s calculation of the Preliminary Audited EBITDA, Buyer shall, no later than thirty (30) days after receiving the Preliminary Audited EBITDA (the “EBITDA Review Period”), deliver to SEE written notice specifying those items or amounts as to which Buyer disagrees, together with Buyer’s determination of such disputed items and amounts and a reasonably detailed description for the basis of such disagreement (a “EBITDA Dispute Notice”). During the EBITDA Review Period, SEE shall promptly provide Buyer with any reasonable documentation and other information requested in connection with Buyer’s review of the Preliminary Audited EBITDA. If Buyer either gives notice that it agrees with SEE’s calculation of the Preliminary Audited EBITDA or fails to deliver an EBITDA Dispute Notice within the EBITDA Review Period, SEE and Buyer agree that the Preliminary Audited EBITDA shall be the final Audited EBITDA.  If Buyer delivers an EBITDA Dispute Notice to SEE within the EBITDA Review Period, Buyer and SEE will work together in good faith and use reasonable best efforts to resolve the dispute during the period of thirty (30) days commencing on the date Buyer delivers the EBITDA Dispute Notice to SEE (and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and evidence of such discussions shall not be admissible in any future proceedings between the parties).  If SEE and Buyer are not able to resolve all disputed items within such period of thirty (30) days, then either party shall have the right to submit the items or amounts in dispute following the expiration of such period of thirty (30) days to the Accounting Firm.  The guidelines and process for the determination of the Accounting Firm shall be the same as those described in Section 2.4(a) (substituting five (5) Business Days for ten (10) Business Days and twenty (20) days for thirty (30) days), provided that the Accounting Firm shall be instructed that its calculations must be made in accordance with the definitions in this Agreement.  The determination by the Accounting Firm shall be made in the time frames set forth in Section 2.4(a) and in any event prior to the start of the Marketing Period. The determination by the Accounting Firm of the Final Audited EBITDA will be binding and conclusive on Buyer and SEE, absent manifest error. The Audited EBITDA as determined after all disputes have been resolved in accordance with this Section 2.8(b) is referred to herein as the “Final Audited EBITDA.”

Article III

REPRESENTATIONS AND WARRANTIES OF SEE

SEE hereby represents and warrants to Buyer that as of the date hereof and as of the Closing, except as set forth in the Seller’s Disclosure Schedule (provided that any disclosure in a section or subsection of the Seller’s Disclosure Schedule shall apply to the corresponding section or subsection of this Article III, as well as to matters represented or warranted in such other sections or subsections of this Article III with respect to which it is reasonably apparent on the face of such disclosure that such disclosure applies or qualifies):

Section 3.1Organization, Etc.  Each of SEE, the Diversey Share Sellers, the Diversey Asset Sellers (in respect of the Diversey Business), the Transferred Diversey Companies and the Transferred Diversey Companies’ Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so organized, existing or in good standing would not, in the aggregate, reasonably be expected to be materially adverse to the Diversey Business or materially impair or materially delay the ability of the Sellers to consummate the transactions contemplated by this Agreement.  Each of the Transferred Diversey Companies and the Transferred Diversey Companies’ Subsidiaries has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to have such power and authority would not, in the aggregate, reasonably be expected to be material to the Diversey Business, taken as a whole.  Each of the Transferred Diversey Companies and the Transferred Diversey Companies’ Subsidiaries is qualified or licensed to do business in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to be material to the Diversey Business, taken as a whole.  True, complete, and current copies of the certificate of incorporation and by-laws (or comparable governing documents) of each of the Transferred Diversey Companies have been made available to Buyer, such governing documents are in full force and effect as of the date hereof, and no Transferred Diversey Company is in default of any provision of its organizational documents.

Section 3.2Authority Relative to this Agreement, Etc.  Except, in each case, where the failure to be true would not reasonably be expected, individually or in the aggregate, to materially impair or materially delay the ability of Sellers to consummate the transactions contemplated by this Agreement or be material to the Diversey Business, taken as a whole, (a) SEE has all requisite power and authority to execute and deliver this Agreement, the Local Purchase Agreements, and any other Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, and each other Seller shall have all requisite power and authority to execute and deliver the Local Purchase Agreements, and any other Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; (b) the execution and delivery of this Agreement, the Local Purchase Agreements, and the other Related Agreements have been duly authorized by SEE to the extent party thereto and the execution and delivery of this Agreement, the Local Purchase Agreements, and the other Related Agreements shall be duly authorized by each other Seller to the extent party thereto; (c) no other corporate or other governance proceedings on the part of SEE (and no action on the part of stockholders or other equity holders of the SEE) are necessary to authorize the execution, delivery and performance in accordance with their respective terms of this Agreement, the Local Purchase Agreements, and the other Related Agreements and the consummation of the transactions contemplated hereby and thereby; and (d) this Agreement, the Local Purchase Agreements, and the other Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been (or in the case of certain of the Local Purchase Agreements and the other Related Agreements will be) duly and validly executed and delivered by SEE to the extent party thereto, and shall be by each of the other Sellers to the extent party thereto, and, assuming this Agreement and such other agreements have been duly authorized, executed and delivered by Buyer, each of this Agreement and such other agreements constitutes (or in the case of certain of the Local Purchase Agreements and the other Related Agreements will constitute) a legal, valid and binding agreement of SEE to the extent party thereto, and will constitute a legal, valid and binding agreement of each of the other Sellers to the extent party thereto, enforceable against each such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.3Capitalization.

(a)Section 3.3(a) of the Seller’s Disclosure Schedule sets forth, as of the date hereof and, after giving effect to the Restructuring Plan and the terms of this Agreement, as of immediately prior to the Closing, the authorized and outstanding capital stock (or other equity interests) of each Transferred Diversey Company and the record owners of such outstanding capital stock (or other equity interests).  All of the issued and outstanding shares of capital stock (or other equity interests) of the Transferred Diversey Companies are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights or Encumbrances in respect thereof, other than (i) Encumbrances arising under the SEE Credit Facilities (provided that such Encumbrances are removed at the Closing) and local lines of credit, letters of credit, or equipment leases of the Transferred Diversey Companies (provided that such Encumbrances are removed at the Closing or such local lines of credit or letters of credit are Assumed Lines of Credit or such equipment leases are Assumed Equipment Leases) and (ii) the restrictions imposed by federal, state, and foreign securities laws and the organizational and other governing documents of such Transferred Diversey Companies.  The Diversey Share Sellers have, or at the Closing will have, good and valid title to the Diversey Shares, free and clear of any Encumbrances other than (y) Encumbrances arising under the SEE Credit Facilities (provided that such Encumbrances are removed at the Closing) and local lines of credit, letters of credit, or equipment leases of the Transferred Diversey Companies (provided that such Encumbrances are removed at the Closing or such local lines of credit or letters of credit are Assumed Lines of Credit or such equipment leases are Assumed Equipment Leases) and (z) the restrictions imposed by federal, state, and foreign securities laws and the organizational and other governing documents of the Transferred Diversey Companies.  There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims, or other commitments or rights of any type or stock appreciation, phantom stock, stock-based performance unit, profit participation, other equity-based compensation award, or other securities (i) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock (or other equity interests) of any Transferred Diversey Company or any of its Subsidiaries, (ii) restricting the transfer of any shares of capital stock (or other equity interests) of any Transferred Diversey Company or any of its Subsidiaries, or (iii) relating to the voting of any shares of capital stock (or other equity interests) of any Transferred Diversey Company or any of its Subsidiaries.

(b)All of the outstanding shares of capital stock (or other equity interests) of the Subsidiaries of each of the Transferred Diversey Companies are (i) duly authorized, validly issued, fully paid and non-assessable and free of any preemptive or similar rights or Encumbrances in respect thereof, other than Permitted Encumbrances, and (ii) owned, or after giving effect to the Restructuring Plan, at the Closing will be owned, directly or indirectly by a Transferred Diversey Company or one of its Subsidiaries, free and clear of any Encumbrances other than Permitted Encumbrances.

(c)At the Closing, after giving effect to the Restructuring Plan, none of the Transferred Diversey Companies nor any of their Subsidiaries will own any equity interest, or any interest convertible into or exchangeable for an equity interest, in any Person (other than other Transferred Diversey Companies or Subsidiaries of Transferred Diversey Companies).  The books of account, stock records, minute books, or other similar records of each Transferred Diversey Company that are required to be maintained by Law shall have been maintained in all material respects in accordance with Law and be available for each such Transferred Diversey Company to the extent required by Law to effect the transfer of such Transferred Diversey Company.

Section 3.4Consents and Approvals; No Violations.  None of the execution and delivery of this Agreement by SEE, the performance of this Agreement by the Sellers, the execution, delivery, and performance of the Related Agreements by the Sellers party thereto, or the consummation of the transactions contemplated hereby and thereby by the Sellers, will (a) violate any provision of the certificate of incorporation or by-laws (or other comparable governing documents) of any Seller or any of the Transferred Diversey Companies, (b) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to any Governmental Authority (collectively, the “Governmental Filings”), except for (i) filings with the Federal Trade Commission (the “FTC”) and with the Antitrust Division of the United States Department of Justice (the “DOJ”) pursuant to the HSR Act, and the rules and regulations promulgated thereunder, (ii) those pursuant to the requirements of the foreign Regulatory Laws set forth on Section 3.4(b)(ii) of the Seller’s Disclosure Schedule, and (iii) such consents, waivers, approvals, licenses, authorizations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to be material to the Diversey Business, taken as a whole, or to prevent or materially impair or delay the ability of the Sellers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, amendment, or acceleration or any obligation of any of the Transferred Diversey Companies or their Subsidiaries under any of the terms, conditions or provisions of any Material Contract other than the SEE Credit Facilities, except such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which would not reasonably be expected to be material to the Diversey Business, taken as a whole, or to prevent or materially impair or delay the ability of the Sellers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby, (d) result in the imposition of Encumbrances on the Acquired Diversey Assets or assets or equity interests of the Transferred Diversey Companies or their Subsidiaries, except such Encumbrances as would not reasonably be expected, individually or in the aggregate, to be material to the Diversey Business, taken as a whole or to prevent or materially impair or delay the ability of the Sellers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby, (e) assuming the making of the Governmental Filings and obtaining of the related approval referred to in clause (b)(i) or (b)(ii) above, violate any Law applicable to the Diversey Business or any of the Transferred Diversey Companies or their Subsidiaries or by which any of their respective properties or any of the Acquired Diversey Assets may be bound, except for such violations which would not reasonably be expected, individually or in the aggregate, to be material to the Diversey Business, taken as a whole, or to prevent or materially impair or delay the ability of the Sellers to perform their respective obligations under this Agreement, or (f) require the vote and approval of SEE’s stockholders (or equivalent or debtholders, other than the SEE Credit Facilities).

Section 3.5Financial Statements.

(a)Section 3.5(a) of the Seller’s Disclosure Schedule sets forth the unaudited combined financial statements of the Diversey Business for and as of the fiscal years ended December 31, 2015, and December 31, 2016 (collectively, and together with the notes thereto, the “Unaudited Financial Statements”).  The Unaudited Financial Statements (i) are in all material respects, correct and complete as of the dates thereof and for the periods indicated, (ii) present fairly in all material respects the financial condition and the results of operations of the Diversey Business as of such dates and for such periods in accordance with GAAP (except as set forth in such Unaudited Financial Statements) and (iii) have been derived from the accounting records of the Diversey Business and have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated; provided, however, that all of the Unaudited Financial Statements are qualified by the fact that the Diversey Business was not operated as a separate “stand alone” entity within SEE.  As a result, the Diversey Business received certain allocated charges as discussed more fully in the notes accompanying such Unaudited Financial Statements.  Such charges do not necessarily reflect the amounts which would have resulted from arms-length transactions or which the Diversey Business would incur on a stand-alone basis.

(b)When delivered in accordance with Section 5.26, the (i) audited combined financial statements of the Diversey Business for and as of the fiscal years ended December 31, 2015, and December 31, 2016 (collectively, together with the notes thereto, the “Audited Financial Statements”), and (ii) the unaudited combined financial statements of the Diversey Business as of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of SEE’s fiscal year) ended at least sixty (60) days before the Closing Date (collectively, together with the notes thereto, the “Interim Financial Statements”) shall (A) be, in all material respects, correct and complete as of the dates thereof and for the periods indicated, (B) present fairly in all material respects the financial condition and results of operations, cash flows, and equity holders’ equity of the

Diversey Business as of such dates and for such periods in accordance with GAAP (except as set forth in such Audited Financial Statements or Interim Financial Statements, as applicable) and (C) have been derived from the accounting records of the Diversey Business and have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated; provided, however, that all of the Audited Financial Statements and Interim Financial Statements shall be qualified by the fact that the Diversey Business was not operated as a separate “stand alone” entity within SEE.

(c)SEE has, with respect to the Diversey Business, devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with the appropriate officer’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to the property and assets of SEE and its Subsidiaries is permitted in accordance with management’s general or specific authorization, and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.6Absence of Certain Changes.  Between December 31, 2016, and the date of this Agreement, (a) there has not been any Material Adverse Effect and (b) the Sellers, and the Transferred Diversey Companies and their Subsidiaries have conducted the Diversey Business in all material respects in the ordinary course consistent with past practice.  Between the date of this Agreement and the date of the France Acceptance Notice, SEE shall have conducted, and shall have caused the Transferred Diversey Companies and their Subsidiaries to, conduct the business of the French Entity (and its Subsidiaries) in all material respects in the ordinary course consistent with past practice and shall not have taken or permitted to be taken any action which would, if Section 5.1 (excluding sub-clauses (i)(ii) to (i)(iv), (q) and (r) of Section 5.1) applied to the French Entity during such period, constitute a material breach of Section 5.1 in respect of the French Entity (or any Subsidiary thereof).

Section 3.7Compliance with Law, Permits.  Since January 1, 2015, other than with respect to any Excluded Assets or Retained Liabilities, the Diversey Business and the Transferred Diversey Companies have been in compliance in all material respects with applicable Law material to the conduct of the Diversey Business.  Other than with respect to any Excluded Assets or Retained Liabilities, the Transferred Diversey Companies and their Subsidiaries and the Diversey Business have all governmental permits, licenses, certificates, qualifications, registrations, filings, consents, approvals, and other authorizations necessary for the conduct of the Diversey Business as conducted as of the date of this Agreement (the “Permits”), and since January 1, 2015, have been, in compliance with the terms of such Permits except where the failure to have or to comply with any such Permit would not reasonably be expected to be material to the Diversey Business, taken as a whole, or to prevent or materially impair or delay the ability of the Sellers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.  Subject to the receipt of the required consents and approvals set forth on Section 3.4(b) of the Seller’s Disclosure Schedule and Buyer’s performance of its obligations in Section 5.3 and Section 5.4 prior to the Closing, immediately following the Closing, the Transferred Diversey Companies and their Subsidiaries will hold all Permits except where the failure to have a Permit would not reasonably be expected to be material to the Diversey Business, taken as a whole.  All such Permits are in full force and effect and, to the Knowledge of SEE, no cancellation or suspension of any Permit is pending, except for any such Permit for which the failure to have or be in full force and effect or the cancellation or suspension of which would not reasonably be expected to be material to the Diversey Business, taken as a whole.  Since January 1, 2015, none of the Sellers or the Transferred Diversey Companies has received any written notice threatening to revoke or condition the continuation of any material Permit of the Diversey Business.  Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of any Permit the subject matter of which is specifically covered by Section 3.10, Section 3.12, Section 3.13, or Section 3.14.

Section 3.8Undisclosed Liabilities.  Except (a) as and to the extent specifically disclosed, set forth or reflected or reserved against in the most recent balance sheet in the Unaudited Financial Statements or otherwise reflected in the Final Closing Net Working Capital or Final Closing Indebtedness, (b) for Liabilities incurred or permitted to be incurred pursuant to this Agreement, (c) for Liabilities incurred after December 31, 2016, in the ordinary course of business, (d) for Liabilities set forth on Section 3.8 of the Seller’s Disclosure Schedule, or (e) for Retained Liabilities, the Diversey Business is not subject to any Liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Diversey Business, other than Liabilities which would not, in the aggregate, reasonably be expected to be material to the Diversey Business, taken as a whole.  Notwithstanding anything contained in this Section 3.8, no representation or warranty shall be deemed to be made in this Section 3.8 in respect of any Liability the subject matter of which is specifically covered by Section 3.7, Section 3.10, Section 3.11, Section 3.12, Section 3.13, or Section 3.14.

Section 3.9Litigation.  Except for the Retained Liabilities, as of the date of this Agreement, there is no Action pending or, to the Knowledge of SEE, threatened in writing (a) against the Sellers (in respect of the Diversey Business) or a Transferred Diversey Company or any Subsidiaries thereof or in respect of the Diversey Business relating to or involving the Diversey Business, the Acquired Diversey Assets, or any properties or rights of a Transferred Diversey Company or its Subsidiaries, before any Governmental Authority or arbitration tribunal other than Actions which would not reasonably be expected to be material to the Diversey Business, taken as a whole, or to prevent or materially impair or delay the ability of the Sellers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby, or (b) with respect to any indemnification claim under (i) any of the organizational documents of the Transferred Diversey Companies or their Subsidiaries or (ii) any agreement providing for indemnification by the Transferred Diversey Companies or their Subsidiaries of any of the Diversey Indemnitees.  To the Knowledge of SEE, none of the Transferred Diversey Companies or their Subsidiaries or the Sellers (in respect of the Diversey Business) has, since January 1, 2015, (A) received written notice that it is subject to any outstanding injunction, writ, judgment, order, or decree of any Governmental Authority or arbitration tribunal or (B) provided any notice to any Governmental Authority regarding any violation of any Law that would, in either case, reasonably be expected to be material to the Diversey Business, taken as a whole.  Notwithstanding anything contained in this Section 3.9, no representation or warranty shall be deemed to be made in this Section 3.9 in respect of any matter the subject matter of which is specifically covered by Section 3.10, Section 3.11, Section 3.12, Section 3.13, or Section 3.14.

Section 3.10Taxes.

(a)Each Transferred Diversey Company and its Subsidiaries has (i) filed (or had filed on its behalf) with the appropriate Tax Authorities all Income Tax and other material Tax Returns required to be filed by or on behalf of it (including all Joint Returns) and all such Tax Returns have been correct and complete in all respects and have been prepared in compliance with all applicable Laws and regulations, and (ii) paid (or had paid on its behalf) all material Taxes due and owing, regardless of whether required to be shown as due on such Tax Returns.  Each Transferred Diversey Company has properly and in a timely manner made all material withholdings and deductions relating to material Taxes as are required by applicable Laws and has duly accounted for and delivered any such withholdings and deductions to the relevant Tax Authorities.

(b)There is no Tax Audit proposed in writing or pending against or with respect to any Transferred Diversey Company or its Subsidiaries in respect of any material Tax and no written notice of such a Tax Audit with respect to any material Tax has been received by SEE, any Affiliate of SEE or any Transferred Diversey Company or its Subsidiaries, other than as a result of any such Transferred Diversey Company or Subsidiary being a member of any affiliated, consolidated, combined or unitary Tax group.

(c)No material deficiencies or adjustments for any Taxes have been proposed, asserted or assessed in writing by a Tax Authority against any Transferred Diversey Company or any of its Subsidiaries that are still pending, other than as a result of any such Transferred Diversey Company or Subsidiary being a member of any affiliated, consolidated, combined or unitary Tax group.

(d)There are no material liens for Taxes upon the Acquired Diversey Assets or the Assets or property of any Transferred Diversey Company or its Subsidiaries, except for Permitted Encumbrances.

(e)No Transferred Diversey Company or any of its Subsidiaries is currently the beneficiary of any outstanding waivers of any statute of limitations with respect to any material Taxes or extensions of time with respect to a material Tax assessment or deficiency and no request for any such a waiver or extension is currently outstanding, other than as a result of any such Transferred Diversey Company or Subsidiary being a member of any affiliated, consolidated, combined or unitary Tax group.

(f)For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, no Transferred Diversey Company or any of its Subsidiaries has been a member of an “affiliated group” as defined in Code Section 1504 (or any analogous combined, consolidated, unitary or similar group defined under state, local, or non-U.S. Law) (other than any such group the common parent of which is SEE or a Transferred Diversey Company or a Subsidiary of a Transferred Diversey Company).  No Transferred Diversey Company or any of its Subsidiaries is a party to any Tax allocation, indemnity, sharing or similar agreement that will not be terminated prior to the Closing (excluding, for the avoidance of doubt, any Contract entered into in the ordinary course of business and which does not relate primarily to Taxes) other than any such agreement solely between or among such Transferred Diversey Company or any of its Subsidiaries, on the one hand, and one or more other Transferred Diversey Companies (or any of their respective Subsidiaries), on the other hand.

(g)To the Knowledge of SEE, no claim has been made in writing by any Tax Authority in a jurisdiction where any Transferred Diversey Company or its Subsidiaries does not file Tax Returns that such Transferred Diversey Company or its Subsidiaries are or may be subject to taxation by that jurisdiction.

(h)Since the date that is two years prior to the date hereof, no Transferred Diversey Company or any of its Subsidiaries has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i)No Transferred Diversey Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of any method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, local or non-U.S. Law) executed prior to the Closing; (iii) installment sale or open transaction made prior to the Closing; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing; or (v) election under Section 108(i) of the Code.

(j)Assuming that no Transferred Diversey Company or any of its Subsidiaries changes its taxable year after the Closing, no  Transferred Diversey Company or any of its Subsidiaries will be required to include taxable income pursuant to Section 951(a) of the Code in a taxable period that begins or ends in the calendar year in which the Closing occurs as a result of “subpart F income” within the meaning of section 952 of the Code attributable to a Pre-Closing Tax Period (determined as though the taxable year of the Prior CFC to which such subpart F income is attributable ended on the Closing Date).

(k)No Transferred Diversey Company or any of its Subsidiaries has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation § 1.6011-4(b)(2).

(l)Except with respect to Sealed Air Solutions Holdings, Inc., a Delaware corporation and Subsidiary of SEE, none of the stock of any Transferred Diversey Company, any of the Acquired Diversey Assets, or any assets owned by any Transferred DRE is, nor will it be at the Closing, a “United States real property interest” within the meaning of Section 897(c) of the Code.

(m)As of the date of this Agreement, neither SEE nor any of the Diversey Asset Sellers intend to charge any value added tax, goods and services tax or any other similar tax (“VAT”) in respect of the sale of the Diversey Assets pursuant to this Agreement.

(n)Section 3.10(n) of the Seller’s Disclosure Schedule sets forth the entity classification for U.S. federal income tax purposes of the Transferred Diversey Companies and each of its Subsidiaries.

(o)Any submissions made on behalf of any Transferred Diversey Company or any of its Subsidiaries organized under the laws of or doing business in the People’s Republic of China (or any political subdivision thereof) to any Tax Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates were accurate and complete in all material respects and, as of the date hereof, no suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of SEE, threatened.

(p)Except insofar as Section 3.11 relates to Taxes, notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 3.10 are the sole and exclusive representations and warranties made regarding Taxes or other Tax matters.

References in this Section 3.10 to a Subsidiary of a Transferred Diversey Company shall mean an entity that is a Subsidiary of a Transferred Diversey Company as of the end of the Closing Date and, for the avoidance of doubt, not an entity that is not contemplated to be, and is not, transferred indirectly to Buyer upon the consummation of the transactions contemplated by this Agreement.

Section 3.11Employee Benefit Plans; ERISA; Labor.

(a)Section 3.11(a) of the Seller’s Disclosure Schedule sets forth a list of each material Business Plan.  The term “Business Plan” means each “welfare” plan, fund, or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA); each “pension” plan, fund, or program (within the meaning of Section 3(2) of ERISA), whether or not subject to ERISA); each employment, change-in-control, retention, termination or severance agreement (excluding any employment agreement terminable upon thirty (30) days’ notice or less and without any liability to any of the Transferred Diversey Companies or their Subsidiaries); and each other deferred compensation, incentive compensation, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation right, or other equity or equity-based compensation, pension, retirement, post-retirement or other employee benefit or compensation plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by SEE or its Subsidiaries or by any trade or business, whether or not incorporated, that together with SEE or its Subsidiaries would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA (an “ERISA Affiliate”), or to which SEE or its Subsidiaries or an ERISA Affiliate is party for the benefit of any Business Employee, or with respect to which any Transferred Diversey Company has or could reasonably expect to have any Liability, other than any plan, fund, program, agreement or arrangement sponsored or administered by a Governmental Authority or to which SEE or any of its Subsidiaries is required to contribute under applicable Law.  For purposes of this Agreement, each Business Plan that is sponsored or maintained by any of the Transferred Diversey Companies or their Subsidiaries (other than a Retained Plan or a Foreign Diversey Plan) shall be referred to as a “Diversey Plan” and designated as such on Section 3.11(a) of the Seller’s Disclosure Schedule, and all other Business Plans shall be referred to as “SEE Plans.”

(b)SEE has made available to Buyer true and complete copies of each Diversey Plan and each other material Business Plan (other than each Retained Plan).  With respect to each Diversey Plan, SEE has also made available to Buyer any trust, deed or other funding vehicle, the most recent reports or summaries required under ERISA, the Code or applicable Law and the most recent determination or opinion letter received from the IRS with respect to each Diversey Plan intended to qualify under Section 401 of the Code.

(c)No Diversey Plan is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer plan within the meaning of Section 3(37) of ERISA.  None of the Diversey Shares or Diversey Assets is subject to a lien under ERISA or Section 430(k) of the Code, nor are any such liens expected to arise.  The Transferred Diversey Companies and each ERISA Affiliate have complied with the minimum funding requirements of Sections 412 of the Code and 302 of ERISA.  No liability under Title IV of ERISA (including any withdrawal liability) has been incurred by any Transferred Diversey Company or any ERISA Affiliate that remains outstanding (other than premiums payable to the Pension Benefit Guarantee Corporation (“PBGC”) that are due but not delinquent). No Diversey Plan provides medical, surgical, hospitalization, death, or similar benefits (whether or not insured) for periods extending beyond retirement or other termination of service, other than (i) health continuation coverage mandated by Section 4980B of the Code for which the covered individual pays the full premium cost or (ii) death benefits under the existing terms of any “pension plan” (within the meaning of Section 3(2) of ERISA).

(d)Each Diversey Plan has been established, maintained, funded, operated, and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.  There are no pending, or to the Knowledge of SEE, threatened Actions involving any Diversey Plan (other than routine claims for benefits).  Except as could not reasonably be expected to result in material Liability on any of the Transferred Diversey Companies, there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty with respect to any Business Plan.

(e)Each Business Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination or opinion letter to such effect from the IRS as to such qualification and to the Knowledge of SEE no events have occurred that could reasonably be expected to result in the loss of such qualification or require corrective action to maintain such qualified status.

(f)No Business Employee is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Tax law) as a result of the transactions contemplated by this Agreement; and none of the Transferred Diversey Companies nor any of their Subsidiaries have any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(g)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, either alone or in combination with another event, directly or indirectly, (i) entitle any Business Employee, director, consultant or individual independent contractor of a Transferred Diversey Company to severance pay, unemployment compensation or any other payment (whether in cash, property or the vesting of property) or benefit, except as expressly provided in this Agreement or required by Applicable Law, (ii) accelerate the time of payment, funding or vesting, or increase the amount, of compensation or benefits due to any current or former Business Employee, director, consultant, or individual independent contractor of a Transferred Diversey Company, or (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Assumed Plan.

(h)With respect to each plan, fund, program, agreement or arrangement that would otherwise meet the definition of a “Diversey Plan” but which is subject to any Law other than U.S. federal, state or local Law and each Transferred Foreign Pension Plan (in either case, a “Foreign Diversey Plan”): (i) (A) the fair market value of the assets of each funded Foreign Diversey Plan, (B) the collective liability of each insurer for any Foreign Diversey Plan funded through insurance or (C) the book reserve established for any Foreign Diversey Plan, in any case together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Diversey Plan and no transaction contemplated by this Agreement shall cause such assets, insurance obligations or reserves, together with any such accrued contributions, to be less than such benefit obligations; (ii) each Foreign Diversey Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities; (iii) each Foreign Diversey Plan has been established, maintained, funded, and administered and is in compliance in all material respects with all applicable Law and the respective requirements of such Foreign Plan’s governing documents; and (iv) each Foreign Diversey Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws.

(i)No debt has become due or has been treated as becoming due under Section 75 or Section 75A of the UK Pensions Act 1995 from any Transferred Diversey Company in relation to the UK DB Schemes save where the debt has been paid in full or otherwise discharged, and the relevant company has received effective discharge from the trustees of that scheme.

(j)SEE has made available to Buyer a true and correct list, as of the date of this Agreement, of all Business Employees, including each such Business Employee’s (i) name or identification number, (ii) job title, (iii) employing entity, (iv) location, (v) annual base salary (in local currency), (vi) 2017 incentive target, (vii) full-time/part-time status, (viii) status as active or inactive, and (ix) for Business Employees in the United States, classification as exempt or non-exempt for purposes of overtime and minimum wage (the “Employee List”).  The Employee List also sets forth as of the date of this Agreement all open positions within the Diversey Business.  Buyer acknowledges that the Employee List constitutes SEE Personal Data and agrees to process such data in accordance with Section 5.12(k).

(k)Except to the extent required by applicable Law, no Transferred Diversey Company nor any of their Subsidiaries or any Diversey Asset Seller is a party to any collective bargaining agreement or other Contract with any Employee Representative (any such agreement or Contract, a “Labor Contract”), and no Business Employee is represented by an Employee Representative in connection with his employment with the Diversey Business.  Since January 1, 2015, (i) there has not been any material strike, lockout, picketing, leafleting, sit-in, boycott, slowdown, work stoppage or other material labor dispute against or involving any Transferred Diversey Company or any of their Subsidiaries or a Diversey Asset Seller, and no such activity is currently ongoing or, to the Knowledge of SEE, threatened, (ii) to the Knowledge of SEE, there have been no actual or threatened material union organization or decertification activities relating to any Transferred Diversey Company or any of their Subsidiaries or a Diversey Asset Seller, and (iii) there has been no material unfair labor practice charge or complaint against any Transferred Diversey Company or any of their Subsidiaries or Diversey Asset Seller pending or, to the Knowledge of SEE, threatened before the National Labor Relations Board or any similar state or foreign Governmental Authority.  Except as expressly contemplated by Section 2.7 of this Agreement, with respect to the transactions contemplated by this Agreement, each of the Transferred Diversey Companies, their Subsidiaries, and the Diversey Asset Sellers has satisfied all material notice, information, consultation, bargaining, and similar obligations owed to its employees or their Employee Representatives under any applicable Contract, Labor Contract, or Law.

(l)Except as would not reasonably be expected to be material to the Diversey Business, taken as a whole, each of the Transferred Diversey Companies, their Subsidiaries, and the Diversey Asset Sellers has paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation that have come due and payable to its current and former employees and other service providers under applicable Law, Contract, or policy.  Since January 1, 2015, other than with respect to any Excluded Assets or Retained Liabilities, the Diversey Business and the Transferred Diversey Companies have been in compliance in all material respects with all Laws applicable to employment and labor matters. Except for the Retained Liabilities, as of the date of this Agreement, there is no employment- or labor-related Action pending or, to the Knowledge of SEE, threatened in writing against the Sellers (in respect of the Diversey Business) or a Transferred Diversey Company or any Subsidiaries thereof or in respect of the Diversey Business relating to or involving the Diversey Business, the Acquired Diversey Assets, or any properties or rights of a Transferred Diversey Company or its Subsidiaries, before any Governmental Authority or arbitration tribunal other than Actions which would not reasonably be expected to be material to the Diversey Business, taken as a whole.

(m)Each Transferred Diversey Company, Subsidiary thereof, and Diversey Asset Seller is in material compliance with the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended (the “WARN Act”) or any similar foreign, state or local Law.

(n)To the Knowledge of SEE, each Current Business Employee is authorized to work in each jurisdiction where such Current Business Employee provides services to the Diversey Business.

Section 3.12Environmental Matters.  Except as would not reasonably be expected to be material to the Diversey Business, taken as a whole, (a) the Diversey Business is and since January 1, 2015 has been in compliance with applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such entities of required Environmental Permits, and compliance with the terms and conditions thereof); (b) there is no Environmental Claim pending or threatened in writing against the Diversey Business; (c) the Diversey Business is not obligated for any remedial action for the Release of Hazardous Substances on, at, in, or from the Real Property, under applicable Environmental Law that remains outstanding; (d) none of the Diversey Business, the Transferred Diversey Companies or any of their Subsidiaries has Liability for the Release of or exposure from any Hazardous Substance under any Environmental Law that remains outstanding. and (e) with respect to the Diversey Business, no Transferred Diversey Company or any Subsidiary thereof has expressly assumed or undertaken any Liability or obligation for corrective or remedial action for the Release of Hazardous Substances of any other Person pursuant to Environmental Law that remains outstanding.  SEE has made available to Buyer all relevant material and non-privileged environmental audits, reports, and other relevant material and non-privileged environmental investigatory and remedial documents pertaining to the Diversey Business, including its current properties, facilities, or operations, in each case which are in its possession or control. Notwithstanding anything contained in this Section 3.12, no representation or warranty shall be deemed to be made in this Section 3.12 in respect of any matter the subject matter of which is specifically covered by Section 3.7, Section 3.8, Section 3.9, or Section 3.13.

Section 3.13Real Property.

(a)Section 3.13(a) of the Seller’s Disclosure Schedule sets forth a list of the real property owned by the Transferred Diversey Companies, their Subsidiaries, and the Diversey Asset Sellers (in respect of the Diversey Business) (collectively, together with all improvements located thereon, the “Owned Real Property”).  With respect to each

Owned Real Property, and except as set forth on Section 3.13(a) of the Seller’s Disclosure Schedule (i) each of the Transferred Diversey Companies, their Subsidiaries, and the Diversey Asset Sellers (in respect of the Diversey Business) has (or immediately prior to the Closing will have) good and valid title in fee simple to the parcel (or parcels) of Owned Real Property owned by it, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) the Transferred Diversey Companies have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.  No Transferred Diversey Company is a party to any agreement or option to purchase any real property or interest therein.

(b)True, correct and complete copies of all material Leases in effect as of the date hereof relating to the Leased Real Property have heretofore been made available to Buyer by SEE.  Section 3.13(b) of the Seller’s Disclosure Schedule sets forth a list of the material Leased Real Property.  With respect to each Lease of material Leased Real Property, to the Knowledge of SEE, (i) all such Leases are valid and binding and the obligations of the Seller or Transferred Diversey Company party thereto are in full force and effect and are enforceable against the Seller or Transferred Diversey Company party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (ii) no Seller or Transferred Diversey Company party to any material Lease relating to the Leased Real Property is in material default under any such Lease. and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute a material breach or default, or permit the termination, modification, or acceleration of rent under such Lease; and (iii) no Seller or Transferred Diversey Company has subleased, licensed, or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof.

(c)As of the date hereof, to the Knowledge of SEE, none of the Sellers or any of the Transferred Diversey Companies or their Subsidiaries or the Diversey Asset Sellers (in respect of the Diversey Business) has received any written notice from any Governmental Authority that the Real Property is in any violation of any federal, state or municipal law, ordinance, order, regulation or requirement that would reasonably be expected, individually or in the aggregate, to materially interfere with the use of the Real Property in the operation of the Diversey Business as it is currently conducted on such Real Property, and, to the Knowledge of SEE, there are no such outstanding violations.

(d)As of the date hereof, to the Knowledge of SEE, none of the Transferred Diversey Companies or their Subsidiaries or the Sellers (in respect of the Diversey Business) has received any written notice that any condemnation proceeding is pending or threatened in writing with respect to any material Real Property.

Section 3.14Intellectual Property.

(a)Section 3.14(a) of the Seller’s Disclosure Schedule sets forth a list of all of the following: (i) issued Patents and Patent applications; (ii) Trademark registrations and Trademark applications; (iii) Internet domain names; and (iv) Copyright registrations and Copyright applications, in each case, included in the Diversey IP as of the date hereof; provided that the foregoing is (A) accurate with respect to such items that are material to the Diversey Business; and (B) to the Knowledge of SEE, accurate with respect to such items that are not material to the Diversey Business.  The registrations and applications for the Diversey IP are in effect and subsisting and, to the Knowledge of SEE, valid and enforceable.  Sellers (and their Affiliates) and Transferred Diversey Company or any Subsidiary thereof in respect of the Diversey Business exclusively own all right, title, and interest in and to the material Diversey IP, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)(i) The conduct of the Diversey Business does not infringe, misappropriate, or otherwise violate, and has not, since January 1, 2015, infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property (other than Patents) and, to the Knowledge of SEE, any Person's Patents, in each case in any material respect, and there is no Action alleging any of the foregoing that is pending or threatened in writing against SEE, any Transferred Diversey Company or any Subsidiary thereof in respect of the Diversey Business, (ii) since January 1, 2015, neither SEE nor any Transferred Diversey Company or any Subsidiary thereof in respect of the Diversey Business has received any written notices of infringement, misappropriation, or other violation from any Person with respect to such Person’s Intellectual Property (including any requests for indemnification or unsolicited offers to take a license to any third-party Intellectual Property), nor have there been since January 1, 2015, any Actions pending or threatened against SEE, any Transferred Diversey Company or any Subsidiary thereof in respect of the Diversey Business alleging any of the foregoing; and (iii) there are not now, nor have there been since January 1, 2015, any Actions (other than ex parte office actions and the like in prosecuting Intellectual Property in the ordinary course of business) pending or threatened in writing against SEE, any Transferred Diversey Company or any Subsidiary thereof in respect of the Diversey Business contesting the use, registrability, patentability, validity, enforceability, or ownership of any material Diversey IP.

(c)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Diversey Business, taken as a whole, (i) to the Knowledge of SEE no Person is infringing, misappropriating, or otherwise violating any Intellectual Property included in the Diversey IP and (ii) no Action alleging any of the foregoing is or has been since January 1, 2015, pending or threatened in writing against any Person by the Sellers or their respective Affiliates.

(d)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Diversey Business, taken as a whole, SEE and its Subsidiaries take, and have taken, commercially reasonable steps to maintain the confidentiality of the material Know-How included in the Diversey IP.

(e)To the Knowledge of SEE, neither SEE nor any of its Subsidiaries has disclosed, or has any obligation to disclose, to any Person any material source code of any Software included in the Diversey IP and licensed to customers or end-users or otherwise incorporated into or embedded in the products of the Diversey Business , other than to a Person who was, as of the date of disclosure or delivery, an employee, consultant, or independent contractor of SEE or its applicable Subsidiary that entered into a written agreement, or otherwise has binding obligations, pursuant to which such Person is bound to maintain and protect the confidentiality of such source code.

(f)To the Knowledge of SEE , no Seller, Transferred Diversey Company, or Subsidiary of a Transferred Diversey Company has incorporated, embedded, bundled, or linked any Open Source Software into or with any other Software, or used, distributed, modified, or created derivative works based upon, any Open Source Software in a manner that requires: (i) the disclosure or distribution of any material Software included in the Diversey IP in source code form; (ii) the licensing of any material Diversey IP, including for the purpose of modifying or making derivative works, or the permission to reverse engineer any material Diversey IP; (iii) any restriction on the ability to charge for the distribution, licensing, or use of any material Diversey IP; or (iv) the grant of any other rights in material Diversey IP to any Person, including any covenant not to sue or patent license.

(g)SEE and its applicable Subsidiaries maintain, with respect to the Diversey Business, commercially reasonable security, disaster recovery, and business continuity plans, procedures, and facilities.  Without limiting the generality of the foregoing, SEE and its applicable Subsidiaries have taken reasonable actions to protect the security and integrity of the Business IT Systems and the data and other information contained therein, including procedures preventing unauthorized access and the introduction of malicious code and the taking and storing on-site and off-site of back-up copies of critical data.  To the Knowledge of SEE, there has been no material unauthorized use, intrusion, or other breach of the security of the Business IT Systems, including with respect to any data or other information contained therein.

(h)Except as would not reasonably be expected to be material to the Diversey Business, taken as a whole, each Seller (with respect to the Diversey Business) and each Transferred Diversey Company and Subsidiary of a Transferred Diversey Company, and the conduct of the Diversey Business, are in compliance with, and have been in compliance with, all Data Security Requirements in all material respects.  Since January 1, 2015, no Action has been pending or threatened in writing against any Seller (in each case with respect to the Diversey Business) or Transferred Diversey Company or Subsidiary of a Transferred Diversey Company alleging any violation of any Data Security Requirement.  Assuming the performance by Buyer of its obligations under Section 5.12(k), no Seller, Transferred Diversey Company, or Subsidiary of a Transferred Diversey Company is prohibited by any Data Security Requirement from providing Buyer with the data (including Personal Data) that has been, or will be, provided to Buyer on or after the Closing Date in connection with the transactions contemplated by this Agreement and the Related Agreements.

Section 3.15Assets.

(a)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Diversey Business, taken as a whole, the Diversey Asset Sellers (in respect of the Acquired Diversey Assets) and the Transferred Diversey Companies (and their Subsidiaries), in the aggregate, own, lease, license or have the legal right to use, and will, immediately prior to the Closing, own, lease, license, or have the legal right to use, all Diversey Assets, free and clear of all Encumbrances, other than Permitted Encumbrances; provided that the foregoing shall not apply to Real Property, which is covered in Section 3.13.

(b)On the Closing Date, the Acquired Diversey Assets and the Diversey Assets owned, leased, or licensed by the Transferred Diversey Companies and their Subsidiaries will, together with the assets conveyed under, rights granted under, or the services provided under the Related Agreements, subject to the terms of this Agreement (including Section 5.15 and Section 5.16) and the Related Agreements, constitute all of the assets, rights, title, interest and properties that are (i) owned, beneficially or of record, held or controlled by SEE or its Subsidiaries immediately prior to the Closing primarily, used in, held for use in, or related to the Diversey Business and (ii) subject to the receipt of the required consents and approvals set forth on Section 3.4(b) of the Seller’s Disclosure Schedule, and assuming the accuracy of the representation and warranties of Buyer in Article IV and the timely performance by Buyer and its Subsidiaries and Affiliates of their obligations under this Agreement and the Related Agreements, required for Buyer and its Subsidiaries (including the Transferred Diversey Companies and their Subsidiaries) to operate the Diversey Business substantially in the manner in which it is conducted immediately prior to the Closing (after giving effect to the Restructuring Plan) and as reflected in the Financial Statements (except for Cash and Cash Equivalents), other than, in each case, (i) Non-Transferable Permits, (ii) the services of Governmental Authorities or third party utility providers (and assets of Governmental Authorities or third party utility providers related to the provision of such services) provided to the Diversey Business of a type generally provided by Governmental Authorities or third party utility providers to similarly situated Persons, and (iii) Excluded Shared Contracts.  Assuming Exhibit D is not amended after the date of this Agreement, Section 3.15(b) of the Seller’s Disclosure Schedule sets forth a complete list of Permits that, to the Knowledge of SEE, are all of the Non-Transferrable Permits material to the Diversey Business, taken as a whole.

(c)Other than as included in the Acquired Diversey Assets or held by the Transferred Diversey Companies and their Subsidiaries, no Affiliate, executive officer, or director of any Seller (i) owns any material property or right, tangible or intangible, which is used or held for use in connection with, or that relates to, the Diversey Business, (ii) has any claim or cause of action against any of the Acquired Diversey Assets or the Transferred Diversey Companies or any of their Subsidiaries, or (iii) owes any significant amounts to, or is owed any significant amounts by, the Diversey Business.

Section 3.16Contracts.  Section 3.16 of the Seller’s Disclosure Schedule contains a complete list of all material Contracts (other than any Contracts that are Excluded Assets and any Business Plans to which Section 3.16(c) below does not apply) to which any of the Transferred Diversey Companies or any of their Subsidiaries is a party or by which any of the Transferred Diversey Companies or any of their Subsidiaries is bound or that constitutes part of the Acquired Diversey Assets that fall within any of the following categories (such Contracts being “Material Contracts”):

(a)each material customer Contract with a Key Customer (or group of related customer Contracts with a Key Customer that are material in the aggregate; provided that SEE shall not be required to schedule any individual Contract that is immaterial) other than purchase orders, sales orders, rebate agreements, or invoices under such Contracts entered into in the ordinary course of business;

(b)each material supply Contract with a Key Supplier (or group of related supply Contracts with a Key Supplier that are material in the aggregate; provided that SEE shall not be required to schedule any individual Contract that is immaterial) other than purchase orders, sales orders, rebate agreements, or invoices under such Contracts entered into in the ordinary course of business;

(c)each Contract providing for the employment of any Business Employee on a full-time basis, the performance of which mandates payment of annual base salary in excess of $250,000;

(d)each Labor Contract;

(e)each Contract that is a settlement, conciliation, or similar agreement with any Government Authority pursuant to which any Transferred Diversey Company or any of their Subsidiaries or a Diversey Asset Seller will be required to pay consideration following the Closing Date in excess of $5,000,000 or to satisfy any non-monetary obligation that is material to the Diversey Business, taken as a whole;

(f)each customer Contract with a Key Customer or supplier Contract with a Key Suppler which, in either case, materially limits the ability of a Transferred Diversey Company or any of its Subsidiaries or a Diversey Asset Seller (in respect of the Diversey Business) to compete in any material respect with any Person generally or engage in any line of business or conduct business in any geographic area or that contains a “most favored nation” provision that, in each case, would be material to the Diversey Business, taken as a whole;

(g)each joint venture, strategic alliance, partnership, or similar Contract;

(h)each Contract relating to (i) the use by the Diversey Business of any material Intellectual Property owned by a third party, (ii) the grant to any third party of an exclusive license under any material Diversey IP, or (iii) the development of any material Diversey IP or any material Intellectual Property owned by a third party and used by the Diversey Business (including joint development agreements), in each case excluding (x) Off-the-Shelf Software Licenses, (y) Contracts between any Seller, Seller Affiliate,

Transferred Diversey Company, or Subsidiary of a Transferred Diversey Company, on the one hand, and an employee of such Person, on the other hand, relating to the ownership of Diversey IP, and (z) non-exclusive licenses of the Diversey IP granted in the ordinary course of business;

(i)other than Contracts with Key Suppliers, each Contract or group of related Contracts to purchase goods, products or services that (i) is currently in effect and (ii) resulted in purchases in an aggregate amount that exceeded $10,000,000 in the 2016 fiscal year with respect to the Diversey Business;

(j)other than Contracts with Key Customers, each Contract or group of related Contracts to sell goods, products or services that (i) is currently in effect and (ii) resulted in sales in an aggregate amount that exceeded $10,000,000 in the 2016 fiscal year with respect to the Diversey Business;

(k)each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise) since January 1, 2015, or under which, after the Closing, the Diversey Business will have a material obligation with respect to any “earn out” or contingent payment obligation or other contingent obligation or deferred purchase price payment obligation, or material indemnification obligation or non-competition provision; and

(l)each Contract (i) evidencing material Indebtedness to a third party that constitutes Assumed Liabilities, (ii) evidencing material Indebtedness of the Transferred Diversey Companies or any of their Subsidiaries, or (iii) pursuant to which (A) any Transferred Diversey Company or any Subsidiary thereof has directly or indirectly guaranteed the Indebtedness of any Person or (B) any Person (other than any other Transferred Diversey Company or any Subsidiary thereof) has directly or indirectly guaranteed the Indebtedness of any Transferred Diversey Company or any Subsidiary thereof.

Except where such failure to be so valid, binding, enforceable or in full force and effect would not reasonably be expected to be material to the Diversey Business, taken as a whole, each such Material Contract is valid, binding, and enforceable against the Transferred Diversey Company, Subsidiary of a Transferred Diversey Company, or Diversey Asset Seller party thereto, in accordance with its terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and is in full force and effect.  Except as would not reasonably be expected to be material to the Diversey Business, taken as a whole, none of the Transferred Diversey Companies or their Subsidiaries or the Diversey Asset Sellers (in respect of the Diversey Business) is in default under or in breach or violation of any such Material Contract, and, to the Knowledge of SEE, as of the date of this Agreement, no event has occurred that with notice or lapse of time, or both, would constitute such a default, breach, or violation.  As of the date of this Agreement, none of the Transferred Diversey Companies or their Subsidiaries or the Diversey Asset Sellers has within the last twelve (12) months provided or received written notice of any intention to terminate any Material Contract.  True and complete copies of each Material Contract have been made available to Buyer.

Section 3.17Brokers and Finders.  Except for those entities set forth in Section 3.17 of the Seller’s Disclosure Schedule, the fees of which will be paid by SEE and are Retained Liabilities, in connection with the transactions contemplated by this Agreement, none of the Transferred Diversey Companies or their Subsidiaries will incur any brokerage, finders’ or similar fee, expense, or commission for which SEE, any other Seller or the Transferred Diversey Companies or their Subsidiaries are or will be liable.

Section 3.18Trade Controls & Anti-Corruption.

(a)None of the Transferred Diversey Companies, nor any of their respective officers or directors, nor to the Knowledge of SEE, any employee, agent or other Person acting on behalf of any Transferred Diversey Company, is currently or has since January 1, 2015, been (i) a Sanctioned Person or (ii) in material violation of Trade Controls.  No Transferred Diversey Company or any Person acting on behalf of a Transferred Diversey Company has taken any action that would require disclosure under Section 13 of the Exchange Act, as amended by Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012.

(b)None of the Transferred Diversey Companies, nor, to the Knowledge of SEE, any of their respective officers, directors, or employees, is currently, or has January 1, 2015, been, in material violation of Anti-Corruption Laws.

Section 3.19No Other Representations or Warranties.  Except for the representations and warranties contained in Article III and the certificate to be delivered pursuant to Section 7.3(c) (but solely to the extent such certificate relates to Section 7.3(a) or Section 7.3(d) therein, the “SEE Representations Certificate”), none of the Sellers or any of their respective Affiliates makes any express or implied representation or warranty with respect to the Sellers, the Transferred Diversey Companies or any of their respective Affiliates or Subsidiaries, the Diversey Shares, the Diversey Assets, the Diversey Business or with respect to any other information provided, or made available, to Buyer or any of its Affiliates, agents or representatives in connection with the transactions contemplated hereby; provided that the foregoing shall not waive any rights that Buyer has or many have with respect to recovery for breaches of the express representations and warranties set forth in Article III or the SEE Representations Certificate.  None of the Sellers or any other Person will have or be subject to any liability or other obligation to Buyer, its Affiliates, agents or representatives or any Person resulting from Buyer’s use of, or the use by any of its Affiliates or representatives of any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or representatives in any “data rooms,” management presentations or otherwise in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in Article III or the SEE Representations Certificate.  Sellers and their Affiliates disclaim any and all other representations and warranties, whether express or implied.  Notwithstanding anything to the contrary contained in this Agreement, except as expressly contained in Article III or the SEE Representations Certificate, neither the

Sellers nor any of their respective Affiliates makes any express or implied representation or warranty with respect to Excluded Assets, Excluded Businesses, or Retained Liabilities.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that as of the date hereof and as of the Closing, except as set forth in the Buyer’s Disclosure Schedule (provided that any disclosure in a section or subsection of the Buyer’s Disclosure Schedule shall apply to the corresponding section or subsection of this Article IV, as well as to matters represented or warranted in such other sections or subsections of this Article IV with respect to which it is reasonably apparent on the face of such disclosure that such disclosure applies or qualifies):

Section 4.1Corporate Organization and Standing.  Buyer is (a) a private limited liability company duly organized, validly existing and duly qualified or licensed and in good standing (or of comparable status under applicable Law) under the Laws of the Netherlands with full power and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified or licensed to do business and is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to materially impair or materially delay the ability of Buyer and its Subsidiaries to consummate the transactions contemplated by this Agreement.

Section 4.2Authority Relative to this Agreement, Etc.  Except, in each case, where the failure to be true would not reasonably be expected, individually or in the aggregate, to materially impair or materially delay the ability of Buyer, the Diversey Asset Buyers, or the Diversey Share Buyers to consummate the transactions contemplated by this Agreement, (a) each of Buyer, each Diversey Asset Buyer, and each Diversey Share Buyer has (or in the case of certain Local Purchase Agreements and Related Agreements, will have) all requisite power and authority to execute and deliver this Agreement, the Local Purchase Agreements and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, (b) the execution and delivery of this Agreement, the Local Purchase Agreements and the Related Agreements to which Buyer or any Diversey Asset Buyer or Diversey Share Buyer is a party and the consummation of the transactions contemplated hereby and thereby have (or in the case of certain Local Purchase Agreements and Related Agreements, will have) been duly and validly authorized by Buyer and each Diversey Asset Buyer and Diversey Share Buyer party thereto, (c) no other corporate proceedings on the part of Buyer, the Diversey Asset Buyers, or the Diversey Share Buyers (and no action on part of any stockholders of Buyer, the Diversey Asset Buyers or the Diversey Share Buyers) or any Subsidiary thereof are (or in the case of certain Local Purchase Agreements and Related Agreements, will be) necessary to authorize the execution, delivery, and performance of this Agreement, the Local Purchase Agreements or the Related Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby and (d) this Agreement, the Local Purchase Agreements and the Related Agreements to which Buyer or any Diversey Asset Buyer or Diversey Share Buyer is a party have been (or in the case of certain  Local Purchase Agreements and the Related Agreements, will be) duly and validly executed and delivered by Buyer or such Diversey Asset Buyer or

Diversey Share Buyer and, assuming this Agreement and such other agreements have been duly authorized, executed, and delivered by all of the applicable Sellers, each of this Agreement and such other agreements constitutes (or in the case of certain Local Purchase Agreements and Related Agreements will constitute) a legal, valid, and binding agreement of Buyer and each such Diversey Asset Buyer and Diversey Share Buyer, enforceable against Buyer or such Diversey Asset Buyer or Diversey Share Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3Consents and Approvals; No Violations.  None of the execution, delivery, or performance of this Agreement, the Local Purchase Agreements, or the Related Agreements to which Buyer, each Diversey Asset Buyer, and each Diversey Share Buyer is a party or the consummation of the transactions contemplated hereby and thereby by Buyer, such Diversey Asset Buyer, and such Diversey Share Buyer will (a) violate any provision of the certificate of incorporation or bylaws (or other comparable governing documents) of Buyer, any Diversey Asset Buyer, or any Diversey Share Buyer; (b) require any Governmental Filings with any Governmental Authority, except for (i) filings with the FTC and the DOJ pursuant to the HSR Act, and the rules and regulations promulgated thereunder, (ii) those pursuant to the requirements of any foreign Regulatory Laws and Laws regulating trade or exchange or currency controls, and (iii) such consents, waivers, approvals, authorizations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have a Buyer Material Adverse Effect; (c) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration or any obligation to repay or a loss of any benefit to which Buyer, any Diversey Asset Buyer, or any Diversey Share Buyer is entitled under, any of the terms, conditions or provisions of any material Contract to which Buyer, any Diversey Asset Buyer, or any Diversey Share Buyer is a party or by which Buyer, any Diversey Asset Buyer, or any Diversey Share Buyer or any of their respective properties or Assets may be bound, except such violations, breaches, defaults, terminations, cancellations and accelerations which would not reasonably be expected to have a Buyer Material Adverse Effect; or (d) assuming the making of the Governmental Filings and obtaining of the related approval referred to in clause (b)(i) or (b)(ii) above, violate any Law applicable to Buyer, any Diversey Asset Buyer, or any Diversey Share Buyer or by which any of their respective properties or Assets may be bound, except such violations which would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4Financing.

(a)Buyer has delivered to SEE a true, accurate, and complete copy of (i) an executed commitment letter, dated as of the date hereof (including all exhibits, schedules, and annexes thereto, and as amended, modified, supplemented, replaced, waived, or extended in accordance with the terms of this Agreement, the “Debt Commitment Letter”); (ii) a copy of the related fee letter  (as amended, modified, supplemented, replaced, waived, or extended in accordance with the terms of this Agreement, the “Fee Letter”) redacted in a form removing only the fees, pricing caps, and economic terms (including economic flex terms), which redacted information does not adversely affect the amount, availability, or conditionality of the funding of the Debt Financing; and (iii) an engagement letter related thereto (as amended, modified, supplemented, replaced, waived or extended in accordance with the terms of this Agreement, the “Engagement Letter”) redacted in a form removing only the fees, pricing caps, and economic terms (including economic flex terms), which redacted information does not adversely affect the amount, availability or conditionality of the funding of the Debt Financing, from each of the Debt Financing Sources party thereto, pursuant to which, upon the terms and subject only to the conditions set forth therein, the Debt Financing Sources party thereto have committed to lend the amounts set forth therein to Buyer for the purposes set forth therein, including  funding the transactions contemplated by this Agreement (the “Debt Financing”).  Buyer has delivered to SEE a true, accurate, and complete copy of an executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the Fee Letter and the Engagement Letter, the “Financing Commitments”) dated as of the date hereof, from each of the Guarantors pursuant to which, upon the terms and subject only to the conditions set forth therein, the Guarantors have committed to invest the amounts set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”).  The Equity Commitment Letter provides that SEE is a third party beneficiary thereof.

(b)As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified in any respect, and no such withdrawal or termination is contemplated. The Financing Commitments, in the form so delivered, are legal, valid, and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity. As of the date hereof, there are no conditions precedent to the funding of the Financing, other than as set forth in the Financing Commitments.  As of the date hereof, except for the Fee Letter, the Engagement Letter and customary fee credit letters related thereto, there are no other agreements, side letters, or arrangements in respect of the Financing Commitments. Assuming the accuracy of the representations and warranties of SEE set forth in Article III to the extent necessary to satisfy the condition set forth in Section 7.3(a) hereof and the satisfaction of the other conditions precedent to the Buyer’s obligations to effect the Closing hereunder, and the completion of the Marketing Period, as of the date hereof, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would, or would reasonably be expected to, (i) constitute a default or breach on the part of Buyer or any of its Affiliates or, to the knowledge of Buyer, any other party thereto, under any term or condition of the Financing Commitments or otherwise result in any portion of the Financing contemplated thereby to be unavailable; (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Financing Commitments; or (iii) otherwise result in any portion of the Financing not being available. As of the date hereof, neither Investor nor any Debt Financing Source has notified Buyer of its intention to terminate the Equity Commitment Letter or the Debt Commitment Letter, as applicable, or not to provide any portion of the Equity Financing or Debt Financing, as applicable. Assuming the accuracy of the representations and warranties of SEE set forth in Article III to the extent necessary to satisfy the condition set forth in Section 7.3(a) hereof and the satisfaction of the other conditions precedent to the Buyer’s obligations to effect the Closing hereunder, and the completion of the

Marketing Period, as of the date hereof, Buyer has no reason to believe that it will be unable to satisfy, on a timely basis, any condition contained in the Financing Commitments required to be satisfied by it for the financing thereunder to be funded by the Debt Financing Sources on or before the Closing Date or that the full amounts committed pursuant to the Financing Commitments will not be available as of the Closing if the conditions of closing to be satisfied by it contained in the Financing Commitments are satisfied (other than, subject to the terms hereof and of the Financing Commitments, to the extent the issuance of debt securities may replace any bridge facilities included in the Debt Financing). Buyer has fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments that are earned, due and payable on or before the date of this Agreement. The aggregate proceeds from the Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient in amount, together with cash held by the Transferred Diversey Companies and their Subsidiaries at the Closing that is readily available, for Buyer to pay the Preliminary Purchase Price, any Closing Indebtedness to be repaid by the Transferred Diversey Companies at the Closing and all associated fees, costs, and expenses in connection with the transactions contemplated by this Agreement, which are earned, due and payable by the Buyer at the Closing (the “Required Amount”).

(c)Subject to the provisions of Section 9.7(b), Buyer’s obligations under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby

Section 4.5Securities Act.  Buyer is acquiring the Diversey Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable foreign securities Laws.  Buyer acknowledges that the Diversey Shares are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Law, and that such Diversey Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable state or foreign securities Laws or pursuant to an applicable exemption therefrom and from state or foreign securities Laws, as applicable.

Section 4.6Solvency.  Assuming (a) that the representations and warranties in Article III and the SEE Representations Certificate are true and correct in all material respects, (b) that the Sellers and Buyer and its Subsidiaries and Affiliates have each complied in all material respects with their respective obligations under this Agreement, (c) that the most recent financial forecasts for the Diversey Business made available to Buyer by SEE prior to the date hereof have been prepared in good faith based upon assumptions that were and continue to be reasonable, (d) the satisfaction of the conditions to Buyer’s obligation to consummate the Transactions, and (e) that, immediately prior to the Closing, without giving effect to the Financing, the Diversey Business is Solvent, then, immediately after the Closing, after giving effect to the transactions contemplated hereby (including the Financing and the payment of the Required Amount), Buyer and its Subsidiaries (including the Diversey Share Buyers, the Transferred Diversey Companies and their Subsidiaries, and the Diversey Asset Buyers) taken as a whole on a consolidated basis will be Solvent.  No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement, with the intent to hinder, delay, or defraud either present or future creditors of Buyer, any Diversey Asset Buyer, any Diversey Share Buyer, SEE, any Diversey Share Seller, any Diversey Asset Seller, any Transferred Diversey Company, or any of their respective Subsidiaries.

Section 4.7Compliance with Law.  Buyer and its Subsidiaries are in compliance with applicable Law in all material respects.  Buyer and its Subsidiaries have all governmental permits, licenses, certificates, qualifications, registrations, approvals for their products, other approvals and other similar authorizations necessary for the conduct of the business of Buyer and its Subsidiaries as presently conducted and are in compliance with the terms thereof in all material respects.

Section 4.8Investigations; Litigation.  There are no Actions pending (or, to Buyer’s knowledge, threatened) against or affecting Buyer or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Authority, in each case, that would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.9Brokers and Finders.  None of Buyer or any of its officers, directors or employees has employed any investment banker, broker or finder or incurred any Liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which SEE or any of its Retained Subsidiaries (or, in the event the Closing does not occur, any Transferred Diversey Company or Subsidiary thereof) or any Person acting on SEE’s behalf in connection with the Agreement has or could have any Liability.

Section 4.10Investigation by Buyer.  Buyer has conducted its own evaluation of the Diversey Business and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Diversey Shares and the Acquired Diversey Assets and of its assumption of the Assumed Liabilities.  Buyer confirms that (a) it can bear the economic risk of its investment in the Diversey Shares and the Acquired Diversey Assets and (b) SEE has made available to Buyer (i) a full opportunity to ask questions of the officers and management employees of the Diversey Business and to acquire additional information about the business and financial condition of the Diversey Business, and (ii) in the Data Room and through SEE’s employees and representatives, such information and documents, including written responses to questions submitted by, or on behalf of, Buyer, relating to the Diversey Business, the Transferred Diversey Companies and their Subsidiaries, and the Diversey Assets as Buyer and its representatives have requested.

Section 4.11Limited Guaranty.  Concurrently with the execution of this Agreement, Buyer has delivered to Seller a limited guaranty (the “Limited Guaranty”) of Bain Capital Fund XI, L.P. and Bain Capital Europe Fund IV, L.P. (together, the “Guarantors”), dated as of the date hereof.  The Limited Guaranty is in full force and effect and is a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Limited Guaranty.

Section 4.12No Competing Businesses.  Neither Buyer nor any of its Affiliates owns any interest in any Person that derives a substantial portion of its revenues from any line of business within the principal lines of the Diversey Business.

Section 4.13No Additional Representations; No Reliance.

(a)Buyer acknowledges and agrees that neither SEE nor any of the other Sellers or their respective Subsidiaries, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Transferred Diversey Companies, their Subsidiaries, the Diversey Assets, the Diversey Business or other matters that is not specifically included in Article III or the SEE Representations Certificate.  Without limiting the generality of the foregoing, neither SEE, nor any of the Sellers or their Subsidiaries, nor any other Person has made a representation or warranty to Buyer with respect to, and neither SEE nor any other Person shall be subject to any liability to Buyer or any other Person resulting from, SEE’s (or its representatives’) making available to Buyer, (i) any projections, forecasts, estimates, or budgets for the Transferred Diversey Companies or the Diversey Business or (ii) any materials, documents, or information relating to the Sellers, the Transferred Diversey Companies or their Subsidiaries, or the Diversey Business made available to Buyer or its counsel, accountants, or advisors in the Data Room, analyst presentations, memoranda, management presentations, or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article III or the SEE Representations Certificate.  In connection with Buyer’s investigation of the Diversey Business, SEE has delivered, or made available to Buyer and its respective Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items, and other similar forward-looking data of SEE and its Subsidiaries relating to the Diversey Business and certain business plan information of the Diversey Business.  Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts so furnished to it and that Buyer, the Diversey Share Buyers, the Diversey Asset Buyers, and their respective Subsidiaries, Affiliates, agents, and representatives shall have no claim against any Person with respect thereto.  Accordingly, Buyer acknowledges that, without limiting the generality of Section 3.19 or the express representations and warranties set forth in this Agreement, neither SEE nor any Seller, nor any of their respective representatives, agents or Affiliates, have made any representation or warranty with respect to such projections and other forecasts.

(b)NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF THE PARTIES HERETO THAT THE SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN

IN ARTICLE III or the SEE Representations Certificate, INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, NON-INFRINGEMENT, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE DIVERSEY ASSETS AND, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III or the SEE Representations Certificate AND SUBJECT TO THE TERMS AND CONDITIONS OF ARTICLE III or the SEE Representations Certificate, IT IS UNDERSTOOD THAT BUYER IS ACQUIRING THE TRANSFERRED DIVERSEY COMPANIES AND THEIR SUBSIDIARIES AND ALL OTHER DIVERSEY ASSETS AS IS AND WHERE IS WITH ALL FAULTS AS OF THE CLOSING DATE WITH ANY AND ALL DEFECTS.

(c)In furtherance of the foregoing, Buyer acknowledges that it is not relying on any representation or warranty of SEE or the Sellers, other than those representations and warranties specifically set forth in Article III or the SEE Representations Certificate.  Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations, and projected operations of the Diversey Business and the nature and condition of its properties, assets, and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and the SEE Representations Certificate.

Article V

COVENANTS

Section 5.1Conduct of Business.  During the period from the date of this Agreement to the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except (a) as set forth in Section 5.1 of the Seller’s Disclosure Schedule, (b) as contemplated by this Agreement or the Restructuring Plan, or (c) as Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed), SEE agrees that it will, and will cause each of the Transferred Diversey Companies and their respective Subsidiaries and the Diversey Asset Sellers (in respect of the Diversey Business) to conduct the Diversey Business in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) preserve intact in all material respects the Diversey Assets and the operations and goodwill related to the Diversey Business, (ii) preserve their business relationships in all material respects with the suppliers, contractors, licensors, employees, customers, and distributors of the Diversey Business, and (iii) maintain all material structures, Equipment, and other tangible personal property then owned by the Diversey Business in their present repair, order, and condition, except for normal depletion and ordinary wear and tear and matters and event that are not within the control of SEE or its Subsidiaries.  During the period from the date of this Agreement to the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except (A) as set forth in Section 5.1 of the Seller’s Disclosure Schedule, (B) as contemplated by this Agreement and the Restructuring Plan, (C) as Buyer shall otherwise provide prior consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed), or (D) as required by Law, SEE covenants and agrees that it shall and shall cause its Subsidiaries and Affiliates (including the Transferred Diversey

Companies and their respective Subsidiaries and the Diversey Asset Sellers), in each case, solely with respect to the Diversey Business, not to take any of the following actions:

(a)amend the charter, bylaws, or similar organizational documents of any of the Transferred Diversey Companies or their Subsidiaries;

(b)with respect to any of the Transferred Diversey Companies or their Subsidiaries, issue or agree to issue any additional shares of capital stock (other than shares to be transferred to Buyer at the Closing), or issue or agree to issue any other equity interests, instruments, or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any of the Transferred Diversey Companies or any of their Subsidiaries, or sell, transfer, or otherwise dispose of or encumber any shares of capital stock of any of the Transferred Diversey Companies or their Subsidiaries, except, in each case, for any issuance, sale, transfer, or disposition to SEE or a Wholly Owned Subsidiary that becomes, prior to the Closing pursuant to the Restructuring Plan and Section 5.31, a Transferred Diversey Company or Subsidiary thereof;

(c)with respect to any of the Transferred Diversey Companies or their Subsidiaries or the Diversey Assets, declare, set aside, or pay any dividend or other distribution payable in stock or property (other than cash and Excluded Assets) with respect to its capital stock or other equity interests therein, except for any dividend or distribution of the capital stock of any of the Transferred Diversey Companies or their Subsidiaries to a Wholly Owned Subsidiary of SEE prior to the Closing pursuant to the Restructuring Plan and Section 5.31;

(d)with respect to any of the Transferred Diversey Companies or their Subsidiaries, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, amalgamation, reclassification, or like change in capitalization, or other reorganization under local Law;

(e)permit any of the Transferred Diversey Companies or any of their Subsidiaries or any Diversey Asset Seller in respect of the Diversey Business to issue any note, bond, or enter into any other debt agreement, obligation, or security, or create, incur, assume, or guarantee any indebtedness outside the ordinary course of business, in each case, other than (i) trade payables in the ordinary course of business, (ii) indebtedness that will not be an Assumed Liability, in whole or in part and that will not result in any Encumbrance on the Diversey Shares or Diversey Assets that will not be removed prior to the Closing, and (iii) intercompany loans or advances that will be extinguished prior to Closing in accordance with Section 5.5 or change the practices of the Diversey  Businesses with respect to the cash management and distributions;

(f)except in the ordinary course of business consistent with past practice, sell, transfer, lease, sublease, assign, abandon or otherwise dispose of, or incur, create, or assume any Encumbrance (other than Permitted Encumbrances) with respect to (including, through a series of transactions), any material assets that are material individually or in the aggregate (other than Intellectual Property) of the Diversey Business;

(g)acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company or other business organization or division or enter into any new joint venture, strategic alliance, partnership, or similar venture, other than the acquisition of the Galaxy Business, that is material individually or in the aggregate to the Diversey Business;

(h)change any financial accounting method used by it relating to the Diversey Business, unless required by GAAP or Law consistent with the changes made by SEE in respect of its Excluded Businesses;

(i)(i) hire any individual with aggregate annual base salary of $250,000 or more, (ii) enter into or modify any employment, severance, retention, change in control, or termination agreements or arrangements with any Business Employee, except for any (A) employment agreement that (1) provides for aggregate annual base salary and bonus compensation not to exceed $200,000 in the aggregate, or (2) is terminable upon 30 days’ notice or less and without any liability to any of the Transferred Diversey Companies or their Subsidiaries, or (B) retention arrangement for which SEE shall be solely responsible as a Closing Seller Expense, (iii) grant any bonuses, salary increases, severance, or termination pay to, or otherwise increase the compensation (including cash or equity-based compensation) or benefits of, any Business Employee, or (iv) adopt or establish any new Business Plan or terminate or amend any existing Business Plan, or accelerate the time of payment, vesting or funding of any compensation or benefits under any Business Plan (including any plan or arrangement that would be a Business Plan if it was in effect on the date hereof), other than, in each case, as may be required by an existing Contract made available to Buyer prior to the date of this Agreement, the existing terms of a Business Plan set forth on Section 3.11(a) of the Seller’s Disclosure Schedules, or applicable Laws;

(j)enter into any settlement or release with respect to any material Action or Actions relating to the Diversey Business, other than any settlement or release that contemplates only the payment of money without limits on the conduct or operation of the Diversey Business or that would not bind the Transferred Diversey Companies or any of their Subsidiaries or the Acquired Diversey Assets after the Closing;

(k)other than in the ordinary course of business, and other than in connection with bargaining relating to the Labor Contracts, enter into any transactions, Contracts or understandings with Affiliates that would be binding on the Transferred Diversey Companies or any of their Subsidiaries or the Acquired Diversey Assets after the Closing;

(l)other than in the ordinary course of business, except for the Contracts that are the subject of the Clawback Agreement (which are subject solely to the Clawback Agreement), (i) enter into, extend, materially amend or modify, transfer or terminate any Material Contract or Contract that, if in effect on the date of this Agreement, would have been a Material Contract or (ii) waive any right of material value under any Material Contract or Contract that, if in effect on the date this Agreement, would have been a Material Contract;

(m)make any capital expenditure or enter into any commitment therefor not contemplated by the capital expenditure budget set forth on Section 5.1(m) of the Seller’s Disclosure Schedule or fail to make any capital expenditures consistent with such budget;

(n)sell, assign, transfer, abandon, dedicate to the public, allow to lapse or expire, assume any Encumbrance (other than Permitted Encumbrances) with respect to, or license any material Diversey IP, except for non-exclusive licenses granted in the ordinary course of business;

(o)knowingly disclose any material Know-How or material confidential information, except pursuant to written confidentiality agreements or other confidentiality obligations entered into in the ordinary course of business and including reasonable protections of such material Know-How and other material confidential information;

(p)implement any employee layoffs that could implicate the WARN Act;

(q)enter into or amend any Labor Contract, except in the ordinary course of business, or as required by Law, a Contract, or a Business Plan;

(r)without the prior consent of the President of Diversey (or her designee) transfer out of any of the Transferred Diversey Companies the employment of any person who immediately prior to the date of this Agreement was a Business Employee, transfer to any of the Transferred Diversey Companies the employment of any person who immediately prior to the date of this Agreement was not a Business Employee, or alter or modify the job duties of any person who is a Business Employee immediately prior to the date of this Agreement such that such person is no longer a Business Employee as of the Closing Date;

(s)fail to satisfy when due any material Liability (other than any such Liability that is being contested in good faith);

(t)except as would not reasonably be expected to materially affect the Tax Liability of any of the Transferred Diversey Companies or any of their Subsidiaries that are indirectly transferred to Buyer upon the consummation of the transactions contemplated by this Agreement (or, following the Closing, Buyer or any of its Affiliates) in a Post-Closing Tax Period, with respect to the Diversey Business, the Acquired Diversey Assets, and the Transferred Diversey Companies and their Subsidiaries: (i) make or change any material Tax election, amend any material Tax Return, or surrender any right or claim to a material Tax refund; (ii) without providing Buyer written notice, (A) enter into any material closing agreement or (B) settle any material Tax claim or assessment without the consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed) in each case that (1) would disproportionately affect the Tax Liability of any Transferred Diversey Company or any Subsidiary thereof that is indirectly transferred to Buyer upon the consummation of the transactions contemplated by this Agreement or (2) expressly binds the applicable Transferred Diversey Company or its Subsidiaries that are indirectly transferred to Buyer upon the consummation of the transactions contemplated by this Agreement with respect to the treatment of an item in a Post-Closing Tax Period and is reasonably expected to result in a Tax Liability to any Transferred Diversey Company or any Subsidiary thereof that is indirectly transferred to Buyer upon the consummation of the transactions contemplated by this Agreement in a Post-Closing Period in excess of $15 million; or (iii) change any annual Tax accounting period or adopt or change any method of Tax accounting except, in each case of clauses (i) through (iii), as related to Taxes paid on an affiliated, consolidated, combined, or unitary basis;

(u)subject to Section 5.31, alter the Restructuring Plan in a manner that materially and adversely affects Buyer or any of its Affiliates (or, following the Closing, any of the Transferred Diversey Companies or any of their Subsidiaries) without Buyer’s consent (which consent shall not be unreasonably withheld, delayed, or conditioned);

(v)enter into any line of business other than the Diversey Business;

(w)between 11:59 p.m., local time, on the Business Day immediately preceding the Closing Date (or, if such day is not a Local Business Day in the jurisdiction of the applicable Transferred Diversey Company, then as of 11:59 p.m., local time, on the Local Business Day immediately preceding the Closing Date) and the Closing, (i) distribute Cash or Cash Equivalents or (ii) incur any new Closing Seller Expenses or new Indebtedness; or

(x)agree or enter into any commitment to take any of the foregoing actions.  Nothing contained in this Agreement shall be construed to give to Buyer or its Subsidiaries directly or indirectly, rights to control or direct the operations of the Diversey Business or the Diversey Assets prior to the Closing.  Prior to the Closing, without the consent of Buyer, each of the Sellers and their Subsidiaries, and the Transferred Diversey Companies their Subsidiaries will be permitted to (i) subject to Section 2.3 and Section 5.33, declare and pay dividends and distributions of, or otherwise transfer or advance, to SEE or any Subsidiary thereof, (A) any Excluded Assets (including in connection with any “cash sweep” or cash management practices), (B) any other Assets that are not Diversey Assets or that are not contemplated to be owned or held by Buyer or a Transferred Diversey Company or a Subsidiary of a Transferred Diversey Company or Buyer pursuant to this Agreement or the Related Agreements, and (C) any SEE Books and Records, in each case of the foregoing pursuant to the Restructuring Plan and Section 5.31 and (ii) make any payments under, or repay (in part or in full), any Indebtedness.

Section 5.2Access to Information.  From the date of this Agreement until the Closing, SEE will, and will cause each of its Subsidiaries (including the other Sellers and the Transferred Diversey Companies) to, (a) give Buyer and its Representatives reasonable access to the Transferred Diversey Books and Records (including Tax Returns and Tax work papers) and to such personnel, offices and other facilities and properties of the Transferred Diversey Companies and their Subsidiaries and to furnish such other information in respect of the operation of the Diversey Business as Buyer may reasonably request; and (b) furnish to Buyer and its Representatives such additional financial and operating data regarding the Diversey Business as Buyer or its Representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby, reviewing the Estimated Closing Statement, and preparing to operate the Diversey Business following the Closing (provided that such requested information is already in existence or capable of being produced without undue burden in the possession of SEE); provided that all requests for access pursuant to this Section 5.2 shall be made in writing and shall be directed to and coordinated with Sergio Pupkin of SEE or such person or persons as he may designate; provided, further, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to SEE, and in such a manner as not to interfere unreasonably with the operation of any business conducted by SEE or any of its Subsidiaries; provided, further, that any such access or information request shall not involve any invasive or intrusive sampling, testing, investigation, or similar work without reasonable justification therefor and the express written consent of SEE prior to any such sampling, testing, investigation, or work.  All such information and access shall be subject to the terms and conditions of the confidentiality agreement dated December 15, 2016, between Buyer and SEE (as amended, the “Confidentiality Agreement”).  Notwithstanding anything to the contrary in this Agreement, neither SEE nor its Subsidiaries (including the Transferred Diversey Companies) shall be required to disclose to Buyer or its Representatives any information (i) to the extent related to the Sale Process or SEE’s or its Representatives’ evaluation thereof, including projections, financial or other information related thereto other than projections, and financial or other information prepared in the ordinary course of the Diversey Business and not prepared for the Sale Process, (ii) if doing so presents a reasonable risk of violating any Contract to which SEE or any of its Subsidiaries is a party or any Law to which SEE or any of its Subsidiaries is subject or which SEE believes in good faith could result in a loss of the ability to successfully assert a claim of Privilege (provided that SEE shall use its reasonable best efforts to provide such disclosure in a manner (including in a redacted copy) that does not result in a violation of such Contract or Law or waiver of such privilege, as applicable), (iii) reasonably pertinent to any litigation in which SEE or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties, or (iv) that SEE or any of its Subsidiaries reasonably determines in good faith is competitively sensitive.  Notwithstanding the foregoing, SEE and its Subsidiaries shall not be required to provide any such information as and to the extent it relates solely to the Excluded Businesses, the Excluded Assets, or the Retained Liabilities.

Section 5.3Certain Governmental Approvals.

(a)Subject to the terms and conditions set forth in this Agreement and without limiting Section 5.3(b) below, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, Regulatory Law) to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Regulatory Laws to consummate and make effective the transactions contemplated by this Agreement, as promptly as practicable and in any event prior to the Outside Date, including using reasonable best efforts to (i) obtain all necessary actions, waivers, consents, approvals, and other Permits from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority in connection with any Required Governmental Approval, (ii) defend through the Outside Date any Actions, whether judicial or administrative, brought under, pursuant to, or relating to any Regulatory Law challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iii) comply with all legal requirements under applicable Regulatory Law that may be imposed on it with respect to this Agreement or the transactions contemplated hereby, and (iv) execute and deliver of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement on the terms and conditions contemplated hereby.  Buyer and SEE shall each bear one half of all filing fees to any Governmental Authority required pursuant to applicable Regulatory Laws and all other costs incurred by SEE or Buyer in connection with any required waiver, consent, or approval of any Governmental Authority required pursuant to applicable Regulatory Laws, including pursuant to Section 5.3(b).

(b)Without limiting the generality of the undertakings pursuant to Section 5.3(a) until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms:

(i)SEE and Buyer shall, in each case, as required for the transactions contemplated hereby, (A) file the notification and report form pursuant to the HSR Act as promptly as practicable, but in no event later than fifteen (15) Business Days after the date hereof, (B) effect all other necessary notifications, or registrations (or drafts as applicable) to obtain the Required Governmental Approvals, as promptly as practicable, and in any event prior to the Outside Date, and (C) submit, as promptly as practicable, any additional information and documentary material that may be requested pursuant to the HSR Act or in connection with any other Required Governmental Approvals;

(ii)SEE and Buyer shall use reasonable best efforts to cooperate with each other in (A) determining whether any merger control filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities under any applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (B) timely making all such filings and seeking all such consents, permits, authorizations, waivers or approvals;

(iii)SEE and Buyer shall (and shall cause their respective Affiliates to) use reasonable best efforts to (A) promptly provide to the other all information, documents, cooperation or assistance including access to personnel that is reasonably requested for the preparation of any filings or submissions to, or responses to requests for information from, the relevant Governmental Authorities, (B) cooperate with each other in good faith to take all steps as may be reasonably necessary to obtain all necessary consents, permits, authorizations, waivers, or approvals from any Governmental Authority in connection with any Required Governmental Approvals, (C) consult in advance with each other and in good faith take the other party’s views into account regarding the overall strategic direction of obtaining such Required Governmental Approvals; provided that the final determination as to the appropriate course of action shall be made by Buyer acting reasonably if SEE and Buyer cannot mutually agree, and (D) consult with each other prior to taking any material substantive position in any written submissions or, to the extent practicable, in any material discussions with any Governmental Authority with respect to such Required Governmental Approvals;

(iv)SEE and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and reasonably promptly furnish the other with copies of notices or other material communications (or, in the case of material oral communications, advise the other orally of such communications) between SEE or Buyer or any of their respective Subsidiaries (or their respective representatives and counsel, as the case may be), and any Governmental Authority with respect to such communications; provided that such materials may be redacted as necessary (A) to address good faith legal privilege or confidentiality concerns or (B) to comply with applicable Law, or otherwise shared with Buyer’s external advisors on an “outside-counsel” basis.  SEE and Buyer shall reasonably promptly notify each other of any material inquiries or requests for additional information from any Governmental Authority pursuant to any Regulatory Law, and shall use reasonable best efforts to comply promptly with any such inquiry or request.  SEE and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed submissions or written communication to any Governmental Authority, including, but not limited to, analyses, presentations, memoranda, briefs, written arguments, opinions, and written proposals, along with any supporting materials; provided, however, that materials may be redacted (1) to remove references concerning the valuation of the Acquired Diversey Assets, the Transferred Diversey Companies, and the Diversey Business, as applicable; (2) as necessary to comply with any Contract or applicable Laws or orders; and (3) as necessary to address reasonable attorney-client or other legal privilege concerns, or otherwise shared with Buyer’s external advisors on an “outside-counsel” basis. Each of SEE and Buyer agrees not to participate in any material meeting or material discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any Regulatory Law unless the other party has given its prior written consent to such extension or delay, such consent not to be unreasonably withheld;

(v)Buyer shall, at Buyer’s sole cost, use reasonable best efforts to take, or cause to be taken, any and all actions and use reasonable best efforts to do, or cause to be done, any and all things necessary, proper or advisable to obtain all Required Governmental Approvals in connection with the consummation of the transactions contemplated by this Agreement on the terms and conditions herein, as promptly as practicable. Without limiting the foregoing, Buyer shall proffer to, and shall use reasonable best efforts to: (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, specific assets or categories of assets or businesses of the Transferred Diversey Companies and any of their Subsidiaries; (B) terminate any existing relationships and contractual rights and obligations of the Transferred Diversey Companies or any Subsidiaries or any Diversey Share Buyers or Diversey Asset Buyers; (C) amend or terminate existing licenses or other Intellectual Property agreements and enter into new licenses or other Intellectual Property agreements of the Transferred Diversey Companies or any Subsidiaries or any Diversey Share Buyers or Diversey Asset Buyers; (D) make any behavioral commitments, whether or not they limit or modify the Diversey Share Buyers’, Diversey Asset Buyers’, Transferred Diversey Companies’ or any Subsidiaries’ rights of ownership in, or ability to conduct the business of, one or more of the operations, divisions, businesses, product lines, customers, or assets of the Transferred Diversey Companies or Diversey Business; and (E) enter into agreements, including with the relevant Governmental Authority, giving effect to the foregoing clauses (A) through (D), in each case, as promptly as possible (but in any event at least five (5) Business Days prior to the Outside Date) after it is reasonably determined that such action is reasonably necessary to obtain approval for consummation of the transactions contemplated by this Agreement by any Governmental Authority. In furtherance of the foregoing, Buyer shall keep SEE reasonably informed of all matters, discussions, and activities relating to any of the matters described in or contemplated by clauses (A) through (D) of this Section 5.3(b)(v); and

(vi)without limiting Section 5.3(b)(v), each of SEE and Buyer, in the event that any permanent or preliminary injunction or other order is entered in any proceeding brought by any Governmental Authority that would make consummation of the acquisition of the Diversey Shares or the other transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the Diversey Shares or the other transactions contemplated by this Agreement, shall use its reasonable best efforts to vacate, modify, or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement unless, by mutual agreement, SEE and Buyer decide that litigation is not in their respective best interests.

(c)During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date (or with respect to the applicable entities or assets, such later date on which all transfers of the Transferred Diversey Companies contemplated by Section 5.16 have been completed), except as required by this Agreement, Buyer and its Affiliates shall not, without the prior written consent of SEE, engage in or enter into any transaction that would reasonably be expected to have a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, none of Buyer, the Subsidiaries of Buyer, or their respective Affiliates shall, and none of the foregoing shall cause any Person to, acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of or any equity of any other Person or any business or division thereof, if that acquisition or agreement would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.  This Section 5.3 shall be Buyer’s sole obligations with respect to approvals required under Regulatory Laws.

Section 5.4Further Assurances.  Except as otherwise provided in this Agreement, until termination of this Agreement in accordance with its terms, and subject to Section 5.3, Section 5.15 and Section 5.16, each of the parties hereto agrees to use reasonable best efforts to take or cause to be taken all action, and reasonable best efforts to do or cause to be done, and to use reasonable best efforts to assist and cooperate with the other party hereto in doing, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, on the terms and conditions in this Agreement, the transactions contemplated by this Agreement, including, but not limited to using reasonable best efforts to, (a) satisfy the conditions precedent to the obligations of the parties hereto as set forth in Article VII; (b) obtain all necessary consents, Permits, approvals, or waivers from Governmental Authorities required to be obtained by SEE or Buyer, or their respective Affiliates, in connection with the transactions contemplated by this Agreement (including those identified in Section 3.4(b) of the Seller’s Disclosure Schedules, but other than the Required Governmental Approvals, which are the subject of Section 5.3), (c) to the extent consistent with the obligations of the parties set forth in Section 5.3, defend any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) execute and deliver such instruments (including instruments for the assignment and transfer to Buyer or its designee of the Acquired Diversey Assets), and take such other actions, as the other party hereto may reasonably require in order to carry out the intent of this provision on its terms and subject to its conditions.  Buyer and SEE shall each bear one half of all filing fees to any Governmental Authority (other than pursuant to Regulatory Laws, which are the subject of Section 5.3) and all other costs incurred by SEE or Buyer in connection with any required waiver, consent, or approval of any Governmental Authority required pursuant to applicable Law, other than the Required Governmental Approvals.

Section 5.5Intercompany Accounts and Arrangements.

(a)Except for the Related Agreements or the agreements set forth on Section 5.5 of the Seller’s Disclosure Schedule hereto, all intercompany arrangements and agreements providing, leasing, or licensing goods, services, tangible or intangible properties, or joint activities between SEE or any of the Retained Subsidiaries, on the one hand, and any of the Transferred Diversey Companies or their Subsidiaries, on the other hand, shall, unless otherwise expressly agreed in writing by the parties hereto, be terminated and of no further force and effect as of the Closing (or, to the extent that any equity interests in a Transferred Diversey Company or Subsidiary of a Transferred Diversey Company are not transferred to Buyer or the Diversey Share Buyers at the Closing pursuant to Section 5.16, as of such later date on which all such equity interests are transferred to Buyer or the Diversey Share Buyers), in each case, without Liability to the Diversey Business at or after the Closing.  Effective prior to the Closing, all outstanding intercompany accounts, whether payables or receivables, between SEE or any of the Retained Subsidiaries, on the one hand, and any of the Transferred Diversey Companies or their Subsidiaries, on the other hand, shall be settled in full and of no further force and effect (it being understood that such settlement shall not in any way affect the Related Agreements or any amounts which may be payable pursuant to any Related Agreement), in each case, without Liability to the Diversey Business at or after the Closing.  No later than five (5) Business Days prior to Closing, SEE will provide reasonably satisfactory evidence of the terminations and settlements required under this Section 5.5(a) to Buyer.

(b)Effective as of the Closing, Buyer, on behalf of itself and its Affiliates, including the Transferred Diversey Companies and their Subsidiaries, hereby releases SEE and each of the Retained Subsidiaries (and their respective officers, directors, partners, members, managers, agents, custodians, and employees) from any Liability, obligation, or responsibility to any of them for any and all past actions or failures to take action prior to the Closing, including any actions which may be deemed to have been negligent or grossly negligent, relating to or arising out of Contracts or agreements with SEE or any of its Subsidiaries or the operation or conduct of any businesses, Assets (including activities performed thereat), or operations managed or operated by, or operationally related to, directly or indirectly, the Diversey Business or the Excluded Businesses, except for any obligation of SEE or the Retained Subsidiaries pursuant to the provisions of this Agreement or the Related Agreements that by their terms survive after the Closing.

Section 5.6Provision of Corporate Records.  At Closing or as soon as practicable after the Closing Date, to the extent permitted by Law, SEE shall use reasonable best efforts to deliver or cause to be delivered to Buyer all Transferred Diversey Books and Records then in the possession of SEE or any Retained Subsidiary, and Buyer shall use reasonable best efforts to deliver or cause to be delivered to SEE all SEE Books and Records then in the possession of any Transferred Diversey Company or any of its Subsidiaries.  The foregoing shall be limited by the following specific provisions:

(a)To the extent any document (including that stored on electronic media) can be subdivided (including by copying or summarizing the relevant portions) without unreasonable effort into two portions, one of which constitutes a portion of the Transferred Diversey Books and Records and the other of which constitutes a portion of the SEE Books and Records, such document (other than that stored on electronic media) shall be so sub-divided (including by copying or summarizing the relevant portions), and the original of the portion of such document (other than that stored on electronic media) which constitutes a portion of the Transferred Diversey Books and Records shall be provided to Buyer (with a copy thereof provided to SEE) and the original of the portion of such document (including that stored on electronic media) which constitutes a portion of the SEE Books and Records shall be provided to SEE.

(b)Neither party shall be required to conduct any unreasonably burdensome company-wide search or investigation of files.

(c)For purposes of this Section 5.6, “reasonable best efforts” shall require, without limitation, deliveries of any such specific and discrete books and records requested in writing by either party and then in the possession of the other party.

(d)Each party may retain copies of the books and records of the other already in its possession, and may use such books and records as reasonably required for its normal business, tax, accounting, compliance, and administrative purposes, subject to this Agreement and the Related Agreements, and subject to holding in confidence information contained in such books and records in accordance with the requirements and limitations of this Agreement, including Section 5.11.  If either party has a reasonable concern regarding the other party’s use of such books and records, such party may, upon reasonable prior written notice and at such party’s sole cost and expense, audit the other party’s use of such books and records at times and in a manner reasonably acceptable to all parties.

(e)Each party may refuse to furnish any Information if it believes in good faith that doing so presents, based on the opinion of counsel (which may be inside counsel), a significant risk of loss of the ability to successfully assert a claim of Privilege; provided that the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information without resulting in a loss of the ability to successfully assert a claim of Privilege.

(f)Neither party shall be required to deliver to the other books and records or portions thereof (i) if such delivery would violate any applicable Law or (ii) which are subject to confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by the other party, such party shall use its reasonable best efforts to either (A) deliver such information in a manner (including in a redacted copy) that does not violate applicable Law or (B) seek a waiver of such confidentiality restriction, as applicable.

(g)SEE may redact any Information covered by this Section 5.6 as and solely to the extent such Information relates to the Excluded Businesses, the Excluded Assets or the Retained Liabilities.

(h)Buyer may redact any Information covered by this Section 5.6 as and solely to the extent such Information relates to Buyer’s business, assets or liabilities other than the Transferred Diversey Companies and their Subsidiaries, the Diversey Assets and the Assumed Liabilities.

Section 5.7Retained Names.

(a)Following the Closing, Buyer shall (i) cause the Transferred Diversey Companies and their Subsidiaries, as soon as practicable, but in no event later than twenty (20) Business Days following the Closing Date, to change their names, including making any necessary legal filings with the appropriate Governmental Authority to effect such change, and cause the certificates of incorporation (or equivalent organizational documents), as applicable, of the Transferred Diversey Companies and their Subsidiaries to be amended to remove any reference to “Sealed Air Corporation” or any other Retained Name and (ii) cause the Transferred Diversey Companies and their Subsidiaries and the Diversey Asset Buyers, as soon as practicable, but in no event later than twelve (12) months following the Closing Date (the “Transition Period”), to cease to use or to permit any third party to use any Retained Names and hold themselves out as having any affiliation with Sellers or any of their respective Affiliates, and remove, strike over, or otherwise obliterate all Retained Names from all Assets owned or possessed by the Transferred Diversey Companies and their Subsidiaries and the Diversey Asset Buyers (or otherwise destroy the same), including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, e-mail, social media accounts, computer software, and other materials and systems.  Subject to this Section 5.7(a) and Section 5.7(b), each applicable Seller hereby grants to Buyer, the Transferred Diversey Companies and their Subsidiaries, and the Diversey Asset Buyers a non-exclusive, royalty-free, worldwide, irrevocable license during the Transition Period to use the Retained Names solely in connection with the operation of the Diversey Business.

(b)Any use of the Retained Names by the Transferred Diversey Companies and their Subsidiaries permitted by this Section 5.7 shall be subject to the following conditions:

(i)Use of the Retained Names shall be in substantially the same form and manner, to no greater extent (without a material increase in the extent or type of uses of the Retained Names), and subject to the same standards of quality, of that used by the applicable Seller (or its applicable Affiliates) during the twelve (12)-month period prior to the Closing Date (such period, the “Look-back Period”);

(ii)The Retained Names shall not be used in a manner that reflects negatively on such Retained Name or on SEE or any of its Affiliates;

(iii)Buyer and its Affiliates shall not apply to register or register any of the Trademarks forming a part of the Retained Names;

(iv)Any press release or similar public announcement or communication that references any of the Retained Names shall include a statement that Buyer, its Affiliates, as applicable, and SEE, are not Affiliates or otherwise related to each other;

(v)Buyer and its Affiliates shall, in connection with all written uses of the Retained Names in connection with the Diversey Business, including on any packaging materials, displays, signs, promotional materials, forms, and websites, include a clear statement that the associated products or services are manufactured by or otherwise emanate from the Transferred Diversey Companies and their Subsidiaries and not from SEE; and

(vi)Upon the expiration or termination of their respective rights under this Section 5.7, Buyer and its Affiliates hereby assign to SEE their rights, if any, to any Trademarks forming a part of with the Retained Names.

(c)No use by or on behalf of Buyer, any Transferred Diversey Company (or any of its Subsidiaries), or a Diversey Asset Buyer of the Retained Names, or any

component thereof, in a manner consistent with the practices of the applicable Seller (or its applicable Affiliates) during the Look-back Period shall constitute a breach of this Section 5.7.  Further, neither Buyer nor any Transferred Diversey Company (or any of its Subsidiaries) or any Diversey Asset Buyer shall be deemed to have violated this Section 5.7, even after the Transition Period, by reason of:  (i) the appearance of any Retained Name on any written or electronic data, materials, or assets that are used for internal purposes only in connection with the Diversey Business; or (ii) the use of any Retained Name in a non-trademark manner in textual sentences that is factually accurate and non-prominent for purposes of conveying to customers or the general public that the Diversey Business is no longer affiliated with SEE, or to reference historical details concerning or make historical reference to the Diversey Business.

(d)Except as expressly provided in this Section 5.7, Buyer and its Affiliates, other than the Transferred Diversey Companies and their Subsidiaries, shall have no right to use any of the Retained Names.

(e)Without limitation to any other remedies, if Buyer and its Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of SEE or any of its Affiliates in relation to the use of the Retained Names, SEE shall (i) be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 9.7 (in addition to any other remedy available at law or in equity) and (ii) have the right to terminate the foregoing license, effective twenty (20) Business Days after Buyer’s receipt of written notice from SEE of such failure to comply if such failure remains uncured.

(f)No later than twenty (20) Business Days after the Closing, each Seller and each of its Affiliates shall cease any and all use of Trademarks included in the Diversey Assets (such Trademarks, the “Acquired Trademarks”).  No Seller or any Seller Affiliate shall be deemed to have violated this Section 5.7(f) by reason of the use of any Acquired Trademark in a non-trademark manner in textual sentences that is factually accurate and non-prominent, including for purposes of conveying to customers or the general public that each Seller and each of its Affiliates is no longer operating the Diversey Business or to make historical reference to the Diversey Business.

Section 5.8Guarantees.

(a)Prior to the Closing, SEE and Buyer shall cooperate, and shall use their respective reasonable best efforts, to terminate, or, if the parties are unable to so terminate, cause Buyer or one of its Affiliates to be substituted in all respects for SEE or the applicable Retained Subsidiary in respect of, all obligations of SEE or any of the Retained Subsidiaries under SEE Guarantees effective as of the Closing Date.

(b)With respect to any SEE Guarantees that remain outstanding after the Closing, (i) SEE and Buyer shall continue to cooperate and use their respective reasonable best efforts to terminate, or, if the parties are unable to so terminate, cause Buyer or one of its Affiliates to be substituted in all respects for SEE or any Retained Subsidiary in respect of, all obligations under SEE Guarantees; (ii) Buyer shall indemnify and hold harmless SEE Indemnified Parties from and against any Losses arising from or relating to such SEE Guarantees with respect to all periods from and after the Closing; and (iii) Buyer shall not permit any of the Transferred Diversey Companies or any of their Subsidiaries or Affiliates to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party, or (D) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement, any loan, Contract, or other obligation for which SEE or any Retained Subsidiary is or would reasonably be expected to be liable under such SEE Guarantee.  To the extent that SEE or the Retained Subsidiaries have performance obligations under any SEE Guarantee, Buyer will use reasonable best efforts to (x) perform such obligations on behalf of SEE and the Retained Subsidiaries and (y) otherwise take such action as reasonably requested by SEE so as to put SEE and the Retained Subsidiaries in the same position as if Buyer, and not SEE or any Retained Subsidiary, had performed or were performing such obligations.

(c)Prior to the Closing, SEE and Buyer shall cooperate and Buyer shall use reasonable best efforts to replace all letters of credit issued by SEE or the Retained Subsidiaries on behalf of or in favor of any of the Transferred Diversey Companies, any of their Subsidiaries, or the Diversey Business (the “SEE Letters of Credit”) as promptly as practicable with letters of credit from Buyer or one of its Affiliates as of the Closing Date.  With respect to any SEE Letters of Credit that remain outstanding after the Closing Date, (i) Buyer shall indemnify and hold harmless SEE Indemnified Parties from and against any Losses arising from or relating to such letters of credit with respect to all periods from and after the Closing, including any fees in connection with the issuance and maintenance of such letters of credit; and (ii) without the prior written consent of SEE, Buyer and its Subsidiaries shall not, and shall not permit any of the Transferred Diversey Companies or any of their Subsidiaries or Affiliates to, enter into, renew, or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract, or other obligation in connection with which SEE or any Retained Subsidiary has issued any letters of credit which remain outstanding.  The parties hereto agree that neither SEE nor any of the Retained Subsidiaries will have any obligation to renew any letters of credit issued on behalf of any Transferred Diversey Company (or any Subsidiary thereof) or the Diversey Business after the Closing, including upon expiration of any such letter of credit.

(d)At the discretion of Buyer, Buyer may by written notice delivered to SEE not less than thirty (30) days prior to the Closing Date elect to assume any or all local lines of credit and letters of credit of the Transferred Diversey Companies, any of their Subsidiaries, or the Diversey Business (the “Assumed Lines of Credit”) or equipment leases of the Transferred Diversey Companies, any of their Subsidiaries, or the Diversey Business (the “Assumed Equipment Leases”), and any such local lines of credit, letters of credit, or equipment leases so assumed shall be an Assumed Liability. Prior to the Closing, SEE and Buyer shall cooperate and SEE shall use reasonable best efforts to terminate as of or prior to the Closing all local lines of credit and letters of credit of the Transferred Diversey Companies, any of their Subsidiaries, or the Diversey Business that are not Assumed Lines of Credit or or any equipment leases that are not Assumed Equipment Leases.

(e)For purposes of this Section 5.8, with respect to SEE, “reasonable best efforts” shall not require SEE to, or to cause any of its Subsidiaries to, make or accelerate any payment under any loan, Contract, or other obligation for which SEE or any Retained Subsidiary is or may be liable under any SEE Guarantee or SEE Letter of Credit.

Section 5.9Post-Closing Access to Information.  For a period of seven (7) years from the Closing Date, except as prohibited by applicable Law, SEE and Buyer shall, subject to compliance by the other with the provisions of Section 5.11 and any Related Agreements, afford to each other and to each other’s Representatives reasonable access and duplicating rights (with all costs to be borne by the requesting party) during normal business hours to all books and records (including accountants’ work papers), documents, and other information (collectively, “Information”), employees, and auditors within the knowledge, possession, or control of the other party or its Affiliates solely to the extent relating to (a) in the case of requests by Buyer, the Diversey Business, Transferred Diversey Companies (and their Subsidiaries), Diversey Assets, Assumed Liabilities or Transferred Employees and (b) in the case of requests by SEE, the Excluded Businesses, the Excluded Assets or the Retained Liabilities, insofar in each case as such access is reasonably required by SEE or Buyer or any of their Subsidiaries or Affiliates for legitimate business reasons that relate to periods prior to the Closing Date (including the preparation of financial statements for pre-Closing periods included in financial statements delivered by Buyer to lenders after the Closing as contemplated by the Debt Commitment Letters and the preparation by Buyer of an initial filing under the Securities Act or periodic reporting under the Exchange Act) and does not violate any applicable Law or any confidentiality obligations applicable to SEE or Buyer or any of their Subsidiaries or Affiliates, as the case may be (and SEE and Buyer, as applicable, shall use reasonable best efforts to cause persons or firms possessing relevant Information to provide similar access) and, to the extent practicable, such Information is identified by the requesting party with reasonable specificity; provided, however, that no party shall be required to disclose any Information pursuant to this Agreement if (i) it believes in good faith that doing so presents a significant risk, based on an opinion of counsel (which may be inside counsel), of loss of the ability to successfully assert a claim of Privilege or (ii) SEE or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation (other than a litigation with respect to a claim for indemnification under this Agreement) and such information is reasonably pertinent thereto; provided, further, that, in the case of clause (i) above, the parties hereto shall reasonably cooperate in seeking to find a way (including by means of a redacted copy) to allow disclosure of such information without loss of the ability to successfully assert a claim of Privilege; provided, further, that SEE and its Affiliates shall not be required to provide Buyer or its Representatives with any Information (including projections and other information related thereto) to the extent related to the Sale Process or SEE’s or its Representatives’ evaluation thereof, other than projections, or financial or other information prepared in the ordinary course of the Diversey Business and not prepared for the Sale Process.  Without limiting the generality of the foregoing, SEE and Buyer shall, subject to compliance by the other with the provisions of Section 5.11 and any Related Agreements, afford to each other and to each other’s Representatives reasonable access and duplicating rights (with all costs to be borne by the requesting party) during normal business hours to all Information for audit and accounting purposes and in connection with any Action to which SEE or any of its Affiliates or Buyer or any of its Affiliates is a party, as well as for purposes of fulfilling disclosure and reporting obligations.  Notwithstanding anything herein to the contrary, following the Closing and for as long as such retention is required by applicable

Law, Buyer shall, and shall cause the Transferred Diversey Companies and their Subsidiaries to, retain all medical and exposure records of Business Employees and afford SEE and its Affiliates and Representatives with reasonable access to such medical and exposure records.  Without limiting the generality of the foregoing, following the Closing and for as long as any matter subject to a Retained Environmental Liability remains outstanding or potentially outstanding, Buyer shall, and shall cause the Transferred Diversey Companies, the Diversey Share Buyers, the Diversey Asset Buyers, and their respective Subsidiaries to afford to SEE and its Representatives access at reasonable times to the Transferred Diversey Books and Records and to the officers, employees, and other Representatives, properties, and facilities of Buyer, the Transferred Diversey Companies, the Diversey Share Buyers, the Diversey Asset Buyers, their respective Subsidiaries, and the Diversey Business as SEE may reasonably request in connection with any Retained Environmental Liability.

Section 5.10Retention of Records.  Each party hereto agrees that, upon written request from the other that certain Information relating to the Diversey Business or the transactions contemplated hereby be retained in connection with an Action, the parties shall use reasonable best efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting party.  If a party desires to destroy or dispose of any Information required to be retained pursuant to Section 5.9 or otherwise retained at the request of the other party, it shall, at least sixty (60) days prior to such destruction or disposition, first offer to surrender such Information to the other party.

Section 5.11Confidentiality.

(a)The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate, and the provisions of this Section 5.11 shall govern.  For a period of seven (7) years from the Closing Date, SEE and Buyer shall hold and shall cause their respective Affiliates (including the Transferred Diversey Companies and their Subsidiaries) to hold, and shall cause their respective Representatives to hold, in strict confidence and not to disclose, release, or use without the prior written consent of the other party, any and all Confidential Information (as defined herein) of such other party (and its Subsidiaries); provided that the parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, SEE or Buyer, as the case may be, will be responsible or (ii) if the parties hereto, their Affiliates, or their Representatives are required to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law; provided that, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, SEE or Buyer, as the case may be, shall, to the extent legally permissible, promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will reasonably cooperate in obtaining (at the expense of the party whose Confidential Information is being disclosed); provided, further, that, in the event that such appropriate protective order or other remedy is not sought by the other party or is not obtained, the party that is required to disclose such Confidential Information shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed.  Nothing in this Section 5.11 shall restrict the use of Confidential Information in connection with any dispute between the parties regarding this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby.  As used in this Section 5.11, “Confidential Information” shall mean all technical, economic, environmental, operational, financial, or other business Information or material of one party which, prior to or following the Closing Date, has been disclosed by SEE or its Affiliates (excluding the Transferred Diversey Companies and their Subsidiaries following the Closing), on the one hand, or by Buyer or its Affiliates (including the Transferred Diversey Companies and their Subsidiaries), on the other hand, to the other party in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other party, in each case including pursuant to the access provisions of Section 5.9 hereof or any other provision of this Agreement or any Related Agreement, including (A) ideas and concepts for existing products, processes, and services; (B) specifications for products, Equipment, and processes; (C) manufacturing and performance specifications and procedures; (D) engineering drawings and graphs; (E) technical, research, and engineering data; (F) formulations and material specifications; (G) laboratory studies and benchmark tests; (H) service and operation manuals; (I) quality assurance policies, procedures, and specifications; (J) evaluation or validation studies; (K) pending patent applications; (L) all other Know-How, methodology, procedures, techniques, and trade secrets related to research, engineering, development, and manufacturing; (M) business information, including marketing and development plans, forecasts, research and development agreements, and customer and vendor information; and (N) all “Proprietary Information” (as that term is used in the Confidentiality Agreement) provided to Buyer or its Affiliates or Representatives; provided that, for the avoidance of doubt, the parties acknowledge and agree that all nonpublic information in SEE and its Affiliates’ possession regarding the Diversey Business, the Transferred Diversey Companies, and the Diversey Assets shall following the Closing be deemed “Confidential Information” of the Buyer and its Affiliates under this Section 5.11 (including the Transferred Diversey Companies and their Subsidiaries); provided, further, that Confidential Information does not include Information that (1) is or becomes available to a party hereto on a non-confidential basis from a source other than the other party or any of its Representatives, provided that such other source is not known by such party or any of its Representatives, after reasonable inquiry, to be prohibited from transmitting such information to such party or its Representatives by a contractual, legal, fiduciary, or other obligation or (2) is or becomes available to the public (including by disclosure by such party or its Representatives other than as a result of a breach by such party or any of its Representatives of this Agreement).  Notwithstanding the foregoing, nothing herein shall prevent SEE or its Subsidiaries or Affiliates or their respective Representatives from disclosing or using any Confidential Information to the extent solely used or solely held for use in any Excluded Business or solely related to any Retained Liability.

(b)Notwithstanding anything to the contrary set forth herein, (i) SEE and its Affiliates, on the one hand, and Buyer and its Affiliates (including the Transferred Diversey Companies and their Subsidiaries), on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between SEE or any of its Affiliates, or Buyer or any of its Affiliates (including the Transferred Diversey Companies and their Subsidiaries), on the one hand, and any employee of SEE or any of its Affiliates (or, prior to the Closing Date, any of the Transferred Diversey Companies and their Subsidiaries), or Buyer or any of its Affiliates (including, after the Closing Date, the Transferred Diversey Companies and their Subsidiaries), on the other hand, shall remain in full force and effect.

(c)Notwithstanding the foregoing in this Section 5.11, to the extent that a Related Agreement or another Contract or agreement pursuant to which a party hereto is bound provides that certain Confidential Information shall be maintained as confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 5.11, then the applicable provisions contained in such Related Agreement or other Contract or agreement shall control with respect thereto.

Section 5.12Employee Matters. Exhibit M is hereby incorporated by reference. References in this Agreement to Section 5.12 shall be deemed references to Section 5.12 of Exhibit M.

Section 5.13Compliance with WARN Act and Similar Statutes.  Buyer agrees that it shall, and shall cause its Subsidiaries to comply with the WARN Act and any applicable state, local, or foreign plant closing or layoff Law as it relates to any site of employment of the Transferred Employees so as to avoid the imposition of any Losses for SEE or its Affiliates (excluding the Diversey Transferred Companies) under such Laws.

Section 5.14Mail and Other Communications; Accounts.

(a)After the Closing Date, each of SEE and its Subsidiaries and Buyer and its Subsidiaries may receive mail, packages, or other communications (including electronic communications) properly belonging to the other (or the other’s Subsidiaries).  Accordingly, at all times after the Closing Date, and subject to Section 5.11, each of SEE and Buyer authorizes the other and their respective Subsidiaries to receive and open all mail, packages, and other communications received by it and not unambiguously intended for the other party (or its Subsidiaries) or any of the other party’s (or its Subsidiaries’) officers or directors, and to retain the same to the extent that they relate to the Diversey Business (in the case of receipt by Buyer and its Subsidiaries) or the Excluded Businesses (in the case of receipt by SEE and its Subsidiaries), or to the extent that they do not relate to the Diversey Business (in the case of receipt by Buyer and its Subsidiaries) or the Excluded Businesses (in the case of receipt by SEE and its Subsidiaries), the receiving party shall promptly after becoming aware thereof refer, forward, or otherwise deliver such mail, packages, or other communications (or, in case the same relate to both the Diversey Business and the Excluded Businesses, copies thereof) to the other party.  The provisions of this Section 5.14 are not intended to, and shall not be deemed to, constitute an authorization by either SEE or Buyer to permit the other to accept service of process on its behalf, and neither party is or shall be deemed to be the agent of the other for purposes of the service of process.

(b)All payments and reimbursements received by SEE or its Subsidiaries in connection with or arising out of the Diversey Business, the Diversey Assets, or the Assumed Liabilities after the Closing shall be held by such Person in trust for the benefit of Buyer, and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to Buyer the amount of such payment or reimbursement, without right of set off.

(c)All payments and reimbursements received by Buyer or its Subsidiaries in connection with or arising out of the Excluded Assets, Retained Liabilities, or Excluded Businesses, after the Closing shall be held by such Person in trust for the benefit of SEE, and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to SEE the amount of such payment or reimbursement without right of set off.

Section 5.15Shared Contracts.

(a)Section 5.15(a) of the Seller’s Disclosure Schedule sets forth a list of all of the Shared Contracts.  With respect to Shared Contractual Liabilities pursuant to, under, or relating to a given Shared Contract, such Shared Contractual Liabilities shall, unless otherwise allocated pursuant to this Agreement or a Related Agreement, be allocated between SEE and Buyer as follows:

(i)If a Shared Contractual Liability is incurred exclusively in respect of the Diversey Business or the Excluded Businesses, such Shared Contractual Liability shall be allocated entirely to Buyer (in respect of the Diversey Business) or SEE (in respect of the Excluded Businesses);

(ii)If a Shared Contractual Liability cannot be so allocated under clause (i) above, such Shared Contractual Liability shall be allocated to SEE or Buyer, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the Closing Date, measured as of the date of the allocation) by the Diversey Business or the Excluded Business under the relevant Shared Contract.  Notwithstanding the foregoing, each of SEE and Buyer shall be responsible for any or all Shared Contractual Liabilities arising from its (or its Subsidiary’s) breach of the relevant Shared Contract to which this Section 5.15 otherwise pertains and SEE will be responsible for all of its (or its Subsidiary’s) breaches of Shared Contracts prior to the Closing, and all of the foregoing breaches for which SEE is responsible shall be Retained Liabilities.

(b)If SEE or any Retained Subsidiary, on the one hand, or Buyer or any of its Subsidiaries (including the Transferred Diversey Companies and their Subsidiaries), on the other hand, receives any benefit or payment which under any Shared Contract was intended for the other, SEE and Buyer will use their respective reasonable best efforts to, and to cause their respective Subsidiaries to, deliver such benefit or payment to the other party.

(c)Notwithstanding anything to the contrary herein, the parties agree that the Shared Contracts listed on Section 5.15(c)(i) of the Seller’s Disclosure Schedule shall not be deemed to be Diversey Assets hereunder (the “Excluded Shared Contracts”).  Without limiting the foregoing, the parties have determined that it is advisable that certain Shared Contracts, which are identified on Section 5.15(c)(ii) of the Seller’s Disclosure Schedule, be separated into separate Contracts between the appropriate third party and either SEE (or its designee), with respect to the Excluded Businesses, or Buyer (or its designee, with respect to the Diversey Business).  From the date hereof until the date that is eighteen (18) months following the Closing Date, the parties hereto shall use their respective reasonable best efforts to enter into or to grant, and to cause each third-party counterparty to each Shared Contract identified on Section 5.15(c)(ii) of the Seller’s Disclosure Schedule to enter into or to grant, any such new agreements or consents as are reasonably necessary to permit SEE and its Affiliates or Buyer and its Affiliates, as applicable, to derive the benefits, and assume the obligations and economic burdens, with respect to each Shared Contract identified on Section 5.15(c)(ii) of the Seller’s Disclosure Schedule on an independent basis following the Closing; provided, however, that neither SEE, Buyer, nor any of their respective Affiliates shall be required to offer or grant any financial or non-financial accommodation in connection therewith.  If, on the Closing Date, any such third party agreement or consent is not obtained, SEE and Buyer shall, and SEE shall cause the other Sellers to, cooperate in a mutually acceptable arrangement under which Sellers and their respective Affiliates or Buyer and its Affiliates, as applicable, would in compliance with Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of each Shared Contract identified on Section 5.15(c)(ii) of the Seller’s Disclosure Schedule, including by means of subcontracting, sublicensing, or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at the expense) of the other party or its Affiliates (as applicable) that is an intended beneficiary thereof pursuant to this Section 5.15.  Notwithstanding anything in this Agreement to the contrary, the costs and expenses incurred by SEE or its Affiliates or the Transferred Diversey Companies or the Diversey Business in connection with the foregoing shall be borne fifty percent (50%) by SEE and fifty percent (50%) by Buyer (other than with respect to costs of Day 1 Readiness Activities as defined in Section 5.34 of the Seller’s Disclosure Schedule, which costs of Day 1 Readiness Activities will be borne solely by SEE up to $1,300,000, with all costs of Day 1 Readiness Activities in excess of $1,300,000 to be borne fifty percent (50%) by SEE and fifty percent (50%) by Buyer.

(d)As used in this Section 5.15, Buyer’s Subsidiaries shall include the Transferred Diversey Companies and their Subsidiaries from and after the Closing.

Section 5.16Obligations Regarding Non-Assignable Assets and Delayed Diversey Assets.

(a)Unless and until such consent, approval, or amendment described below is no longer required or has been obtained, this Agreement and the Local Purchase Agreements or any certificate or instrument delivered hereunder or thereunder shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey, or transfer at the Closing any Diversey Asset, any Transferred Diversey Company or Subsidiary of a Transferred Diversey Company, or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person (including consents and approvals of third parties and Governmental Authorities) to assignment, license, sublicense, lease, sublease, conveyance, or transfer thereof or amendment thereof is required but has not been obtained as of the Closing Date (such Asset, a “Delayed Diversey Asset”); provided, however, that, to the extent not inconsistent with the terms of any Delayed Diversey Asset or applicable Law, the parties shall treat Buyer as the owner thereof for Tax purposes as of the Closing Date; provided, further, that, except as otherwise expressly provided herein, neither SEE or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand, shall be required to commence any litigation or offer or pay any money or other consideration or otherwise grant any accommodation (financial or otherwise) to any third party.  Except as otherwise provided in Section 5.3 (and subject to Section 5.3 and Section 5.4, which set forth sole obligations of parties with respect to the matters that are the subject thereof), and without limiting the generality of Section 5.3 and Section 5.4, SEE and Buyer shall use, and cause each of their Subsidiaries to use, reasonable best efforts to obtain any such consent, approval, or amendment, including after the Closing Date.  Buyer and SEE shall each bear one half of other costs incurred by SEE or Buyer in connection with any such required consent, approval, or amendment.  Upon obtaining the requisite consents or approvals, such Delayed Diversey Asset shall be transferred and assigned to Buyer or one of its Subsidiaries (at Buyer’s direction) hereunder without additional consideration therefor.

(b)In the event and to the extent that, prior to the Closing, SEE or any Retained Subsidiary is unable to obtain a consent, approval, or amendment required to assign, license, sublicense, lease, sublease, convey, or transfer any Delayed Diversey Asset to Buyer, then, following the Closing, subject to and without limiting anything set forth in Section 5.5, SEE shall, and shall cause the Retained Subsidiaries to, use reasonable best efforts to (i) continue to hold in trust for Buyer, and to the extent required by the terms applicable to such Delayed Diversey Asset, operate such Delayed Diversey Asset in all material respects in the ordinary course of business consistent with past practice and taking into account the transactions contemplated by this Agreement and instructions from Buyer and its Subsidiaries and (ii) cooperate in any arrangement, reasonable and lawful as to SEE and Buyer, designed to provide to Buyer or its Subsidiaries the benefits arising under such Delayed Diversey Asset, including accepting such reasonable direction as Buyer shall request of SEE; provided, however, that the costs and expenses incurred by SEE or its Affiliates in connection with the foregoing shall be borne solely by Buyer.  SEE shall, and shall cause the Retained Subsidiaries to, without further consideration therefor, pay and remit to Buyer promptly all monies, rights and other consideration received, net of any reasonable documented out-of-pocket costs payable to a third party, in respect of such performance.  From and after the Closing, Buyer shall pay, perform, and discharge fully, promptly when due, all of the obligations of SEE or the Retained Subsidiaries in respect of such performance, and Buyer shall be responsible for all such obligations to the extent they are or would constitute Assumed Liabilities but for the failure to obtain the requisite consent or approval. From and after the Closing Date, SEE on behalf of itself and its Affiliates, authorizes Buyer, to the maximum extent permitted by applicable Law and the terms of the Delayed Diversey Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of SEE or its Affiliates under the Delayed Diversey Assets.  In any such arrangement contemplated by this Section 5.16(b), Buyer will (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) be solely entitled to all benefits thereof, economic or otherwise, (C) be solely responsible following the Closing for any Assumed Liabilities discharged by SEE or its Subsidiaries (other than the Transferred Diversey Companies) on behalf of Buyer or its post-Closing Affiliates arising after the closing for any warranty or breach thereof, any repurchase, indemnity and service obligations thereof, and (D) promptly reimburse the reasonable costs and expenses of SEE and its Affiliates that constitute Assumed Liabilities or that would constitute Assumed Liabilities but for the failure to obtain the requisite consent or approval.

(c)Without limiting the foregoing, Buyer and its Affiliates shall use reasonable best efforts to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause Buyer or its relevant Affiliate to be fully substituted for SEE or any Seller of the Diversey Assets on any Permits, Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the Diversey Assets (and shall obtain any new Permits, Environmental Permits, and other consents, waivers, and approvals necessary to operate the Diversey Business).  SEE shall use reasonable best efforts to provide necessary assistance or signatures to Buyer to achieve the purposes of this Section 5.16(c).  Until such time as the relevant Permits and Environmental Permits have been transferred to Buyer or its Affiliates, Buyer and Seller agree that Buyer or its relevant Affiliate(s) may, to the extent permitted by Law or the terms of any such Permits or Environmental Permits, operate subject to the terms of all such Permits and Environmental Permits that remain in SEE’s name or the name of another Seller of Diversey Assets and that relate to the Diversey Business, and to the extent not prohibited by Law or the terms of such Permits or Environmental Permits, SEE shall (or shall cause its relevant Affiliates to) on behalf of, and for the benefit of, Buyer operate subject to the terms of such Permits or Environmental Permits as contemplated by Section 5.16(b), so long as Buyer and its Subsidiaries use reasonable best efforts to pursue all consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary for such full  substitution; provided that nothing in this Section 5.16(c) shall deem any Seller responsible for any noncompliance with such Permits by Buyer occurring on or after the Closing Date, nor Buyer responsible for any noncompliance with such Permits that occurred prior to the Closing Date.

(d)In the event that at any time or from time to time following Closing Sellers or Buyer (or any of their respective Affiliates), shall receive or otherwise possess any asset that was to be transferred to another Person pursuant to this Agreement or any other Related Agreement (such as an Acquired Diversey Asset) or retained by any other Person pursuant to this Agreement or any of the other Related Agreements (such as an Excluded Asset or payment in respect thereto), such first Person shall promptly transfer, or cause to be transferred, such asset to the Person entitled thereto.  Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for the benefit of such other person and shall not use such asset (or payment in respect of such asset) for any other purpose.

(e)Notwithstanding anything else set forth in this Section 5.16, neither SEE nor any other of its Subsidiaries shall be required to take any action or actions that may, in the good faith reasonable judgment of SEE or such Subsidiary (i) result in a violation of any obligation which SEE or any such Subsidiary has to any third party or (ii) violate applicable Law.

(f)Buyer acknowledges that certain consents and approvals to the transactions contemplated by this Agreement may be required from certain third parties, including those set forth on Section 3.4 of the Seller’s Disclosure Schedule, and that such consents and approvals have not been and may not be obtained.  Buyer further agrees that no condition to Buyer’s obligations to consummate the transactions contemplated by this Agreement shall be deemed not satisfied, solely as a result of the failure to obtain any such consent or approval (other than consents required pursuant to Section 7.1(b) and Section 7.3(e)) so long as SEE exercises, and causes its Affiliates to exercise, the required efforts under this Agreement and complies with its obligations hereunder, in each case, to satisfy the requirements of Sections 7.1(a), 7.1(b), 7.3(b), and 7.3(e) (including with respect to the Restructuring Plan and Section 5.31).

(g)Notwithstanding anything in this Section 5.16 or elsewhere in this Agreement to the contrary, if as of the Closing Date the Delayed Diversey Assets in the aggregate represent more than five percent (5%) of the Final Audited EBITDA of the Diversey Business taken as a whole, then a proportionate amount of the Preliminary Purchase Price corresponding to the Delayed Diversey Assets (as determined based upon the purchase price allocation principles set forth in Section 2.5(a)) shall not be paid at Closing (or, in the case of the Final Adjusted Closing Amounts, pursuant to Section 2.4), but instead shall be paid promptly following the transfer of the applicable Delayed Diversey Assets to Buyer or its Affiliates.  The parties will cooperate in good faith to give effect to the intent and purpose of this Section 5.16(g).

Section 5.17Directors and Officers.

(a)If the Closing occurs, Buyer shall cause the Transferred Diversey Companies and their Subsidiaries to take all necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any officers, directors or equivalent positions in non-corporate or non-US entities of the Transferred Diversey Companies or their Subsidiaries, as of the Closing Date  (collectively, the “Diversey Indemnitees”), as provided in (i) the organizational documents of the Transferred Diversey Companies and their Subsidiaries in effect on the date of this Agreement and

(ii) any agreement providing for indemnification by the Transferred Diversey Companies or their Subsidiaries of any of the Diversey Indemnitees in effect on the date of this Agreement to which the Sellers or the Transferred Diversey Companies or their Subsidiaries are a party shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Transferred Diversey Companies or their Subsidiaries after the Closing.

(b)In the event that the Transferred Diversey Companies or their Subsidiaries or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Buyer will, and will cause its Subsidiaries to, ensure proper provision shall be made so that the successors and assigns of the Transferred Diversey Companies or their Subsidiaries or Buyer, as the case may be, shall assume and succeed to the obligations set forth in this Section 5.17.

(c)The obligations of Buyer under this Section 5.17 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.17 applies without the express written consent of such affected indemnitee (it being expressly agreed that each indemnitee to whom this Section 5.17 applies shall be an express third party beneficiary of this Section 5.17 entitled to enforce the provisions hereof).

Section 5.18Buyer’s Financing Activities.

(a)Subject to Section 9.7(b) and the terms and conditions of this Agreement, and until the earlier to occur of the Closing and the Outside Date, Buyer shall and shall cause its controlled Affiliates to use reasonable best efforts to take, or cause to be taken, all actions necessary or reasonably advisable to obtain the Financing contemplated by the Financing Commitments on or prior to the Closing Date, including using reasonable best efforts with respect to the following: (i) maintaining in effect the Financing Commitments in accordance with their terms; (ii) negotiating and entering into definitive financing agreements at or prior to the Closing with respect to the Debt Financing (the “Definitive Documentation”) consistent with the terms and conditions contained in the Debt Commitment Letter (and any flex provisions in the Fee Letter) so that such agreements are in effect on a timely basis and, in no event, later than the Closing Date, (iii) satisfying (or obtaining the waiver of) on a timely basis all conditions applicable to Buyer obtaining the Financing contemplated by the Financing Commitments set forth in the Definitive Documentation and the Equity Commitment Letter that are within the control of the Buyer, and (iv) in the event the conditions set forth in the Financing Commitments and this Agreement are satisfied and Buyer is required to consummate the Closing pursuant to Section 2.3, using reasonable best efforts to cause the Debt Financing Sources to consummate the Debt Financing at Closing and in the event the Debt Financing is funded or will be funded concurrently with the Funding of the Equity Financing at the Closing, using reasonable best efforts to cause the Guarantors to fund, directly or indirectly, the Equity Financing.  Buyer shall keep SEE reasonably informed of material developments in respect of the financing process.  Without limiting the generality of the foregoing, prior to the Closing Buyer shall give SEE reasonably prompt notice (any in any event, within three (3) Business Days) (A) of any material breach or default related to the Financing of which Buyer becomes aware, (B) of the receipt or delivery of any written notice or other written communication, in each case from any Person party to the Debt Commitment Letter (or any Affiliate of such Person) with respect to (1) any actual or potential breach, default, termination, or repudiation by any party to the Debt Commitment Letter with respect to the obligation to fund the Financing or (2) any material dispute or disagreement between or among parties to any of the Financing Commitments with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or Debt Commitment Letter), (C) of the expiration or termination for any reason of the Debt Commitment Letter, the Equity Commitment Letter, or any Definitive Documentation entered into in connection therewith (or if any Person party thereto attempts or purports in writing to terminate the Debt Commitment Letter, the Equity Commitment Letter, or any definitive agreements entered into in connection therewith, whether or not such attempted or purported termination is valid), and (D) if at any time for any reason Buyer believes in good faith that all or any portion of the Financing is unavailable on the terms and conditions contemplated by any of the Financing Commitments.  In connection with any notice thereof, Buyer shall promptly provide information reasonably requested by SEE relating to any circumstance referred to in clause (A), (B), (C), or (D) of the immediately preceding sentence (other than information to the extent that the provision thereof would violate or waive any attorney-client or other privilege, constitute attorney work product or violate or contravene any law, rule or regulation, or any obligation of confidentiality).  Prior to the Closing, without the prior written consent of SEE, Buyer shall not agree to, or permit, any amendment, modification, supplement, termination, replacement or waiver under, the Equity Commitment Letter, the Debt Commitment Letter, the Fee Letter, the Engagement Letter or Definitive Documentation relating to the Financing; provided that Buyer shall have the right from time to time to amend, supplement, modify, terminate, waive, replace or extend any of its rights under, the Debt Commitment Letter, the Fee Letter, the Engagement Letter or Definitive Documentation with respect to the Debt Financing so long as such amendment, modification, supplement, termination, waiver, extension or replacement would not reasonably be expected to (A) reduce the amounts to be funded under the Debt Financing available to fund the Required Amount on the Closing Date (unless other Financing is increased by a corresponding amount or such amounts are paid from readily available cash on hand) or (B) expand on, or impose new or additional conditions precedent, or amend or modify any conditions precedent in each case which would reasonably be expected to (i) prevent, materially delay, or materially impair the availability of the Debt Financing when required to be funded or the satisfaction of the conditions to obtaining the Debt Financing, in each case on the Closing Date, or (ii) materially adversely affect the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter; provided that, for the avoidance of doubt, no consent from SEE shall be required for: (1) any amendment, replacement, supplement or modification of the Debt Commitment Letter that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this

Agreement (including in replacement of a lender), if the addition of such additional parties, individually or in the aggregate, would not prevent, materially delay, or materially impair the availability of the Debt Financing when required to be funded or the satisfaction of the conditions to obtaining the Debt Financing, in each case on the Closing Date, or (2) implementation or exercise of any “flex” provisions provided in the Fee Letter as in effect as of the date hereof. After any amendment, supplement, modification, replacement or waiver of the Debt Commitment Letter, the Fee Letter, or the Definitive Documentation (prior to the Closing) with respect to the Debt Financing in accordance with this Section 5.18(a), Buyer shall promptly deliver to SEE a true and complete copy thereof (and in the case of the Fee Letter, redacted in a manner consistent with Section 4.4). For purposes of this Agreement, the terms “Debt Commitment Letter,” “Engagement Letter” and “Fee Letter” shall include and mean such documents as amended, supplemented, modified, waived, replaced or extended in compliance with this Section 5.18(a) and references to “Debt Financing” or “Financing” shall include and mean the financing contemplated by the Debt Commitment Letter or Fee Letter as so amended, supplemented, modified, waived, replaced or extended, as applicable.

(b)If, notwithstanding the use of reasonable best efforts by Buyer to satisfy its obligations under Section 5.18(a), the Debt Financing or the Debt Commitment Letter (or any Definitive Documentation relating thereto) expires or is terminated prior to the earlier to occur of the Closing and the Outside Date, or if any portion of the Debt Financing becomes unavailable, or if Buyer believes that the Debt Financing is reasonably likely to become unavailable, on the terms and conditions contemplated in the Debt Commitment Letter, in whole or in part, for any reason (other than a breach by SEE of this Agreement which prevents or renders impracticable the consummation of the Financing), subject to the terms herein, Buyer shall (i) promptly notify SEE of such expiration, termination or unavailability and the reasons therefor and (ii) promptly, and in any event no later than the Closing, use reasonable best efforts to arrange for alternative debt financing (which alternative debt financing (A) shall be in an amount sufficient, together with the Equity Financing, and cash on hand and any other portion of the Debt Financing that remains available, to pay the Required Amount, (B) shall not include any conditions or other contingencies of such alternative debt financing that are more onerous or expansive than, or in addition to, the conditions set forth in the Debt Financing, and (C) shall have terms (in the aggregate) not materially less favorable to the Buyer than the Debt Commitment Letter in effect as of the date of this Agreement) to replace the Debt Financing contemplated by such expired or terminated commitments or agreements. In the event that any such alternative debt financing is obtained in accordance with this Section 5.18(b), Buyer shall promptly deliver a copy of any new commitment letter and corresponding fee letter (such fee letter to be redacted in a manner consistent with Section 4.4), as applicable, to SEE. Any reference in this Agreement to (1) the “Debt Financing” shall include any such alternative debt financing arranged in compliance herewith, (2) the “Debt Commitment Letter,” “Fee Letter” or “Engagement Letter” shall include the commitment letter with respect to any such alternative debt financing, and (3) “Debt Financing Sources” shall include the sources contemplated to provide any such alternative debt financing.  Notwithstanding anything contained in this Section 5.18(b) or anything else in this Agreement, in no event shall the reasonable best efforts of the Buyer be deemed or construed to require the Buyer to, and the Buyer shall not be required to,

(x) pay any fees (in the aggregate) in excess of those contemplated by the Debt Financing as of the date hereof, (y) agree to conditionality or economic terms of the Debt Financing that are less favorable (in the aggregate) than those contemplated by the Debt Commitment Letter or Fee Letter (including any flex provisions therein) as of the date hereof, or (z) seek Equity Financing from any source other than those counterparty to, and on the terms set forth in, the Equity Commitment Letter.

(c)Buyer acknowledges and agrees that (subject to the terms and conditions of the Equity Commitment Letter and this Agreement) it shall be responsible for obtaining the Equity Financing and shall, subject to the terms and conditions of this Agreement and satisfaction of the conditions to funding set forth in the Equity Commitment Letter and subject to Section 9.7(b), use reasonable best efforts to take (or cause to be taken) all actions and use reasonable best efforts to do (or cause to be done) all things, necessary, proper, or advisable to obtain the Equity Financing pursuant to and in accordance with and subject to the terms and conditions set forth in this Agreement and the Equity Commitment Letter, including, subject to Section 9.7(b),  using reasonable best efforts to (i) comply with the terms of and maintain in effect the Equity Commitment Letter, (ii) satisfy on a timely basis all conditions in such Equity Commitment Letter to be satisfied by Buyer, (iii) consummate the Equity Financing at or prior to the Closing subject to the terms and conditions of this Agreement (including the funding of the Debt Financing concurrently therewith at the Closing) and the Equity Commitment Letter, and (iv) enforce its rights under the Equity Commitment Letter to the extent Buyer is required to fund under the Equity Commitment Letter pursuant to the terms thereof and this Agreement.

(d)Subject in all respects to Section 9.7(b), Buyer acknowledges and agrees that obtaining the financing contemplated by this Section 5.18, or any other financing, is not a condition to the Closing.

(e)Notwithstanding anything else in this Agreement, this Section 5.18 comprises the sole obligations of the Buyer under this Agreement with respect to the Financing.

Section 5.19Financing Cooperation.

(a)Prior to the Closing, SEE shall, and shall cause its Subsidiaries, and shall use reasonable best efforts to cause its and their respective Affiliates and Representatives with appropriate seniority and expertise to, at Buyer’s sole cost and expense (subject to the terms herein), provide to Buyer all cooperation reasonably requested by Buyer that is customary, necessary or reasonably advisable in connection with the arrangement, syndication and consummation of the Debt Financing (including any offering of notes or other debt securities contemplated by the Debt Commitment Letter), including: (i) participation in a reasonable number of meetings (including customary one-on-one meetings), presentations, road shows, due diligence sessions, drafting sessions, and sessions with potential lenders under the Debt Financing and rating agencies, in each case, upon reasonable advance notice and at mutually agreeable dates and times, (ii) reasonably cooperating with the marketing and due diligence efforts of the Buyer and the

Financing Sources, including providing appropriate and customary assistance with the preparation of materials for rating agency presentations and bank books, lender and investor presentations, high-yield offering documents, offering memoranda, prospectuses, bank information memoranda, and other marketing documents necessary or proper for, or customarily used in connection with the Debt Financing, including identifying any portion of the information that constitutes material, non-public information, and including delivering customary representation letters and authorization letters with respect to and in accordance with the Debt Commitment Letter, (iii) furnishing the Buyer with the Required Bank Information, (iv) reasonably cooperating with updating and correcting any Required Bank Information in order to ensure such Required Bank Information remains Compliant, (v) using reasonable best efforts to obtain from SEE and its Subsidiaries’ accounting firm accountants’ comfort letters and consents customary for financings similar to the Debt Financing, and providing customary information and assistance reasonably necessary to assist the Buyer and its counsel with obtaining the customary legal opinions required to be delivered in connection with the Debt Financing; (vi) reasonably assisting in the preparation, execution and delivery (limited, in the case of execution and delivery, solely to officers continuing with the Transferred Diversey Companies after the Closing) of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other Definitive Documentation and facilitating the granting of a security interest (and perfection thereof) in collateral, including obtaining releases of existing Encumbrances (to the extent required by this Agreement), in each case, as of or reasonably prior to the Closing and as may be reasonably requested by Buyer; provided that any obligations and releases of Encumbrances contained in all such agreements, documents and related certificates and instruments shall be subject to the occurrence of the Closing and become effective no earlier than the Closing; (vii) furnishing a certificate of a financial officer of the Transferred Diversey Companies (who is or will be such officer as of and after the Closing) with respect to solvency matters in the form set forth in Annex I to Exhibit D of the Debt Commitment Letter as of the Closing, on a pro forma basis) (viii) furnishing Buyer and its lenders promptly (and in any event at least five (5) Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and requested by the Debt Financing Sources in writing at least ten (10) Business Days prior to the Closing Date; (ix) using reasonable efforts to cooperate with Buyer to satisfy the conditions precedent to the Debt Financing to the extent within the control of SEE and its Subsidiaries; and (x) preventing the offer, placement or arrangement of any debt securities or syndicated credit facilities by or on behalf of the Transferred Diversey Companies or its Subsidiaries (in each case, other than existing indebtedness of SEE and its Subsidiaries (including the Facility Agreement and the Receivables Purchase Agreement), working capital and other indebtedness incurred in the ordinary course of business and otherwise in accordance with the terms of this Agreement, indebtedness disclosed to Buyer on or prior to the date hereof and permitted to remain outstanding in accordance with the terms of this Agreement, other indebtedness permitted to be outstanding or issued under this Agreement and indebtedness approved by the Buyer in accordance with the terms of this Agreement) if such securities or facilities would have a materially detrimental effect upon the primary syndication of the Debt Financing.  Notwithstanding anything in this Section 5.19 to the contrary, neither SEE nor any of its Subsidiaries shall be required to (A) pay any commitment fee or similar fee related to the Financing (other than as are payable by the Transferred Diversey Companies and are contingent upon the Closing or which are concurrently reimbursed by Buyers), (B) reimburse any expenses or provide any indemnities (other than as are payable by the Transferred Diversey Companies and are contingent upon the Closing or which are concurrently reimbursed by Buyers), (C) make any representations or incur any Liability (or cause their respective directors, officers, partners, members, managers, or employees to incur any Liability) or authorize or execute any Definitive Documentation or any other agreement, certificate, document, or instrument related to the Debt Financing that would be effective prior to the Closing, except, as provided in clause (ii) above in respect of customary authorization letters and in clause (vii) above in respect of a solvency certificate, (D) approve or enter into any agreement or binding commitment, except, with respect to Transferred Diversey Companies and their Subsidiaries, such agreements as become effective at or after the Closing, (E) cause any director, officer, partner, member, manager, or employee of SEE or its Subsidiaries to incur any personal liability (including that none of the boards of directors (or equivalent bodies) of SEE or its Subsidiaries shall be required to adopt any resolutions or take similar action approving the Debt Financing that would be effective prior to the Closing), excluding the execution of a solvency certificate as contemplated by clause (vii) above and the Debt Commitment Letter at the Closing, (F) take any action that would reasonably be expected to result in the material contravention of, or that would reasonably be expected to result in a material violation or breach of, or a default under, any of the organizational documents of SEE or its Subsidiaries or any Laws, (G) provide access to or disclose information that SEE reasonably determines would jeopardize any Privilege of SEE or its Subsidiaries or would otherwise be restricted from disclosure in accordance with Section 5.11, (H) require SEE to prepare separate financial statements for any of its Subsidiaries (other than in respect of the Transferred Diversey Companies), (I) except as described in clauses (ii) and (vii) above, provide (or have any of their respective Representatives provide) any certificates or opinions, in each case, with respect to or in connection with the Debt Financing or (J) take any action that would, or would reasonably be expected to, interfere in any material respect with the business or operations of SEE or any of its Subsidiaries. Buyer shall, promptly upon request by SEE, reimburse SEE (or pay in advance) for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by SEE, its Subsidiaries, and its and their respective Representatives in connection with their respective obligations pursuant to this Section 5.19, except to the extent arising from historical information furnished in writing by or on behalf of SEE and its Subsidiaries, including financial statements, audits thereof and preparation of carveout financials.

(b)Subject to the limitations set forth in Section 8.4, Buyer shall indemnify and hold harmless SEE, its Subsidiaries, and its and their respective Representatives from and against any and all Liabilities, Losses, damages, claims, costs or expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the Financing or any alternative financing and any information used in connection therewith except to the extent arising from (i) information furnished in writing by or on behalf of SEE, its Affiliates and its

Subsidiaries, including financial statements, or (ii) the willful misconduct or gross negligence of SEE, its Affiliates or its Subsidiaries; provided that, except as otherwise provided in this Section 5.19, any amounts owed by Buyer pursuant to this Section 5.19(b) shall only be payable at Closing or upon the termination of this Agreement in accordance with its terms. All non-public or other confidential information provided by SEE, its Affiliates, and their respective Representatives pursuant to this Agreement shall be kept confidential in accordance with Section 5.11; provided, however, that Buyer and its Affiliates shall be permitted to disclose such information to any financing sources or prospective financing sources that are or may become parties to the Debt Financing in accordance with the Confidentiality Agreement, so long as such financing sources or potential financing sources agree to customary confidentiality arrangements in a form approved by SEE (provided that SEE acknowledges that the Debt Commitment Letter, Engagement Letter and Fee Letter, dated as of the date hereof, and the Confidentiality Agreement are in approved form), and as is reasonably necessary and customary to consummate the Debt Financing (including in connection with any road shows, lender or investor meetings, rating agency meetings or other similar marketing efforts).

(c)SEE hereby consents to the use of all logos of the Transferred Diversey Companies and their Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm, disparage, or otherwise adversely affect in any material respect SEE or any of its Subsidiaries or the reputation or goodwill of SEE or any of its Subsidiaries and (ii) are used solely in connection with a description of the Transferred Diversey Companies and their Subsidiaries, the Diversey Business, or the Sale.

(d)Notwithstanding anything to the contrary, the condition set forth in Section 7.3(b) of this Agreement, as it applies to SEE’s obligations under this Section 5.19, shall be deemed satisfied unless the Buyer has not obtained the Debt Financing on the terms set forth in the Debt Commitment Letter

Section 5.20Schedule Updates.  SEE will, from time to time prior to the Closing Date, by written notice to Buyer, supplement the Seller’s Disclosure Schedule (any such supplement, a “Schedule Update”) with respect to any fact, event, development, occurrence, or condition (including any Action challenging the transactions contemplated by this Agreement or the Related Agreements) that would, in the absence of such Schedule Update, reasonably be expected to cause a material breach of or material inaccuracy in any of the representations or warranties set forth in Article III or a failure of any condition set forth in Article VII at the Closing.  If, as a result of the delivery of such Schedule Update, Buyer has the right to terminate this Agreement pursuant to Section 8.1(d) but Buyer does not elect so to terminate this Agreement thereunder within ten (10) Business Days of receipt of such Schedule Update, and if the Closing then occurs, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters specifically set forth in such Schedule Update.  For purposes of determining whether SEE is subject to any claim for indemnification under Article VI and Section 8.4 or whether any condition to Closing is satisfied, no updated information provided to Buyer in accordance with this Section 5.20 shall be deemed to cure the breach or failure to be true of any representation or warranty or covenant or agreement.

Section 5.21Local Purchase Agreements; Related Agreements.

(a)Each of Buyer and SEE agrees to enter into, and to cause each of its respective Subsidiaries to enter into, each of the Related Agreements to which it is contemplated to be a party at or prior to the Closing Date.  To the extent there is a conflict between any of the provisions of this Agreement and any Local Purchase Agreements, the provisions of this Agreement shall control with respect to the subject matter thereof.

(b)After the Closing, SEE and Buyer shall cause their respective Subsidiaries that are parties to the Related Agreements to comply with such respective Subsidiaries’ obligations thereunder; provided that the foregoing obligations are subject to Section 5.16.  Each of SEE and Buyer further agrees to unconditionally guarantee its Subsidiaries’ obligations under the Local Purchase Agreements.  SEE and Buyer agree that such Local Purchase Agreements shall not (i) expand or limit the rights and obligations of the Sellers, on the one hand, or Buyer and its applicable Subsidiaries party thereto, on the other hand, beyond those provided for in this Agreement or (ii) provide for any additional rights or obligations of the Sellers, Buyer, or the applicable Subsidiaries of Buyer party thereto that are not provided for in this Agreement.  SEE and Buyer shall cooperate in the preparation of such Local Purchase Agreements, which shall be prepared substantially in the forms attached hereto as Exhibit F, with only such changes as necessary to comply with applicable Law of such foreign jurisdiction.  To the extent there is a conflict between any of the provisions of this Agreement and any Local Purchase Agreement, SEE and Buyer acknowledge and agree that the provisions of this Agreement shall control and that, if necessary, SEE and Buyer shall, and shall cause their respective Affiliates to, deliver such additional instruments as may be necessary to accomplish the foregoing.

Section 5.22[Reserved].

Section 5.23Insurance.

(a)From and after the Closing Date, the Transferred Diversey Companies and their Subsidiaries shall cease to be insured by the Sellers or their respective Affiliates’ insurance policies or by any of their self-insured programs, and neither Buyer nor its Subsidiaries shall have any access, right, title, or interest to or in any such insurance policies (including all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Diversey Companies or their Subsidiaries or any Liability arising from the ownership of the Acquired Diversey Assets and the operation of the Diversey Business on or after the Closing.  SEE or the Sellers or any of their respective Affiliates may amend, to become effective at the Closing, any insurance policies in the manner SEE deems appropriate to give effect to this Section 5.23.

(b)From and after the Closing, Buyer shall be solely responsible for securing, maintaining, and paying for all insurance it considers appropriate for its operation of the Transferred Diversey Companies and their Subsidiaries and the Diversey Business and its ownership of the Acquired Diversey Assets.  Buyer shall take all actions necessary (at its sole cost and expense) to procure on behalf of the Transferred Diversey Companies any such insurance policies, which policies shall be in effect as of the Closing and which shall include a comprehensive insurance program that provides limits comparable to those in place prior to the transaction for the Transferred Diversey Companies and that covers all pre-Closing occurrences, Liabilities, and claims that have not yet been filed by the Transferred Diversey Companies, including all potential claims, of the Transferred Diversey Companies under any of the Sellers’ insurance policies.  Such policies procured by Buyer shall be primary to any other insurance, whether valid or collectable.  From and after the Closing, none of the Transferred Diversey Companies, Buyer, or any of their respective Affiliates shall be entitled to any recovery whatsoever under any part of any of the Sellers’ insurance policies with respect to any Transferred Diversey Companies or otherwise, and the Transferred Diversey Companies shall be obligated to pay all amounts arising from or related to any claims filed on or after the Closing Date, the insurance thereof (regardless of whether the event giving rise to such claims occurred before or after the Closing), and all amounts in respect of the insurance policies procured by Buyer for them, including in each case, premiums, deductibles, self-insured retentions, claims adjusting expenses, loss conversion factor expenses, retroactive premium adjustments, audits, collateral requirements (including surety bonds and collateral) and associated costs, uninsured losses, security deposits, legal fees, indemnity benefits, and any other costs or expenses that become due and payable in respect thereof.  Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of any Transferred Diversey Company or any Subsidiary of a Transferred Diversey Company or the Diversey Business under or in respect of any past or present insurance policy under which any Transferred Diversey Company or Affiliate thereof or the Diversey Business is a named insured.  From and after the Closing, Buyer and the Transferred Diversey Companies shall indemnify and hold harmless the Sellers and their respective Affiliates for any Losses they suffer or incur in connection with any claims by or on behalf of any Transferred Diversey Companies under any of the Sellers’ insurance policies.

(c)Notwithstanding the above, with respect to workers compensation policies or any “occurrence basis” insurance policies for which Buyer cannot reasonably obtain insurance coverage from and after the Closing, including any deductibles or self-insured retentions under such policies, in connection with the Transferred Diversey Companies or Diversey Assets, in respect of events occurring prior to and including the Closing Date, including claims that might be brought after the Closing but arising from events that occurred prior to Closing, SEE shall use reasonable best efforts to retain and administer all such claims and claims payments, including assisting Buyer or its Subsidiaries (at Buyer’s expense) in asserting claims for any loss, liability or damage suffered in connection with matters covered by such policies; provided that Buyer shall reimburse SEE for any claims actually paid under any such deductible or self-insured retention or other out-of-pocket costs and for the increase in the cost of insurance premiums directly related to such claims, all such reimbursement payments to be made within thirty (30) days of SEE’s request (but in any event not more than once each fiscal quarter).  The terms of such policies, including any deductibles and self-insured retentions, shall remain unaffected by the terms of this Agreement.  SEE shall use reasonable best efforts to obtain recoveries under such policies and shall remit to Buyer any recoveries in respect of such claims.  Buyer shall cooperate with SEE relative to all claim negotiation and settlement opportunities.  In the event that any Action is required for coverage to be asserted against any insurer or a claim to be perfected, Buyer shall control such actions and do so at Buyer’s sole expense. For the avoidance of doubt, this Section 5.23 shall not limit or modify SEE’s indemnification obligations pursuant to Article VI or Article VIII.

(d)For the avoidance of doubt, the insurance policies placed, and the claims that have occurred prior to the acquisition of Diversey, Inc. by SEE (or its Affiliates) on October 3, 2011, shall be the sole responsibility of Buyer.

Section 5.24Retransfer of Assets.  If either party reasonably determines after the Closing that (a) any of the Transferred Diversey Companies or their Subsidiaries owns any Excluded Assets, or that any Assets have been transferred by the Diversey Asset Sellers to the Diversey Asset Buyers that are not Diversey Assets, then Buyer shall transfer, assign, and convey, or shall cause any such Asset to be transferred, assigned, and conveyed, to SEE or any of its Affiliates or other designees designated by SEE without any consideration therefor; or (b) SEE or any of the Retained Subsidiaries owns any Acquired Diversey Assets, or that any Assets that are Diversey Assets have not been transferred by the Diversey Asset Sellers to the Diversey Asset Buyers, then SEE shall transfer, assign, and convey, or shall cause any such Asset to be transferred, assigned, and conveyed, to Buyer or any of its Affiliates or other designees designated by Buyer without any consideration therefor.  In each case of clause (a) and (b), any transfer of an Asset that occurs prior to the Buyer’s delivery of the Preliminary Adjustment Statement to SEE shall be deemed to have occurred at Closing for purposes of calculating Closing Cash, Closing Net Working Capital, Closing Indebtedness, and Closing Seller Expenses.

Section 5.25Buyer Substitution.  SEE and Buyer shall cooperate in good faith and use reasonable best efforts to cause an appropriate Transferred Diversey Company prior to Closing to be fully substituted for the applicable Seller or Affiliate or Subsidiary thereof with respect to any order, decree, judgment, settlement agreement, or Action with respect to any Assumed Liability in effect as of the Closing.  To the extent required by Law, SEE and Buyer shall use reasonable best efforts to inform the applicable Person, including Governmental Authorities, about its assumption of the Assumed Liability associated with the matters covered by this Section 5.25 and shall request that such Person direct all communications, requirements, notifications, and official letters related to such matters to the appropriate Transferred Diversey Company.  The parties shall (and shall cause its applicable Subsidiaries and Affiliates to) use reasonable best efforts to provide necessary assistance or signatures to the other to achieve the purposes of this Section 5.25.  Until such time as Buyer and the applicable Sellers or Affiliates or Subsidiaries thereof complete the substitutions outlined above, Buyer shall use reasonable best efforts to comply with the terms and conditions of all such orders, decrees, judgments, and Actions that remain in the name of any of the Sellers or their applicable Subsidiaries or Affiliates.  The costs of implementing this Section 5.25 shall be borne one half by Buyer and one half by SEE.

Section 5.26Financial Statements Deliveries.  No later than May 31, 2017, SEE shall make available to Buyer the Audited Financial Statements, which shall present fairly in all material respects the financial condition and the results of operations of the Diversey Business as of such dates and for such periods in accordance with GAAP (except as may be set forth in such Audited Financial Statements) and which shall be qualified by the fact that the Diversey

Business was not operated as a separate “stand alone” entity within SEE.  No later than 60 days following the end of each fiscal quarter commencing following the date hereof and ending prior to the Closing Date, SEE shall make available to Buyer unaudited combined financial statements of the Diversey Business for such fiscal quarter (or, in the case of the fiscal quarter in which the Closing occurs, the portion of such fiscal quarter), together with comparable periods for 2016 (and, in the case of the fiscal quarter in which the Closing occurs, the entire period through the end of the comparable fiscal quarter in 2016 and, in the case of each fiscal quarter in fiscal 2017 subsequent to the Closing, the comparable fiscal quarter in 2016), in each case, together with the notes thereto, which shall present fairly in all material respects the financial condition and the results of operations of the Diversey Business as of such dates and for such periods in accordance with GAAP (except as may be set forth in such financial statements) and which shall be qualified by the fact that the Diversey Business was not operated as a separate “stand alone” entity within SEE; provided, however, that with respect to the fiscal quarter ended March 31, 2017, such information shall not be required to be provided prior to the date that is ninety (90) days following the end of such fiscal quarter.  Within one hundred twenty (120) days of the Closing, SEE shall make available to Buyer the audited combined financial statements of the Diversey Business for and as of the period from January 1, 2017, through the Closing (the “Stub Year Audited Financial Statements”), which shall present fairly in all material respects the financial condition and the results of operations of the Diversey Business as of such dates and for such periods in accordance with GAAP (except as may be set forth in such Stub Year Audited Financial Statements) and which shall be qualified by the fact that the Diversey Business was not operated as a separate “stand alone” entity within SEE.  Buyer shall bear all costs of any deliveries required under this Section 5.26 to be made after the Closing, including, for the avoidance of doubt, all fees and expenses with respect to Stub Year Audited Financial Statements.  This Section 5.26 shall not limit or modify the provisions or the rights or obligations of the parties under Section 5.19.

Section 5.27Resignations.  To the extent requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date (or such later date prior to Closing as such actions can be accomplished without undue burden on SEE or its Subsidiaries), SEE shall cause each director (or other member of the appropriate governing body) of the Transferred Diversey Companies and their Subsidiaries for which resignation is requested to execute and deliver a customary letter effecting his resignation as a director (or other member of the appropriate governing body), but not in any other capacity, of such Transferred Diversey Company or such Subsidiaries thereof, as the case may be, effective as of, the Closing.

Section 5.28No Solicitation.

(a)For a period of one (1) year after the Closing Date, SEE shall not, and shall cause its Affiliates not to, directly or indirectly, induce or attempt to induce or hire any of the Persons identified by Buyer and disclosed to SEE not less than ten (10) days prior to the Closing to leave the employ of Buyer or its Affiliates for employment with SEE or its Affiliates, or violate the terms of their employment contracts, with Buyer or any of its Affiliates; provided that nothing in this Section 5.28(a) shall restrict or preclude the rights of SEE and its Affiliates from (i) soliciting or hiring any employee who responds to a general solicitation or advertisement that is not specifically targeted or directed at the senior management of the Diversey Business (and nothing shall prohibit such generalized searches for employees through various means, including the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches (so long as any such searches are not specifically targeted or directed at senior management of the Diversey Business), or posting searches on the internet) or (ii) soliciting or hiring any employee in the Diversey Business whose employment has been terminated by Buyer or any of its Affiliates (including the Transferred Diversey Companies and their Subsidiaries), including through a constructive termination, if applicable.  It is the desire and intent of the parties hereto that the provisions of this Section 5.28(a) shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provisions or portion of this Section 5.28(a) shall be adjudicated to be invalid or unenforceable, this Section 5.28(a) shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 5.28(a) in the particular jurisdiction in which such adjudication is made.

(b)For a period of one (1) year after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, induce or attempt to induce or hire any of the Persons identified by SEE and disclosed to Buyer not less than ten (10) days prior to the Closing to leave the employ of SEE or its Affiliates for employment with Buyer or its Affiliates, or violate the terms of their employment contracts, with SEE or any of its Affiliates; provided that nothing in this Section 5.28(b) shall restrict or preclude the rights of Buyer and its Affiliates from (i) soliciting or hiring any employee who responds to a general solicitation or advertisement that is not specifically targeted or directed at the senior management of SEE or its Affiliates (and nothing shall prohibit such generalized searches for employees through various means, including the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches(so long as any such searches are not specifically targeted or directed at senior management of the Diversey Business), or posting searches on the internet) or (ii) soliciting or hiring any employee of SEE or its Affiliates whose employment has been terminated by SEE or any of its Affiliates, including through a constructive termination, if applicable.  It is the desire and intent of the parties hereto that the provisions of this Section 5.28(b) shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provisions or portion of this Section 5.28(b) shall be adjudicated to be invalid or unenforceable, this Section 5.28(b) shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 5.28(b) in the particular jurisdiction in which such adjudication is made.

Section 5.29Non-Competition.

(a)For a period of two (2) years after the Closing Date, SEE shall not, and shall cause its Affiliates not to, directly or indirectly, in any country in which the Diversey Business is conducted as of the date of this Agreement and immediately prior to the Closing, engage in, own an interest in, or manage or operate a business that is competitive to the Diversey Business, as it is conducted as of the date of this Agreement and immediately prior to the Closing (collectively, the “Seller Prohibited Activities”); provided, however, that the Seller Prohibited Activities shall not include (i) the development, manufacturing, marketing, distribution, or sale of chemicals used for direct contact with food immediately prior to the food’s being placed in packaging materials (excluding, for the avoidance of doubt, chemicals used for food-related equipment), (ii) any services to create or improve operational efficiencies in labor or yield or in situations involving packaging or packaging equipment, (iii) any training services relating to clause (i) or clause (ii) above, or (iv) any training services relating to food safety provided to any customer purchasing goods or other services from SEE or any of its Affiliates.

(b)Notwithstanding the foregoing, the Buyer acknowledges and agrees that SEE and its Affiliates shall not be deemed to have violated the restrictions contained in Section 5.29(a) in the event that SEE or any of its Affiliates acquires or invests in: (i) any Person, or the assets thereof, if less than five percent (5%) of the gross revenues, assets, or income of such Person or assets (based on such Person’s latest annual audited consolidated financial statements) are related to or were derived from any Seller Prohibited Activities; (ii) any Person, or the assets thereof, if five percent (5%) or more of the gross revenues, assets, or income of such Person or assets (based on such Person’s latest annual audited consolidated financial statements) were derived from any Seller Prohibited Activities; provided that SEE and its Affiliates use reasonable best efforts to divest themselves, within twelve (12) months of such acquisition, of the assets or operations so acquired that constitute five percent (5%) or more of the gross revenues, assets, or income of such Person or assets; (iii) securities representing not more than two percent (2%) of the outstanding voting power of any Person; or (iv) any equity interest in any Person through any employee benefit plan of SEE or its Subsidiaries.

(c)Buyer further acknowledges and agrees that, notwithstanding the foregoing, none of SEE, its Affiliates, or any acquiring or surviving entity of a merger or consolidation shall be deemed to have violated the restrictions contained in Section 5.29(a) in the event that SEE or any of its Affiliates is acquired, directly or indirectly, by any Person engaged, directly or indirectly, prior to the date of such acquisition, in any Seller Prohibited Activities (it being understood and agreed that, in the case of an acquisition, merger, or other business combination with any such Person, SEE or any Affiliate thereof shall be deemed “acquired” only in the event that, following such acquisition, merger, or other business combination, fifty percent (50%) or more of the outstanding voting stock of the acquired, surviving, or combined entity is owned, directly or indirectly, by Persons other than the stockholders of SEE or their respective Affiliates immediately prior to such acquisition, merger, or other business combination).

(d)Buyer and SEE agree that, notwithstanding anything to the contrary in this Section 5.29, the provisions of this Section 5.29 shall not prohibit SEE or any of its Affiliates from operating or conducting any of their respective businesses or the Excluded Businesses, performing under any Related Agreement, or owning or operating any Excluded Asset in each case consistent with the terms and conditions of this Agreement.  It is the desire and intent of the parties hereto that the provisions of this Section 5.29 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provisions or portion of this Section 5.29 shall be adjudicated to be invalid or unenforceable, this Section 5.29 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 5.29 in the particular jurisdiction in which such adjudication is made.

Section 5.30Certain Intellectual Property Matters.

(a)Covenant Not to Sue.  Effective as of the Closing:

(i)For a period of two (2) years after the Closing Date, SEE, on behalf of itself and its Subsidiaries, hereby irrevocably covenants not to threaten or commence any Action in any jurisdiction throughout the world against Buyer or any of its Subsidiaries (including the Transferred Diversey Companies) or their respective Representatives, customers, resellers, manufacturers, suppliers, and distributors based on any assertion of infringement of Patents or misappropriation or other violation of Know-How to the extent arising directly or indirectly from the development, manufacturing, marketing, supplying, distribution, use or sale of chemicals used for direct contact with food immediately prior to the food’s being placed in packaging materials or related services (such activities, the “Direct Contact Chemical Activities”).

(ii)For a period of two (2) years after the Closing Date, Buyer, on behalf of itself, its Subsidiaries (including the Transferred Diversey Companies), and any successors  irrevocably covenants not to threaten or commence any Action in any jurisdiction throughout the world against SEE or any of its Subsidiaries and their respective Representatives, customers, resellers, manufacturers, suppliers, and distributors based on any assertion of infringement of Patents or misappropriation or other violation of Know-How to the extent arising directly or indirectly from the Direct Contact Chemical Activities.

(b)Intellectual Property Cross-License.  Effective as of the Closing:

(i)SEE, on behalf of itself and its Subsidiaries, hereby grants to Buyer and its Subsidiaries (including the Transferred Diversey Companies) a non-exclusive, irrevocable, perpetual, royalty-free, fully paid up, worldwide license to use (A) all Intellectual Property (other than (1) Trademarks; (2) Patents and Know-How in connection with Direct Contact Chemical Activities); (3) the Intellectual Property separately handled under the Transition Services Agreement, and (4) the Intellectual Property separately handled under the TempTrip Term Sheet) and (B) SEE's invention disclosures D45537 (Two-Compartment Pouch Pump System) and D45441 (Gas Plasma Disinfection), in each case that are owned and licensable hereunder by SEE or any of its Subsidiaries as of Closing and is necessary for the conduct of the Diversey Business, in connection with the operation of the Diversey Business and any natural evolution thereof (but excluding the Excluded Businesses as they exist as of the Closing Date).

(ii)Subject to the terms and conditions of this Agreement, Buyer, on behalf of itself, its Subsidiaries (including the Transferred Diversey Companies), grants to SEE and its Subsidiaries a non-exclusive, irrevocable, perpetual, royalty-free, fully paid up, worldwide license to use all Intellectual Property (other than (A) Trademarks; (B) Patents and Know-How in connection with Direct Contact Chemical Activities);  (C) the Intellectual Property separately handled under the Transition Services Agreement, and (D) the Intellectual Property separately handled under the TempTrip Term Sheet), if any, that is owned and licensable hereunder by Buyer or any of its Subsidiaries as of Closing and is necessary for the conduct of the Excluded Businesses as they exist as of the Closing Date, including the Patents and Know-How transferred at Closing from SEE and its Subsidiaries to Buyer, in connection with the operation of the Excluded Businesses as they exist as of the Closing Date and any natural evolution thereof (but excluding the Diversey Business).

(iii)SEE and its Subsidiaries, on the one hand, or the Buyer and its Subsidiaries (including the Transferred Diversey Companies), on the other hand, as the case may be, may (i) sublicense the rights granted to SEE and its Subsidiaries and Buyer and its Subsidiaries license set forth in Section 5.30(b)(i) or Section 5.30(b)(ii), as applicable, to (A) their vendors, consultants, manufacturers, contractors, suppliers, and other service providers, in connection with their providing services to SEE or to the Buyer or their respective Subsidiaries, as applicable, (B) their distributors, resellers, customers, and end-users, in connection with the use, distribution, licensing, offering, and sale of products and services of SEE, or the Buyer or their respective Subsidiaries, as applicable, but in each case of (A) and (B), not for the independent use of such Persons, and (C) their respective Affiliates, and (ii) transfer the license set forth in Section 5.30(b)(i) or Section 5.30(b)(ii), as applicable, (x) in whole to an Affiliate or (y) in whole or in part in connection with the sale or other disposition of all or the applicable portion of the Diversey Business or Excluded Businesses to which the license set forth in Section 5.30(b)(i) or Section 5.30(b)(ii), as applicable, relates.

(iv)All rights not expressly granted by a party hereunder are reserved to such party. Each party acknowledges and agrees that (A) the other parties have no training, policing, enforcement, notification of infringements or related obligations with respect to any Patents or Know-How licensed hereunder; and (B) the licenses granted in Section 5.30(b)(i) and Section 5.30(b)(ii) do not include any Patents or Know-How  newly developed or acquired by a party or its Affiliates after Closing.

Section 5.31Restructuring Plan.

(a)Attached as Section 5.31 to the Seller’s Disclosure Schedule is a draft restructuring plan reflecting SEE’s plan as of the date of this Agreement for the separation of the Diversey Business from the Excluded Businesses as contemplated by this Agreement.  SEE may in good faith (and after consultation with Buyer and giving due consideration to suggestions by Buyer) periodically revise the draft restructuring plan.  The separation of the Diversey Business from the Excluded Businesses, including as contemplated by the draft restructuring plan (and any such revisions thereto in accordance with this Section 5.31) shall not (i) adversely affect, in any material respect, the operation of the Diversey Business, taken as a whole, after the Closing or alter the items that constitute Assumed Liabilities or Diversey Assets, as reflected in the Financial Statements in a manner that is adverse to the Diversey Business or (ii) adversely impact the timing or consummation of the Financing contemplated by this Agreement beyond the Inside Date.  For all purposes of this Agreement, “Restructuring Plan” means SEE’s plan of the separation of the Diversey Business from the Excluded Businesses prior to the Closing, including as contemplated by the draft restructuring plan attached as Section 5.31 to the Seller’s Disclosure Schedule (and any revisions thereto in accordance with this Section 5.31) as implemented consistent with this Section 5.31.

(b)Subject to Section 5.16, SEE shall, and shall cause its Affiliates to, consummate the restructuring contemplated by the Restructuring Plan prior to Closing, and SEE and Buyer shall cooperate in good faith with respect thereto.

(c)SEE shall be responsible for all Restructuring Plan Liabilities, which shall be Retained Liabilities.

(d)As used in this Agreement, “Restructuring Plan Liabilities” means the Liabilities arising out of the separation of the Diversey Business from the Excluded Businesses prior to the Closing, including as contemplated by the Restructuring Plan, including any (i) Liabilities (other than Liabilities for Taxes) arising from asset or liability transfers prior to the Closing (but, for the avoidance of doubt, not from the transfer of any Diversey Assets or Assumed Liabilities from Sellers to Buyer or its Affiliates at the Closing as contemplated by Article I or after the Closing pursuant to Section 5.16), (ii) Liabilities for Taxes (A) relating to a Pre-Closing Tax Period (determined in accordance with Section 6.2), (B) resulting from the deferral of any income or gain from a Pre-Closing Period to a Post-Closing Tax Period, or (C) arising from “subpart F income” within the meaning of section 952 of the Code for a taxable period that begins or ends in the calendar year in which the Closing occurs, in each case, realized upon (or, solely in the case of clause (C) hereof, attributable to), the transactions undertaken to implement the Restructuring Plan (but, for the avoidance of doubt, excluding Transfer Taxes to the extent covered by the provisions of Section 6.5), (iii) Liabilities for the expenses of the formation of new entities required pursuant to the Restructuring Plan (but, for the avoidance of doubt, excluding any entity formed by Buyer or its Affiliates), (iv) Liabilities arising from a failure by SEE and its Subsidiaries to comply with this Section 5.31, and (v) Liabilities for expenses in connection with regulatory filings, notarial and registration fees, and other similar payments to Governmental Authorities to implement the Restructuring Plan.

Section 5.32Inbound NDAs.  SEE shall, and shall cause its Affiliates to, use reasonable best efforts to (a) enforce prior to the Closing (and to the extent that not included as Diversey Assets, after the Closing at Buyer’s expense) any and all confidentiality, nondisclosure or similar arrangements entered into with bidders or third parties in connection with the contemplated spinoff or sale of the Diversey Business and (b) not waive any rights thereunder without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned, denied, or delayed).

Section 5.33Certain Trapped Cash.  Subject to the other provisions of this Agreement, including Section 5.31 and the definition of System Cash, prior to the Closing, SEE (including the Transferred Diversey Companies and their Subsidiaries) shall be free to repatriate or otherwise transfer all Cash Equivalents (including Trapped Cash), by dividend, distribution or otherwise; provided, that any such repatriation or transfer of Cash Equivalents does not involve the creation or assumption of intercompany loans or accounts (whether (x) between SEE or any of the Retained Subsidiaries, on the one hand, and any of the Transferred Diversey Companies or their Subsidiaries, on the other hand, or (y) between or among any Transferred Diversey Companies or any of their Subsidiaries), in each case, that are not extinguished at or prior to the Closing without Liability to the Transferred Diversey Companies or Buyer from and after the Closing.  To the extent requested in writing by SEE within 30 days after the determination of the Final Adjusted Closing Amounts pursuant to Section 2.4, after the Closing the parties shall cooperate in good faith to transfer to SEE (or such Subsidiary of SEE designated in writing by SEE ) after the Closing the Trapped Cash in Egypt and Venezuela (and any other non-U.S. jurisdictions proposed by SEE and consented to by Buyer (such consent not to be unreasonably withheld, conditioned, denied, or delayed)) to the extent such Trapped Cash as of the Closing is not included in the definition of Closing Cash; provided that such transfer does not have a material adverse impact on the Diversey Business in the applicable jurisdiction and SEE bears all documented, out-of-pocket costs, Taxes and expenses arising from effecting such transfer; provided, further, that, to the extent Buyer or its Subsidiaries (including the Transferred Diversey Company or Subsidiary thereof) that transfers such Trapped Cash to SEE (or its designated Subsidiary) is unable, as a result of restrictions on repatriation, to deliver the full amount of Trapped Cash requested by SEE, such Subsidiary of Buyer shall deliver to SEE (or its applicable Subsidiary) all such amounts as it is able to transfer to SEE (or its applicable Subsidiary) without such restriction on repatriation, less all documented, out-of-pocket costs, Taxes and expenses arising from effecting such transfer.

Section 5.34TSA Principles.  Section 5.34 of the Seller’s Disclosure Schedule is hereby incorporated by reference.

Article VI

TAX MATTERS

Section 6.1Tax Indemnification.

(a)SEE’s Indemnification of Buyer.  SEE shall indemnify the Buyer Indemnified Parties and hold them harmless from, against and in respect of, without duplication: (i) any Taxes (other than Transfer Taxes addressed in Section 6.5) imposed on SEE or any of its Affiliates (for the avoidance of doubt, other than any of the Transferred Diversey Companies and their Subsidiaries) with respect to the Diversey Business or the Acquired Diversey Assets for or relating to any taxable period ending on or before the Closing Date and the portion of any Straddle Period (as defined herein) ending on the Closing Date (determined in accordance with Section 6.2 hereof) (each, a

“Pre-Closing Tax Period”), including, without limitation, any Liabilities of SEE or any of its Affiliates for Taxes related to the transactions contemplated by this Agreement (other than Transfer Taxes addressed in Section 6.5); (ii) any Losses resulting from SEE’s failure to perform its covenants in Section 2.5, Section 2.6, Section 5.1(t), or Article VI; (iii) all Taxes with respect to a Pre-Closing Tax Period of (A) any of the Transferred Diversey Companies or any of their Subsidiaries (including, without limitation, as a result of having been included in any Joint Return) or (B) with respect to the ownership of the Acquired Diversey Assets; (iv) any successor or transferee liability or other secondary or other non-primary liability for the Taxes of any Person (other than a Transferred Diversey Company or any of their Subsidiaries) as a result of transactions or events occurring, or contracts or agreements entered into, prior to the Closing, or a result of any Transferred Diversey Company being part of or owned by, or ceasing to be part of owned by, an affiliated, combined, consolidated, unitary, or similar group on or prior the Closing; (v) any Taxes (other than Transfer Taxes addressed in Section 6.5) arising from the indirect transfer of any Indirect Transfer Entity pursuant to this Agreement; and (vi) the portion of Transfer Taxes and VAT for which SEE is liable pursuant to Section 6.5 or Section 6.12. For purposes of this Section 6.1(a), SEE shall be credited for any prepayments, deposits, estimated or other Tax payments made by SEE or any of its Affiliates with respect to the Diversey Business on or before the Closing Date to the extent such payments actually reduce the amount of Taxes subject to indemnification under this Section 6.1(a). Notwithstanding the foregoing, SEE shall not indemnify and hold harmless Buyer and its Affiliates from any Liability for Taxes (A) to the extent such Taxes were included in the calculation of Net Working Capital of the Diversey Business or Indebtedness and (B) that result from any breach of Buyer’s covenants in this Agreement.

(b)Buyer’s Indemnification of SEE.  Buyer shall, and shall cause its Affiliates and the Transferred Diversey Companies and their Subsidiaries to, indemnify the SEE Indemnified Parties and hold them harmless from, against and in respect of, without duplication, (i) any Taxes (other than Transfer Taxes addressed in Section 6.5) attributable to or imposed on the Acquired Diversey Assets with respect to a taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date (determined in accordance with Section 6.2 hereof) (each, a “Post-Closing Tax Period”); (ii) any Taxes (other than Transfer Taxes addressed in Section 6.5) imposed on or assessed against any of the Transferred Diversey Companies or their Subsidiaries for or relating to a Post-Closing Tax Period; (iii) any Losses of SEE and its Affiliates resulting from a breach by Buyer or any of its Affiliates of any covenant contained in Section 2.5, Section 2.6 or this Article VI; and (iv) the portion of Transfer Taxes and VAT for which Buyer is liable pursuant to Section 6.5 or Section 6.12. Notwithstanding the foregoing, Buyer, its Affiliates, and the Transferred Diversey Companies and their Subsidiaries shall not indemnify and hold harmless the SEE Indemnified Parties for any Liability for Taxes that results from any breach of SEE’s covenants in this Agreement.

Section 6.2Closing of Current Taxable Year, Etc.

(a)Closing of Taxable Year. To the extent required or permitted by Law (including pursuant to Treasury Regulations promulgated under Section 1502 of the Code), the parties shall elect to close any taxable year of any of the Transferred Diversey Companies and their Subsidiaries as of the end of the Closing Date.

(b)Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of Taxes (or any Tax refund and amount credited against any Tax) that are allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (i) in the case of Taxes imposed on a periodic basis without regard to income, gross receipts, withholding, payroll or sales, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Transferred Diversey Companies and each of their Subsidiaries terminated at the end of the Closing Date and applying the Law in effect in each relevant jurisdiction at the time of such deemed termination. The amount of any refunds, credits, or offsets of Taxes with respect to the Diversey Business for any Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period pursuant to the same methodology set forth in the preceding sentence.

Section 6.3Tax Returns.

(a)Except as provided in Section 6.5 hereof, SEE shall, at its sole cost and expense, prepare, or cause to be prepared in accordance with applicable Law, (i) all Joint Returns due after the Closing Date and (ii) any other Income Tax Return of the Transferred Diversey Companies and any of their Subsidiaries for taxable periods ending on or before the Closing Date the due date of which (taking into account extensions) is after the Closing Date and each such Income Tax Return and, to the extent related to the Diversey Business, Joint Return shall be prepared in a manner consistent with the past practice of SEE and its Subsidiaries and their Affiliates unless otherwise required by applicable Law. SEE shall file, or cause to be filed, when due, all such Tax Returns described in this Section 6.3(a); provided, however, that, to the extent applicable Law provides that SEE is not authorized to file any such Income Tax Return, Buyer shall file, or cause to be filed, when due, such Income Tax Return as prepared by SEE.  Buyer shall and shall cause its Affiliates to cooperate with, and take any action reasonably requested by, SEE with respect to the preparation and filing of such Tax Returns.  The immediately preceding sentence shall in no way be construed as limiting or otherwise modifying the rights and obligations of the parties under Section 6.7 hereof.

(b)Except as provided in Section 6.5 hereof, Buyer shall, at its sole cost and expense, prepare, or cause to be prepared in accordance with applicable Law and file or cause to be filed, when due, all Tax Returns with respect to the Transferred Diversey Companies and their Subsidiaries or the Diversey Business in each case, that relate to a

Pre-Closing Tax Period (including a Straddle Period) and the due date of which (taking into account extensions) is after the Closing Date, required to be filed, other than those described in Section 6.3(a) hereof, and each such Tax Return shall be prepared in a manner consistent with the past practice of SEE and its Subsidiaries and their Affiliates; provided, however, to the extent Buyer provides written notice to SEE that it has determined, after a good faith inquiry with its tax advisor, that any past practice of SEE or its Subsidiaries or their Affiliates has no reasonable basis under applicable Law, Buyer shall not be required to file any such Tax Return consistent with such past practice unless SEE provides written advice upon which Buyer may rely from a nationally recognized law or accounting firm that there is at least a reasonable basis for such past practice, in which case Buyer shall file any such Tax Return consistent with such past practice.

(c)In the case of any Tax Return described in Section 6.3(a), SEE shall deliver to Buyer for its review and approval a draft of such Tax Return or, in the case of a Joint Return, a pro forma draft of such Joint Return setting forth such portions of such Joint Return that relate solely to the Transferred Diversey Companies or their Subsidiaries (and any schedules, work papers, and other documentation relevant to the preparation of such Tax Return or pro forma draft of such Tax Return) no later than forty-five (45) days prior to the due date for such Tax Return (including applicable extensions). SEE shall consider any reasonable changes proposed by Buyer in good faith, and SEE and Buyer shall cooperate to resolve any disagreements. With respect to any Joint Return, SEE shall not file such Joint Return until the earlier of (i) the receipt of written notice from Buyer indicating Buyer’s consent thereto (such consent not to be unreasonably withheld, conditioned, or delayed) or (ii) one (1) day prior to such Joint Return’s due date (including applicable extensions).  Buyer shall remit (or cause to be remitted) to SEE any Taxes shown as due with respect to such pro forma Joint Return for which Buyer, any of the Transferred Diversey Companies or their Subsidiaries, or any of their respective Affiliates is required to indemnify any of the SEE Indemnified Parties pursuant to this Agreement no later than two (2) days before the due date for the payment of such Taxes (including applicable extensions).  Notwithstanding anything in this Section 6.3(c) to the contrary, the filing of any Tax Return described in this Section 6.3(c) shall not limit or otherwise modify the obligations of any party pursuant to Section 6.1.

(d)In the case of any Tax Return described in Section 6.3(b), Buyer shall deliver to SEE for its review and approval a draft of such Tax Return (and any schedules, work papers, and other documentation relevant to the preparation of such Tax Return) no later than forty-five (45) days prior to the due date for such Tax Return (if such Tax Return is an Income Tax Return) and as soon as practical (if such Tax Return is not an Income Tax Return), in each case including applicable extensions. Buyer shall consider any reasonable changes proposed by SEE in good faith, and Buyer and SEE shall cooperate to resolve any disagreements.

(e)Buyer shall not file such Tax Return until the earlier of (i) the receipt of written notice from SEE indicating SEE’s consent thereto (such consent not to be unreasonably withheld, conditioned, or delayed) or (ii) one (1) day prior to such Tax Return’s due date (including applicable extensions).  SEE shall remit (or cause to be remitted) to Buyer any Taxes shown as due with respect such Tax Return for which SEE is required to indemnify any of the Buyer Indemnified Parties pursuant to this Agreement no later than two (2) days before the due date for the payment of such Taxes (including applicable extensions). Notwithstanding anything in this Section 6.3(d) to the contrary, the filing of any Tax Return described in this Section 6.3(d) shall not limit or otherwise modify the obligations of any party pursuant to Section 6.1.

(f)In the case of any Transferred Diversey Company that is part of an “affiliated group” within the meaning of Section 1504 of the Code the common parent of which group is (i) SEE or (ii) any affiliate of SEE that is not a Transferred Diversey Company or a Subsidiary of a Transferred Diversey Company, all items accruing on or before the Closing with respect to any such Transferred Diversey Company (including any deferred items triggered under Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) shall be allocated to the taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and, for the avoidance of doubt, shall not be allocated to any taxable period (or portion thereof) beginning after the Closing Date pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or allocated pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or any similar Law).

(g)If any of the Diversey Shares are “loss shares” for purposes of Treasury Regulations Section 1.1502-36 after taking into account (1) the effects of all applicable rules of law, including any adjustments under Treasury Regulations Section 1.1502-36(b), (c), or (d)(5)(iii) and (2) the payment of the Purchase Price, any post-closing payments treated as adjustments to the Purchase Price, and any other adjustments resulting from a final determination of the application of Treasury Regulations Section 1.1502-36, SEE shall make, or cause to be made, an election under Treasury Regulations Section 1.1502-36(d)(6) to reduce the basis of such Diversey Shares by an amount equal to 100% of the applicable Transferred Diversey Company’s attribute reduction amount, as tentatively computed under Treasury Regulations Section 1.1502-36(d)(3) without regard to such election If SEE is required pursuant to this Section 6.3(f) to make such an election, SEE shall deliver to Buyer for Buyer’s review a copy of any election described in this Section 6.3(f) forty-five (45) days prior to the due date of the U.S. federal Joint Return for the year in which such election is made. SEE shall consider in good faith any reasonable changes proposed by Buyer in good faith.

Section 6.4Contest Provisions.

(a)Notification of Contests. SEE and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand (the “Recipient”), shall notify the other party in writing within ten (10) Business Days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments, assessments, examinations or proceedings (whether judicial or administrative) which may affect the liability for Taxes of such other party or may give rise to an indemnification payment under Section 6.1 by such other party (a “Tax Audit”); provided that failure to give such notice to the other party (or the provision of any such notice that is not in sufficient detail to notify the other party of the nature of the Tax Audit) shall not void any indemnification obligation hereunder for any

Taxes arising in connection with such Tax Audit except to the extent such failure to give notice materially adversely affects the other party’s right to participate in and contest the Tax Audit.

(b)Control of Tax Audits.

(i)SEE’s Items. Solely to the extent a Tax Audit relates to any Taxes for which SEE is liable hereunder, SEE shall at its sole expense control the defense and settlement of such Tax Audit (including selection of counsel, determining whether to pursue or forego any and all administrative appeals, proceedings (whether judicial or administrative), hearings and conferences with any Tax Authority with respect thereto, and may, after any good faith consultation with Buyer pursuant to Section 6.4(b)(iv) hereof, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest such Tax Audit in any permissible manner).  In no case shall Buyer, the Transferred Diversey Companies or their Subsidiaries or any of their Affiliates settle or otherwise compromise any Tax Audit referred to in the preceding sentence without SEE’s prior written consent, and in no case shall SEE or any of its Affiliates settle or otherwise compromise any Tax Audit referred to in the preceding sentence without the Buyer’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) if such settlement would reasonably be expected to materially adversely affect Buyer or any of its Affiliates in a Post-Closing Tax Period.

(ii)Buyer’s Items. Solely to the extent a Tax Audit relates to any Taxes for which Buyer is liable hereunder, Buyer shall at its sole expense control the defense and settlement of such Tax Audit (including selection of counsel, determining whether to pursue or forego any and all administrative appeals, proceedings (whether judicial or administrative), hearings and conferences with any Tax Authority with respect thereto, and may, after any good faith consultation with SEE pursuant to Section 6.4(b)(iv) hereof, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest such Tax Audit in any permissible manner).  In no case shall SEE or any of its Affiliates settle or otherwise compromise any Tax Audit referred to in the preceding sentence without Buyer’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(iii)Combined and Mixed Items.  If a Tax Audit relates to Taxes for which both SEE and Buyer are liable hereunder, to the extent possible such Tax Items will be distinguished and each party will control the defense and settlement of those Taxes for which it is so liable.  If such Tax Audit relates to any Straddle Period and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, SEE shall control the defense and settlement of such Tax Audit.

(iv)Participation Rights. Any party who does not control a Tax Audit under this Section 6.4(b) for which such party may be obligated to indemnify the other party under this Article VI may observe, at its own expense, in the defense of such Tax Audit and employ counsel of its choice at its expense and the party controlling such Tax Audit under this Section 6.4(b) shall in good faith keep such party informed with respect to such Tax Audit and, upon the reasonable request of such party, shall consult with such party from time to time regarding the conduct of such Tax Audit.  Such non-controlling party shall be permitted to (A) review and provide comments with respect to any documents to be submitted to a Tax Authority in connection with such Tax Audit, which comments such controlling party shall consider in good faith, and (B) attend any meeting with a Tax Authority in connection with such Tax Audit (including any conferences and telephonic calls) as an observer (i.e., such non-controlling party shall not be permitted to directly address such Tax Authority with respect to any matters relating directly or indirectly to such Tax Audit).

Section 6.5Transfer Taxes.  Notwithstanding any other provision of this Agreement, all Tax Returns with respect to any excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes arising directly or indirectly from the entry into this Agreement or the Closing (including, for the avoidance of doubt, and except as otherwise provided in this Section 6.5, those arising pursuant to the Local Purchase Agreements or from the indirect transfer of any Indirect Transfer Entity) or the France Closing or the Dutch Closing (“Transfer Taxes”) shall be timely filed by the party responsible for such filing under applicable Law (provided that the parties hereto shall cooperate in the preparation and filing of any Tax Returns with respect to the Transfer Taxes, including by promptly supplying any information in their possession that is reasonably necessary for the preparation and timely filing of such Tax Returns or the payment of any amounts pursuant to this Section 6.5) and all such Transfer Taxes (and all reasonable out-of-pocket costs for the preparation of such Tax Returns) shall be borne one-half by Buyer and one-half by SEE; provided that, for the avoidance of doubt, this Section 6.5 shall not apply to any Income Taxes or gains Taxes resulting from the indirect transfer of any Indirect Transfer Entity or any Transfer Taxes that are Restructuring Plan Liabilities, which are Retained Liabilities.

Section 6.6Certain Post-Closing Settlement Payments and Post-Closing Actions.

(a)Buyer’s Claiming, Receiving or Using of Refunds and Overpayments. Except with respect to any Tax refunds arising from the carryback of any Tax loss, deduction or credit arising in a period (or portion thereof) beginning after the Closing Date, and subject to Section 6.6(b), if Buyer or any of its Affiliates (i) receives any refund of Tax or (ii) applies any overpayment of Taxes which, in each case, was not included in the calculation of Net Working Capital of the Diversey Business and is the subject of indemnification by SEE pursuant to this Agreement, Buyer shall transfer, or cause to be transferred, to SEE, within twenty (20) days of receipt or application, the entire amount of the refund or overpayment (including interest included therein), net of any Tax (including withholding Tax) payable by the party entitled to receive such refund or applying such overpayment, with respect to its receipt or application thereof (including with respect to any interest included in such refund or overpayment) and net of all reasonable out-of-pocket costs associated with collecting such amounts, received or applied by Buyer or any of its Affiliates. Buyer agrees to notify SEE promptly following the receipt of any such refund or application of any such overpayment.  In the event that Buyer or any of its Affiliates is required to repay any such refund to any Tax Authority or loses the benefit of any applied overpayment in each case due to the successful challenge of such refund or applied overpayment by such Tax Authority, SEE or its Affiliates, as applicable, shall promptly repay to Buyer its Affiliates, as applicable, an amount equal to such refund or applied overpayment upon written request therefor.

(b)Pre-Closing Tax Returns. Unless otherwise required or in connection with the settlement of a Tax Audit, (i) none of Buyer, the Transferred Diversey Companies or their Subsidiaries, or any of their respective Affiliates shall amend or modify (or file a refund claim with respect to) any Tax Return with respect to the Acquired Diversey Assets or the Transferred Diversey Companies or any of their Subsidiaries with respect to any Pre-Closing Tax Period without the prior written consent of SEE (which consent shall not be unreasonably withheld, conditioned, or delayed) and (ii) none of SEE or its Affiliates shall amend or modify any Joint Return with respect to the Acquired Diversey Assets or the Transferred Diversey Companies or any of their Subsidiaries for a Pre-Closing Tax Period to the extent such action would reasonably be expected to adversely affect Buyer, the Transferred Diversey Companies or their Subsidiaries, or any of their respective Affiliates with respect to a taxable period (or portion thereof) beginning after the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)Post-Closing Actions.  After the Closing:

(i)none of Buyer, the Transferred Diversey Companies or their Subsidiaries, or any of their respective Affiliates shall, without the prior written consent of SEE (which consent shall not be unreasonably withheld, conditioned or delayed), shall, with respect to the Diversey Business, the Acquired Diversey Assets, any Transferred Diversey Company or any of their Subsidiaries, take any action that results in the acceleration of any income or gain to any Pre-Closing Tax Period or deferral of any loss, deduction or credit from any Pre-Closing Tax Period to any Post-Closing Tax Period (including by making, effecting, or revoking any election) that would reasonably be expected to materially and adversely affect SEE or any of its Subsidiaries or their respective Affiliates or the Diversey Business in any Pre-Closing Tax Period with respect to Taxes.

(ii)none of SEE or any of its Subsidiaries or Affiliates, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), shall, with respect to the Diversey Business, the Acquired Diversey Assets, any Transferred Diversey Company or any of their Subsidiaries, take any action that results in the deferral of any income or gain to any Post-Closing Tax Period or acceleration of any loss, deduction or credit from any Post-Closing Period to any Pre-Closing Tax Period (including by making, effecting, or revoking any election) that would reasonably be expected to materially and adversely affect Buyer or any of its respective Affiliates or the Diversey Business in any Post-Closing Tax Period with respect to Taxes.

Section 6.7Mutual Cooperation.  SEE and Buyer shall, and each shall cause its Affiliates to, cooperate with each other in paying any Taxes, filing any Tax Return and conducting any Tax Audit (including any judicial or administrative proceeding) contemplated by this Agreement and, except as set forth to the contrary in this Agreement, take such action as the other party may reasonably request including the following: (a) provide data for the preparation of any Tax Return, including schedules, and make any elections that reasonably may be required by the other party; (b) provide required documents and data and cooperate in any Tax Audit or investigation of any Tax Return and execute appropriate powers of attorney in favor of the other party and/or its agents; (c) file protests or otherwise contest any proposed or asserted Tax deficiencies, including filing petitions for redetermination or prosecuting actions for refund in any court, and pursuing the appeal of any such actions; (d) execute Tax Returns or other documents reasonably required by the other party; (e) take any of the actions of the type described in Treasury Regulation Section 1.1502-77(a), which describes the scope of the agency of the common parent of a group of affiliated corporations; (f) provide complete access to, and comply with reasonable requests for copies of, all Tax Returns, books and records, data, documents, work papers, materials and other information relating to the Taxes of the Transferred Diversey Companies or their Subsidiaries for any taxable period; (g) make reasonably available to each other, its officers, directors, employees and agents for any fact finding, consultation and discussions related to the preparation and filing of any Tax Return, the conduct of any Tax Audit (including any judicial or administrative proceeding), and any other matter with respect to Taxes; (h) execute such powers of attorney as are reasonably requested and required by SEE or any of SEE’s Affiliates or Buyer or any of Buyer’s Affiliates on behalf of, as the case may be, Buyer or any of Buyer’s Affiliates or SEE or any of SEE’s Affiliates to enable the requesting party to represent the other party in a Tax Audit involving a Tax for which the requesting party is liable under applicable Law; and (i) take any action reasonably necessary to obtain and provide any receipts or other proof of payment form any Tax Authority with respect to Taxes that are the subject of this Agreement. Notwithstanding anything to the contrary contained herein, neither SEE nor any of its Affiliates shall be required to disclose to Buyer or any of its Affiliates any consolidated, combined, unitary, or other similar Tax Return of which SEE or its Affiliates is the common parent (other than a Transferred Diversey Company) or any information related to Taxes or Tax Returns other than information relating solely to the Transferred Diversey Companies and the Acquired Diversey Assets. SEE and Buyer hereby agree to reimburse each other for reasonable out-of-pocket expenses incurred by the other in connection with satisfying its obligations under this Section 6.7.  Prior to Closing, the parties will negotiate in good faith to reach agreement with respect to the surrender of group relief attributable to a tax period (or portion thereof) ending on or before the Closing Date of any UK resident Transferred Diversey Company or any UK resident Subsidiary of a Transferred Diversey Company.

Section 6.8Maintenance of Books and Records.  Notwithstanding anything in this Agreement to the contrary, until the applicable statute of limitation (including periods of waiver) has expired for any Tax Return filed or required to be filed covering the periods up to and including the Closing Date (including any Straddle Periods), Buyer and its Affiliates shall retain all Tax work papers and related materials in its possession and under its control that were used in the preparation of any such Tax Return. Buyer will notify SEE in accordance with Section 9.5, with an additional copy sent to the attention of the Vice President of SEE’s tax department (or an appropriate successor), sixty (60) days prior to disposing of any Tax records relating to such taxable periods and will deliver to SEE any such records requested by SEE.

Section 6.9Section 338(g) Election.  Buyer shall not make (or permit to be made) any election under Section 338(g) of the Code (or any comparable applicable provision of state, local or foreign Tax law) with respect to the Transferred Diversey Companies or their Subsidiaries without the prior written consent of SEE, which consent shall be exercised in the sole discretion of SEE and can be withheld for any reason or no reason (any such entity with respect to which SEE’s consent has been given, a “338 Entity”).

Section 6.10Additional Post-Closing Tax Covenant.  With respect to any of the Transferred Diversey Companies or any of their respective Subsidiaries, that, as of immediately prior to the Closing, is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (the “Prior CFCs”), through the end of any taxable period of such entity that includes the Closing Date, without the prior written consent of SEE (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer shall not, and shall cause its Affiliates (including the Transferred Diversey Companies and their respective Subsidiaries) not to, (i) take any action that changes the entity classification under Treasury Regulation Section 301.7701-3 of any of the Prior CFCs, (ii) liquidate, merge out of existence or otherwise terminate the corporate existence for U.S. federal income tax purposes any of the Prior CFCs, (iii) otherwise take any action or enter into any transaction that would reasonably be expected to be treated as a distribution out of earnings and profits for U.S. federal income tax purposes by such Prior CFC (including pursuant to Section 304 of the Code), or (iv) undertake any actions outside of the ordinary course with respect to any of the Prior CFCs (in either case based on the relevant Prior CFC’s historic business activities) that would reasonably be expected to cause SEE or any of its Affiliates to realize a material additional amount of “subpart F income” within the meaning of Section 952 of the Code (as compared to the amount of subpart F income that SEE or any of its Affiliates otherwise would have realized for such taxable period based on an interim closing of the books as of the close of the Closing Date).

Section 6.11Miscellaneous.

(a)Termination of Existing Tax Sharing Agreements. SEE hereby agrees and covenants that any Tax Sharing Agreement and any powers of attorney relating to Taxes, in each case to which any of the Transferred Diversey Companies and their Subsidiaries is a party (other than such a Tax Sharing Agreement among exclusively Transferred Diversey Companies and their Subsidiaries) will cease to apply to the Transferred Diversey Companies and their Subsidiaries on or prior to the Closing Date and no Transferred Diversey Company or its Subsidiaries shall be bound thereby or have any further liability thereunder.

(b)Conflict. In the event of any conflict with Article VIII, this Article VI shall control.

(c)Purchase Price Adjustment.  Except to the extent otherwise required by applicable Law, or as provided in Section 6.12 any payment made pursuant to this Article VI or Section 8.4 shall be treated as an adjustment to purchase price for all Tax purposes. Each of Buyer and SEE shall notify the other party if it (or its Affiliate) receives notice that any Tax Authority proposes to treat any indemnity payment under this Agreement as other than an adjustment to the Purchase Price for Tax purposes.

(d)Interpretation. References in this Article VI to a Subsidiary of a Transferred Diversey Company shall mean an entity that is a Subsidiary of a Transferred Diversey Company as of the end of the Closing Date and, for the avoidance of doubt, not an entity that is not contemplated to be, and is not, transferred indirectly to Buyer upon the consummation of the transactions contemplated by this Agreement.

Section 6.12VAT.  If SEE or any of the Diversey Asset Sellers determines (after taking appropriate professional advice) that VAT is chargeable on the transfer of any of the Diversey Assets, it shall promptly notify Buyer (and in any event at least ten (10) Business Days before the Closing Date) and provide a valid VAT invoice to Buyer on the Closing Date.  On receipt of such valid VAT invoice, Buyer shall pay to SEE or the relevant Diversey Asset Seller (as applicable) an amount equal to such VAT, in addition to the Purchase Price on the Closing Date. Notwithstanding anything to the contrary in this Agreement, any additional amount Buyer pays to Seller in respect of VAT shall not be treated as an increase to purchase price for Tax purposes or for purposes of Section 2.5.  In the event that, following the Closing Date, Buyer is unable to recover any VAT chargeable on the transfer of the Diversey Assets and delivers to SEE a certification, together with applicable supporting documentation to SEE, SEE agrees to repay to Buyer one half of the amount paid by Buyer to SEE with respect to VAT that Buyer is unable to recover. The parties shall cooperate and use reasonable best efforts (consistent with the Restructuring Plan and the other provisions of this Agreement) to reduce or eliminate the amount of VAT chargeable with respect to the transfer of the Acquired Diversey Assets.

Article VII

CONDITIONS TO THE SALE

Section 7.1Mutual Conditions.  The respective obligations of each party hereto to consummate the Closing and effect the Sale shall be subject to the fulfillment (or waiver by both SEE and Buyer, to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)No Injunction or Proceeding.  No statute, rule, regulation, executive order, decree, preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or restricts the consummation of the Sale, nor shall any proceeding by any Governmental Authority seeking the foregoing be pending in any court of competent jurisdiction; and

(b)Certain Required Governmental Approvals. The Required Governmental Approvals set forth in Section 7.1(b) of the Seller’s Disclosure Schedule shall have been obtained, and the respective waiting periods required in connection with such Required Governmental Approvals shall have expired or been terminated.

Section 7.2Conditions to the Obligations of SEE to Effect the Sale.  The obligation of SEE to consummate the Closing and effect the Sale shall be subject to the fulfillment, or written waiver by SEE, at or prior to the Closing of each of the following conditions:

(a)Representations and Warranties.  The Buyer Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on the Closing Date (provided that Buyer Fundamental Representations made as of a specified date shall be true and correct in all material respects only as of such specified date) (without regard to any materiality, “Buyer Material Adverse Effect,” or similar qualifications therein); and the representations and warranties of Buyer contained in Article IV (other than the Buyer Fundamental Representations) shall be true and correct as of the date of this Agreement, and as of the Closing as though made on the Closing Date (provided that representations and warranties made as of a specified date shall be true and correct only as of such specified date), except where the failure to be so true and correct (without regard to any materiality or “Material Adverse Effect,” or similar qualifications therein) has not had or would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)Performance by Buyer.  Buyer shall have performed and complied in all material respects with each of the obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c)Closing Certificates.  Buyer shall have furnished SEE with a certificate dated as of the Closing Date signed by a duly authorized executive officer of Buyer that the conditions set forth in Section 7.2(a) and Section 7.2(b) hereof have been and are satisfied as of the Closing.

(d)Buyer Deliverables.  The actions set forth in, and deliveries required by, Section 2.3(e) shall have been completed and received by SEE.

Section 7.3Conditions to the Obligations of Buyer to Effect the Sale.  The obligation of Buyer to consummate the Closing and effect the Sale shall be subject to the fulfillment, or written waiver by Buyer, at or prior to the Closing of each of the following conditions:

(a)Representations and Warranties of SEE.  The Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on the Closing Date (provided that Fundamental Representations made as of a specified date shall be true and correct in all material respects only as of such specified date) (without regard to any materiality, “Material Adverse Effect,” or similar qualifications therein); and the representations and warranties of SEE contained in Article III (other than the Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing as though made on the Closing Date (provided that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), except where the failure to be so true and correct (without regard to any materiality, “Material Adverse Effect” or similar qualifications therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Performance by SEE.  SEE shall have performed and complied in all material respects with each of the obligations and covenants required by this Agreement to be performed or complied with by SEE at or prior to the Closing.

(c)Closing Certificates.  SEE shall have furnished Buyer with a certificate dated as of the Closing Date signed by a duly authorized executive officer of SEE that the conditions set forth in Section 7.3(a), Section 7.3(b), Section 7.3(d), and Section 7.3(f) hereof have been and are satisfied as of the Closing.

(d)No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred, or be continuing, a Material Adverse Effect.

(e)SEE Credit Facilities.  SEE shall have refinanced its outstanding indebtedness under the SEE Credit Facilities or obtained any required consent under the SEE Credit Facilities to consummate the Sale, and evidence reasonably satisfactory to Buyer of the same shall be delivered to Buyer.

(f)Restructuring Plan.  The Restructuring Plan shall have been completed in accordance with its terms (except for any changes therefrom mutually agreed by Buyer and SEE) and Section 5.31.

(g)Dutch Closing.  The Dutch Acceptance Notice shall have been delivered to Buyer.

(h)SEE Deliverables.  The actions set forth in, and deliveries required by, Section 2.3(d) shall have been completed and received by Buyer.

(i)Final Audited EBITDA.  The Final Audited EBITDA, determined pursuant to Section 2.8, is at least the amount set forth on Exhibit L.

Article VIII

TERMINATION AND ABANDONMENT; INDEMNIFICATION

Section 8.1Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)by mutual written consent of SEE and Buyer;

(b)by SEE or Buyer if the Closing shall not have occurred on or before October 16, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to satisfy the conditions of the other party under this Agreement shall have been the primary cause of, the failure of the Closing to occur on or prior to such date. provided, further, that Buyer shall have no right to terminate this Agreement pursuant to this Section 8.1(b) earlier than the fourth (4th) Business Day following the Outside Date, if SEE has provided the notice required pursuant to Section 8.1(f)(iv) on or after the third (3rd) Business day prior to the Outside Date;

(c)by SEE or Buyer if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting consummation of the transactions contemplated hereunder and such order, decree, ruling, or other action shall have become final and binding; provided, however, that the terminating party shall have fulfilled its obligations contained in Section 5.3 prior to exercising its right to termination hereunder;

(d)by Buyer upon written notice to SEE, if there shall have been a breach of any of the representations, warranties, agreements, or covenants set forth in this Agreement on the part of SEE which would reasonably be expected to render the satisfaction of any conditions set forth in Section 7.1 or Section 7.3 incapable of satisfaction, such violation or breach has not been waived in writing by Buyer, and the violation or breach (i) has not been cured within the earlier of (A) the Outside Date or (B) the date that is (30) days following Buyer’s written notice of such breach and (ii) is not capable of being cured prior to the Outside Date or the end of such period of thirty (30) days; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein, and such breach would reasonably be expected to render the conditions to closing in Section 7.1 or Section 7.2 not to be satisfied as of the time the Closing would otherwise be required to occur pursuant to Section 2.3(a);

(e)by SEE upon written notice to Buyer, if there shall have been a breach of any of the representations, warranties, agreements, or covenants set forth in this Agreement on the part of Buyer which would reasonably be expected to render the satisfaction of any conditions set forth in Section 7.1 or Section 7.2 incapable of satisfaction, such violation or breach has not been waived in writing by SEE, and the violation or breach (i) has not been cured within the earlier of (A) the Outside Date and (B) the date that is thirty (30) days following SEE’s written notice of such breach and (ii) is not capable of being cured prior to the Outside Date or the end of such 30 day period; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to SEE if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein, and such breach would reasonably be expected to render the conditions to closing in Section 7.1 or Section 7.3 not to be satisfied as of the time the Closing would otherwise be required to occur pursuant to Section 2.3(a);

(f)by SEE upon written notice to Buyer, if (i) the Marketing Period has ended and all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that each such condition is then capable of being satisfied at a Closing on the date of such written notice and on the date the Closing would otherwise be required to occur under Section 2.3(a)) have been satisfied and remain satisfied or have been waived by Buyer, (ii) all of the conditions set forth in Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on the date of such written notice and on the date the Closing would otherwise be required to occur under Section 2.3(a)), and SEE has confirmed by irrevocable written notice delivered to Buyer that it is willing to waive any unsatisfied conditions in Section 7.2 (to the extent such waiver is permitted under Law) and that SEE stands ready, willing, and able to consummate the transactions contemplated by this Agreement on such date and on the date the Closing would otherwise be required to occur under Section 2.3(a), (iii) Buyer has failed to consummate the transactions contemplated by this Agreement by the date that the Closing would have otherwise been required to occur under Section 2.3(a), (iv) SEE has given Buyer written notice at least three (3) Business Days prior to such termination stating SEE’s intention to terminate this Agreement pursuant to this Section 8.1(f), and (v) Buyer fails to consummate the Closing on the date set forth in the foregoing notice; and

(g)by Buyer if the condition set forth in Section 7.3(i) is not satisfied after the determination of the Final Audited EBITDA pursuant to Section 2.8 and Buyer delivers notice of termination within ten (10) Business days of such determination.

Section 8.2Procedure and Effect of Termination.

(a)In the event of termination of this Agreement pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party, and, except as set forth in this Section 8.2, this Agreement shall terminate and be void and have no effect and the transactions contemplated hereby shall be abandoned and there shall be no Liability or obligation on the part of any party hereunder.  For the avoidance of doubt, subject to the provisions of Section 9.7, prior to the termination of this Agreement, each party shall be entitled to seek specific performance of the obligations of the other party under this Agreement in the event of an Intentional Breach.  If this Agreement is terminated as provided herein:

(i)each party hereto will return or destroy, at the recipient party’s option, and will cause its agents (including attorneys and accountants) to return or destroy, all documents, work papers and other material of the other party hereto relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;

(ii)all Information received by Buyer with respect to the business, operations, Assets or financial condition of SEE or its Subsidiaries shall remain subject to the Confidentiality Agreement in accordance with the terms thereof;

(iii)notwithstanding the termination hereof, the Confidentiality Agreement, the Limited Guaranty, the following sections of this Agreement shall remain in full force and effect: (A) Section 3.17 and Section 4.9 relating to brokers, (B) the second and third sentences of Section 5.2 relating to confidentiality matters, (C) Section 8.1 and this Section 8.2, and (E) Section 9.1, Section 9.5, Section 9.6, Section 9.7 (but only as it relates to another surviving provision), Section 9.8, Section 9.9, Section 9.12, Section 9.14, and Section 9.16.

(b)Notwithstanding Section 8.2(a) or anything else in this Agreement, in the event that this Agreement is terminated (i) pursuant to Section 8.1(e) or pursuant to Section 8.1(f); or (ii) pursuant to Section 8.1(b) at a time at which SEE would have been entitled to terminate pursuant to Section 8.1(e), then Buyer shall pay to SEE the Reverse Termination Fee by wire transfer of immediately available funds within two (2) Business Days following such termination to such accounts designated in writing by SEE.  As used herein, the term “Reverse Termination Fee” means a cash amount equal to $208,000,000.

(i)SEE and Buyer acknowledge and agree that (A) the provisions contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the parties to enter into this Agreement and as consideration for incurring the costs and expenses related to entering into this Agreement and preparing to consummate the transactions contemplated by this Agreement and (B) any amounts payable pursuant to this Section 8.2(b) do not constitute a penalty.  If Buyer fails to timely pay the Reverse Termination Fee in full and SEE commences an Action to obtain the Reverse Termination Fee that results in a judgment against Buyer for the Reverse Termination Fee (or any portion thereof), then Buyer shall reimburse SEE’s reasonable documented costs and expenses (including reasonable documented attorney’s fees, expenses and disbursements and any amounts payable pursuant to Section 5.19(b)) incurred in connection with such Action up to $2,500,000 in the aggregate.

(ii)Subject to the right of SEE to specific performance of this Agreement pursuant to Section 9.7 prior to the termination of this Agreement, SEE and Buyer expressly acknowledge and agree that, if the Reverse Termination Fee is payable pursuant to Section 8.2(b): (A) receipt of the Reverse Termination Fee in full by SEE and the payment in full by Buyer of any reimbursement, expense, or interest obligations pursuant to Section 8.2(b)(i) up to an aggregate amount of $210,500,000 (the “Buyer Max Liability Amount”), if any, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise (whether for damages or equitable relief (including specific performance whether based on contract, tort, or strict liability or otherwise)) of SEE and its Affiliates (and any other Person) against any Non-Recourse Person for any Loss suffered hereunder or under the Related Agreements or otherwise in connection with the transactions contemplated by this Agreement, including as a result of any breach of any representation, warranty, covenant, or agreement in this Agreement or the Related Agreement or the failure of the transactions contemplated by this Agreement to be consummated, and upon SEE’s receipt of payment in full of the Buyer Max Liability Amount, (1) no Non-Recourse Person shall have any further liability or obligation relating to or arising out of this Agreement, the Related Agreements, the Limited Guaranty, the Equity Commitment Letter, or the transactions contemplated by this Agreement, (2) neither SEE nor any of its Affiliates nor any other Person shall be entitled or permitted to (and SEE covenants that it will not and will not permit its Affiliates to) bring or maintain any Action against any Non-Recourse Person arising out of or in connection with this Agreement, any Related Agreement, or the transactions contemplated by this Agreement (including any Actions relating to the Debt Financing or Debt Commitment Letter), or any of the transactions contemplated thereby (or the abandonment or termination thereof), or any matters forming the basis for such termination, and (3) SEE shall use reasonable best efforts to cause any Action pending in connection with this Agreement, any Related Agreement

(including any Action relating to the Debt Financing or the Debt Commitment Letter or Equity Commitment Letter), or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), to the extent maintained by SEE or any of its Affiliates against any Non-Recourse Person, to be dismissed with prejudice promptly, and in any event within two (2) Business Days after the payment of the Reverse Termination Fee; (B) under no circumstances shall SEE or any of its Affiliates be entitled to collect (1) the Reverse Termination Fee on more than one occasion or (2) following SEE’s receipt of the Buyer Max Liability Amount, any monetary damages (including in lieu of specific performance) in excess of the Buyer Max Liability Amount; (C) in no event, if the Closing fails to occur, will the aggregate liability of the Buyer and the Non-Recourse Persons exceed the Buyer Max Liability Amount, except that the applicable Non-Recourse Persons shall remain obligated for, and SEE and its Subsidiaries shall be entitled to equitable remedies with respect to, any breach of the Confidentiality Agreement; and (D) in no event shall SEE seek on its own behalf or on behalf of any of its Affiliates, directors, officers, employees, partners, managers, members, stockholders, advisors, agents and other representatives, successors, and assigns any damages from, or otherwise bring any Action (whether for damages or equitable relief (including specific performance whether based on contract, tort, or strict liability or otherwise) against, any Non-Recourse Persons in connection with this Agreement, the Related Agreements or the transactions contemplated hereby (including any Action relating to the Debt Financing or Debt Commitment Letter), other than an Action to recover payment of the Buyer Max Liability Amount to the extent the Buyer Max Liability Amount is not paid when due pursuant to Section 8.2(b)(i).If under any circumstances Buyer is required to pay the Reverse Termination Fee hereunder, Buyer shall have the right to instead consummate the Closing and the transactions contemplated by this Agreement and the Related Agreements in lieu of paying the Reverse Termination Fee.

Section 8.3Survival of Representations, Warranties, and Covenants.  The representations and warranties contained in this Agreement and the Local Purchase Agreements, and in any certificate or instrument delivered hereunder or thereunder and those covenants and agreements contained in Sections 5.1, 5.8, 5.12, 5.13, 5.15, 5.16, 5.17, 5.25, 5.27, 5.31, 5.32, and 5.34 that by their terms apply or are to be performed in whole or in part prior to the Closing Date shall survive the Closing and shall thereupon terminate one (1) year after the Closing Date; provided that the Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing until expiration of the applicable statute of limitations for the underlying claim.  All covenants and agreements contained herein which by their terms contemplate actions or performance or impose obligations in each case, in whole or in part, following the Closing shall survive the Closing and remain in full force and effect until termination thereof or completion of performance thereof in accordance with their terms; provided that, for the avoidance of doubt, (a) the obligations of Buyer to assume, and to indemnify SEE Indemnified Parties for, the Assumed Liabilities and (b) the obligations of SEE to retain, and indemnify Buyer Indemnified Parties for, the Retained Liabilities shall in each case survive the Closing until the 20th anniversary of the Closing.  Notwithstanding the foregoing, for the avoidance of doubt, the survival period in this Section 8.3 shall be tolled pursuant to Section 8.4(d), as applicable.

Section 8.4Indemnification.

(a)From and after Closing, and subject to Section 8.3 and this Section 8.4, SEE shall pay, defend, discharge, indemnify and hold harmless Buyer and its Subsidiaries and each of their Affiliates and each of Buyer’s, its Subsidiaries’, and its Affiliates’ respective officers, directors, employees, and agents (collectively, the “Buyer Indemnified Parties”) from and against any Losses (other than, except as provided in Section 8.4(n), indemnification related to Taxes or Losses arising from or related to Taxes, which shall be governed exclusively by Article VI) arising from or in connection with (i) the failure of the Sellers to duly perform or observe any covenant or agreement to be performed or observed by the Sellers pursuant to this Agreement or any Related Agreement (the remedy for which survives the Closing); (ii) any of the Retained Liabilities or Excluded Assets; or (iii) any breach or inaccuracy of any representation or warranty made by SEE in Article III of this Agreement and the SEE Representations Certificate.  Buyer acknowledges and agrees that, except as otherwise provided in this Agreement, SEE shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss is caused by action or inaction by Buyer or any of its Subsidiaries or Affiliates after the Closing Date, including Buyer’s operation of the Diversey Assets and the Diversey Business after the Closing.

(b)From and after Closing, and subject to Section 8.3 and this Section 8.4, Buyer shall pay, defend, discharge, indemnify and hold harmless SEE and its Subsidiaries and each of their Affiliates and each of SEE’s, its Subsidiaries’ and its Affiliates’ respective officers, directors, employees, and agents (collectively, the “SEE Indemnified Parties”) from and against any Losses arising from or in connection with (i) the failure of Buyer to duly perform or observe any covenant or agreement to be performed or observed by Buyer after the Closing pursuant to this Agreement or any Related Agreement (the remedy for which survives the Closing); (ii) any of the Assumed Liabilities (regardless of whether such Assumed Liabilities were assumed by Buyer pursuant to Section 1.3) or the ownership or operation of the Diversey Assets or the Diversey Business (whether prior to, at, or following the Closing); or (iii) any breach or inaccuracy of any representation or warranty made by Buyer in Article IV of this Agreement and the certificate to be delivered pursuant to Section 7.2(c) (but solely to the extent such certificate relates to Section 7.2(a) therein).  SEE acknowledges and agrees that, except as otherwise provided in this Agreement, Buyer shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss is caused by action or inaction by SEE or any of its Subsidiaries or Affiliates after the Closing Date.

(c)Any calculation of Losses for purposes of this Section 8.4 or any indemnity payments made under Article VI hereof shall be (i) net of any insurance or other third-party recovery actually received by the Indemnified Party (whether paid directly to such Indemnified Party or assigned by the Indemnifying Party to such Indemnified Party) and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnified Party as a result of any such Losses or Taxes; provided that, such Tax benefit is realized in any taxable year in which or prior to which such Loss or Tax was incurred, or in the succeeding four (4) taxable years.  For purposes of determining the amount of any Tax benefit, the recipient of the Tax benefit shall be deemed to realize, with respect to any taxable year, a Tax benefit attributable to a Loss or Tax if, and to the extent that, the Indemnified Party’s cumulative Liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Loss or Tax from all taxable years, exceeds the Indemnified Party’s actual cumulative Liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Loss or Tax for all taxable years (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any taxable year).  An Indemnified Party who has a right to make a claim under any policy of insurance with respect to any claim for indemnification pursuant to Article VI or this Section 8.4 shall be required to make such claim under such policy of insurance promptly and in the manner required by the applicable insurance carrier before or concurrently with seeking recourse under Article VI or this Section 8.4, and the Indemnified Party shall use reasonable best efforts to cooperate with such insurance carrier and the Indemnifying Party in the prosecution of any such claim.  A party (and its Affiliates) shall not be deemed to have suffered a “Loss” with respect to the amount of an item to the extent such party was actually compensated therefor by reason of an increase in the amount otherwise paid to it or a reduction in the amount otherwise paid by it pursuant to Section 2.4 hereof.

(d)No Action or claim for Losses subject to indemnification under this Section 8.4 with respect to a breach or inaccuracy of any representation or warranty or failure to perform a covenant or agreement contained in this Agreement shall be brought or made after the date on which such representation, warranty, covenant, or agreement terminates pursuant to Section 8.3 hereof, regardless of when the facts underlying such claim are first discovered; provided, however, that any claim made after the Closing and prior to such termination date with reasonable specificity by the Indemnified Party to the Indemnifying Party shall survive (and be subject to indemnification) until it is finally and fully resolved.

(e)Notwithstanding any provision in this Section 8.4 to the contrary, no Seller shall have any liability (i) under Section 8.4(a) with respect to Losses solely to the extent the amount of such Losses was taken into account as a reduction in the amount payable by Buyer in determining the Final Adjusted Closing Amounts or (ii) under Section 8.4(a)(iii) with respect to Losses solely to the extent that the item giving rise to such Losses was disclosed (x) in the Seller’s Disclosure Schedules as of the date hereof or (y) in a filing with or furnished to the United States Securities Exchange Commission between January 1, 2015 and one (1) Business Day prior to the date hereof.

(f)For purposes of determining the amount of Losses resulting from a breach or inaccuracy of a representation or warranty and for purposes of determining whether there has been any breach or inaccuracy of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “materiality,” “material,” “material to the Diversey Business taken as a whole,” “Material Adverse Effect” or any similar term or phrase shall be disregarded (except with respect to the representations and warranties made by SEE in Section 3.5, Section 3.6(a), and Section 3.8, and in the definition of “Material Contracts”).

(g)Upon receipt by a Buyer Indemnified Party or SEE Indemnified Party (in either case, an “Indemnified Party”) of notice from a third party of any Action, demand, or assessment against such Indemnified Party (a “Third Party Claim”) that might give rise to a claim for Losses under this Section 8.4, the Indemnified Party (or SEE or Buyer, as applicable, on behalf of such Indemnified Party) shall promptly give written notice thereof to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth, with reasonable specificity, the nature of and facts underlying each particular claim (including identification of all particular sections of this Agreement pursuant to which indemnification is being sought), a copy of any documentation received from the third party, and a good faith estimate of the amount and character of the Losses relating thereto; provided, however, that failure to give such notice shall not eliminate the right to indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(i)The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such matter as to which the Indemnified Party is seeking indemnification hereunder.  If the Indemnifying Party determines, in accordance with the preceding sentence, to undertake to compromise or defend any such asserted liability, it shall, within thirty (30) days of the Indemnifying Party’s receipt of notice of such Third Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate in good faith with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not settle any such asserted liability without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) unless such settlement releases the Indemnified Party in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party.  Except with respect to Existing SEE Actions, notwithstanding an election of the Indemnifying Party to assume the defense of such action or proceeding, the Indemnified Party shall have the right, at its own cost and expense, to employ separate counsel and to participate in the defense of such action or proceeding; provided that the Indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel in each jurisdiction, if, but only if, (A) (1) the defendants in, or targets of, any such action or proceeding include both an Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party or (2) the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such proceeding (in either case the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Party), or (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within thirty (30) days of receipt of Buyer’s written notice of the institution of such proceeding.  In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party.

(ii)If the Indemnifying Party does not undertake to compromise or defend a Third Party Claim pursuant to Section 8.4(g)(i) above, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but in such case, the Indemnified Party shall control the investigation and defense of the asserted liability; provided, however, that the Indemnified Party shall not consent to any settlement of a Third Party Claim without the prior written consent of the Indemnifying Party; provided, further, that the Indemnifying Party may, at its option, elect at any time to assume and control the defense against such Third Party Claim.  The Indemnifying Party’s decision to allow the Indemnified Party to take the lead with respect to any indemnity obligation of the Indemnifying Party shall not limit, expand, or otherwise affect the Indemnifying Party’s obligation to indemnify the Indemnified Party with respect to any such indemnity obligation, and if an Indemnified Party settles a Third Party Claim it is defending pursuant to this Section 8.4(g)(ii) without obtaining the Indemnifying Party’s written consent to such settlement in violation of the immediately preceding sentence, then the Indemnifying Party shall be relieved of its indemnification obligations hereunder with respect to such Third Party Claim.

(h)In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under this Agreement that does not involve a claim by a third party, promptly after becoming aware of any facts or circumstances which the Indemnified Party believes have given or would reasonably be expected to give rise to a right of indemnification pursuant to this Agreement, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party in writing setting forth, with reasonable specificity, the nature of and facts underlying each particular claim (including identification of all particular sections of this Agreement pursuant to which indemnification is being sought) and a good faith estimate of the amount and character of the Losses relating thereto.  The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been prejudiced by such failure.  If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation pursuant to Section 9.9.

(i)The indemnification provisions of Article VI and this Section 8.4 (i) shall be the sole and exclusive remedy (other than injunctive relief or specific performance as contemplated by Section 9.7, and other than as provided in Section 2.4 and Section 5.16(g), and other than as specifically provided in the Transition Services Agreement, the Clawback Agreement, the Trademark License Agreement (CRYOVAC Mark), or any definitive written license agreement based on the TempTrip Term Sheet) following the Closing with respect to any breach or inaccuracy of any representation or warranty or any failure to perform any agreement, covenant, or any other obligation contained in this Agreement or any Related Agreement, with respect to any and all claims arising under, out of, or relating to this Agreement or any Related Agreement, the transactions contemplated hereby, and the negotiation, execution, or performance of this Agreement or any Related Agreement, and with respect to any Losses arising out of or in connection with the Assumed Liabilities, Diversey Assets, Retained Liabilities, or Excluded Assets (collectively, the “Specified Matters”); (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise (other than to the extent expressly set forth in Section 8.4(c)); and (iii) are intended to be comprehensive and not to be limited by any requirements of Law concerning prominence of language or waiver of any legal right under any Law (including rights under any workers’ compensation statute or similar statute conferring immunity from suit).  In furtherance of the foregoing, other than with respect to injunctive relief or specific performance as contemplated by Section 9.7, and other than as provided in Section 2.4 and Section 5.16(g), and other than as specifically provided in the Transition Services Agreement, the Clawback Agreement, the Trademark License Agreement (CRYOVAC Mark), or any definitive written license agreement based on the TempTrip Term Sheet, following the Closing, each of Buyer and SEE hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action that exist or may arise in the future that it may have against each other or any of the Affiliates of the other arising under or based upon any Law with respect to the Specified Matters.  Nothing in this Section 8.4(i) shall limit a Person’s right to seek a remedy on account of fraud in respect of any of the representations and warranties made in this Agreement.  The obligations of the parties set forth in this Section 8.4 shall be conditioned upon the occurrence of the Closing.  Without limiting the generality of the foregoing, in no event shall any party, its successors, or its permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement and the Related Agreements.

(j)Notwithstanding anything to the contrary set forth herein, neither SEE nor Buyer shall be required to provide indemnification for Losses under Section 8.4(a)(i) and Section 8.4(a)(iii) or under Section 8.4(b)(i) and Section 8.4(b)(iii) to the Buyer Indemnified Parties or SEE Indemnified Parties, respectively, (i) for any individual item for which the Loss relating thereto is less than $250,000 (the “De Minimis Claim Threshold”) or (ii) in respect of each individual item for which the Loss relating thereto is equal to or greater than the De Minimis Claim Threshold, unless the aggregate amount of all such Losses incurred by the Buyer Indemnified Parties or SEE Indemnified Parties, as applicable, with respect to such breaches (in the aggregate), exceeds $32,000,000 (the “Basket”), in which case the obligation to provide indemnification under Section 8.4(a)(iii) or Section 8.4(b)(iii) to the Buyer Indemnified Parties or SEE Indemnified Parties, as the case may be, shall apply only with respect to such amounts as are in excess of the Basket; provided, however, that the Basket shall not apply to any claim involving Losses arising out of or relating to a breach or inaccuracy of any Fundamental Representation or Buyer Fundamental Representation.

(k)Notwithstanding anything to the contrary set forth herein, neither SEE nor Buyer shall be required to make payments for indemnification to Buyer Indemnified

Parties or the SEE Indemnified Parties, respectively, under Section 8.4(a)(iii) and Section 8.4(b)(iii) when the aggregate amounts paid by SEE or Buyer, as applicable, with respect thereto exceeds $128,000,000 (the “Cap”); provided, however, that the Cap with respect to Losses arising out of or relating to a breach or inaccuracy of any Fundamental Representation or Buyer Fundamental Representation shall be $240,000,000.

(l)Neither the Basket nor the Cap shall apply to any claim involving Losses arising out of or relating to any claim for indemnification pursuant to Article VI, Section 8.4(a)(i), Section 8.4(a)(ii), Section 8.4(b)(i), or Section 8.4(b)(ii).

(m)Each Indemnified Party shall use, and shall cause its Affiliates to use, reasonable best efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss, asserting claims against a third party, or otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter.  To the extent that any breach of any representation or warranty contained in this Agreement is capable of remedy, the Indemnified Party shall afford the Indemnifying Party a reasonable opportunity to remedy such matter.

(n)Buyer shall not have any right to indemnification under this Section 8.4 with respect Losses or Taxes that result from any breach of the representations set forth in Section 3.10; provided, however, that, notwithstanding this Section 8.4(n), Buyer shall have the right to indemnification for Taxes that are attributable to a breach of the representations set forth in Section 3.10(i) and Section 3.10(j) that are imposed in or relate to a Post-Closing Tax Period; provided, further, that the determination of whether there has been a breach of the representations set forth in Section 3.10(j) shall be made without regard to Section 3.10(j) of the Seller’s Disclosure Schedule.

Article IX

MISCELLANEOUS

Section 9.1Amendment and Modifications.  This Agreement may be amended, modified or supplemented at any time by the parties hereto, but only by an instrument in writing signed on behalf of SEE and Buyer.  To the extent any amendment or waiver to Section 8.2(b), this Section 9.1, Section 9.6,  Section 9.9(a), Section 9.9(c), Section 9.9(d), Section 9.15, and Section 9.16 is sought which is adverse in any material respect to the rights of the Debt Financing Sources, the prior written consent of such Debt Financing Sources shall be required before such amendment or waiver is rendered effective.

Section 9.2Extension; Waiver.  At any time before the Closing to the extent permitted by applicable Law, either SEE or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Person with any covenant, agreement, or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any such waiver or extension shall be in a written instrument duly executed by the waiving party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of such right preclude other or further exercise thereof or any other right.  This Section 9.2 will apply as the sole valid means of executing a waiver or extension to all references in this Agreement or the Related Agreements to which Buyer and SEE are the only parties to such items contained therein.

Section 9.3Entire Agreement; Assignment.  This Agreement (a) constitutes, together with the Related Agreements, the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Fee Letter, the Engagement Letter, and the Limited Guaranty) and (b) shall not be assigned by operation of law or otherwise; provided, however, that either party may assign this Agreement and the Local Purchase Agreements or any certificate or instrument delivered hereunder or thereunder to which it is a party, in whole or in part, and any or all rights and obligations, in whole or in part, under this Agreement or the Related Agreements (including Buyer’s rights to acquire the Acquired Diversey Assets and the Diversey Shares) to any Affiliate of such party (unless to do so would restrict, delay, or otherwise interfere with the consummation of the transactions contemplated by this Agreement), but no such assignment shall relieve either party of its obligations hereunder (including in the event of the assignee’s failure to perform such obligations); provided, further, that Buyer (or its Affiliate) shall have the right to assign all or any portion of its right, and obligations pursuant to this Agreement from and after Closing to any lenders party to the Debt Commitment Letter (or any alternative financing source in accordance with Section 5.18) (so long as any such assignment shall not relieve Buyer of its obligations hereunder).

Section 9.4Validity; Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect, except this Agreement will not be enforced without giving effect to Section 8.2(b) and Section 9.7(b) (and any necessary related provisions or definitions).

Section 9.5Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (with receipt confirmed), e-mailed (with receipt confirmed), or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to Buyer, to:

c/o Bain Capital Private Equity, L.P.

200 Clarendon Street

Boston, MA 02116

Attn: David Hutchins

Email: dhutchins@baincapital.com

With a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Christopher J. Torrente

Email: christopher.torrente@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attn: Neal J. Reenan, P.C.

Email: neal.reenan@kirkland.com

Attn: Ian N. Bushner

Email: ian.bushner@kirkland.com

If to SEE, to:

Sealed Air Corporation

2415 Cascade Pointe Boulevard

Charlotte, North Carolina 28208

Attn: General Counsel

E-mail: tom.lagaly@sealedair.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

920 North King Street

Wilmington, Delaware 19801

Attn: Robert B. Pincus

E-mail: Bob.Pincus@skadden.com

Attn: Allison L.  Land

E-mail: Allison.Land@skadden.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 9.6Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof (other than as contemplated by, and except to the extent required under, the Financing Commitments, which shall be governed by and construed in accordance with the Laws of the State of New York, except with respect to the interpretation and application of the definition of Material Adverse Effect, to which the Laws of the State of Delaware shall apply).

Section 9.7Specific Performance.

(a)The parties hereto agree that, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine.  Accordingly, the parties hereto expressly consent to the granting of an injunction, specific performance, or other equitable relief to prevent breaches or threatened breaches of any provision of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity, except as otherwise provided in this Agreement (including in Section 8.2 and Section 9.7(b)).  The parties hereto further agree not to assert that a remedy (i) of injunctive relief, specific performance, or other equitable relief is unenforceable, invalid, or contrary to Law or (ii) of monetary damages would provide an adequate remedy.  Each of the parties hereto hereby waives (A) any defense that a remedy at law would be adequate and (B) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(b)The parties hereto agree that, notwithstanding anything in this Agreement (including Section 5.18 and the foregoing Section 9.7(a)) to the contrary, SEE shall be entitled to an injunction, specific performance, or any other equitable relief requiring Buyer to cause the Equity Financing to be funded, to specifically enforce Buyer’s rights under the Equity Commitment Letter, or to cause Buyer to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.3(a), on the terms and subject to the conditions in this Agreement, solely and exclusively pursuant to this Section 9.7(b) if and only if: (i) all conditions in Section 7.1 and Section 7.3 have been satisfied and remain satisfied as of the date on which the Closing would otherwise be required to occur (other than those conditions that, by their nature, are to be satisfied at the Closing; provided that such conditions are capable of satisfaction as of such date and the date the Closing would otherwise be required to have occurred under Section 2.3(a)), (ii) Buyer fails to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 2.3(a), (iii) the Debt Financing (or alternative debt financing in accordance with Section 5.18) has been funded or will be funded to Buyer at the Closing (or, if such Debt Financing has been funded into escrow, such funds have been or will be released from escrow at the Closing) if the Equity Financing were to be funded at Closing, and (iv) SEE has confirmed in an irrevocable writing delivered to Buyer if specific performance is granted and the Equity Financing is funded, then SEE is prepared to consummate the transactions contemplated by this Agreement.  The election of SEE to pursue an injunction or specific performance prior to the termination of this Agreement shall not restrict, impair, or otherwise limit SEE from subsequently seeking to terminate this Agreement and seeking to collect the Reverse Termination Fee pursuant to Section 8.2(b); provided, however, that SEE shall not be entitled to receive both a grant of specific performance of the consummation of the transactions contemplated hereby pursuant to this Section 9.7(b) and the payment of any portion of the Reverse Termination Fee (or any money damages).

Section 9.8Publicity.  Each of the parties to this Agreement hereby agrees with the other party hereto that no press release or similar public announcement or communication shall, if prior to, or after, the Closing, be made or be caused to be made (including by such parties’ respective Affiliates) concerning the execution or performance of this Agreement unless the parties shall have agreed in advance with respect thereto.  Notwithstanding the foregoing (a) either party may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of one of the parties is listed and (b) SEE may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; provided that with respect to the Diversey Business (except to the extent it relates to SEE’s activities with respect to the effect on SEE of the separation or disposition of the Diversey Business), SEE will use reasonable best efforts to remain within the bounds of the parties’ prior disclosures; provided, further, that, prior to the Closing, in the case of clauses (a) and (b) above, such party shall, unless impracticable in light of the circumstances, (i) provides the other party with a reasonable opportunity in light of the circumstances to review such party’s intended communication and (ii) consider in good faith modifications to the intended communication that are requested by the other party.

Section 9.9Jurisdiction; Forum, Etc.

(a)The parties hereto agree that the appropriate, exclusive, and convenient forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in the Court of Chancery of the State of Delaware or, if such court lacks personal or subject matter jurisdiction, then in any state or federal court in New Castle County in the State of Delaware.  The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit (i) SEE’s or any of its Subsidiaries’ ability or right to join or implead Buyer or any of its Subsidiaries in an action brought against SEE or any of its Subsidiaries by an unaffiliated third party in a jurisdiction outside the State of Delaware and Buyer agrees that, pursuant to Section 9.9(b), it (and its Subsidiaries, as applicable) will submit to such jurisdiction or (ii) Buyer’s or any of its Subsidiaries’ ability or right to join, implead SEE or any of its Subsidiaries in an action brought against Buyer or any of its Subsidiaries by an unaffiliated third party in a jurisdiction outside the State of Delaware, and SEE agrees that, pursuant to Section 9.9(b), it (and its Subsidiaries, as applicable) will submit to such jurisdiction.  In any such Action, the parties irrevocably consent to service of process in the manner provided for notices in Section 9.5 above, or in any other manner permitted by applicable Law.  The parties hereto further agree, to the extent permitted by Law, that final and unappealable judgment against a party in any Action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b)To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 9.9(a).

(c)Notwithstanding anything herein to the contrary, the parties hereto agree that the appropriate, exclusive, and convenient forum for any dispute brought against the Debt Financing Source Related Parties relating to this Agreement, the Local Purchase Agreements or any certificate or instrument delivered hereunder or thereunder, or the transactions contemplated hereby or thereby, including but not limited to any dispute arising out of or relating to the Financing Commitments or the performance thereof, shall be the Supreme Court of the State of New York, County of New York, or, if permitted under applicable Law, the federal courts, the United States District Court for the Southern District of New York in the Borough of Manhattan (and appellate courts thereof) and makes the agreements, waivers, and consents set forth in Section 9.9(a) and Section 9.9(b) mutatis mutandis but with respect to the courts specified in this Section 9.9(c).

(d)THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES AND SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION RELATED TO THIS AGREEMENT, THE RELATED AGREEMENTS, EQUITY COMMITMENT LETTER, DEBT COMMITMENT LETTER, LIMITED GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF THE FOREGOING.

Section 9.10Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.11Counterparts.  This Agreement and any Related Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement and any Related Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.  Minor variations in the form of the signature page to this Agreement or any Related Agreement, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties hereto.  No party hereto or to any such agreement or instrument will raise the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic transmission in PDF as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 9.12Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees, accounting fees, investment banking fees and filing fees) incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.  All notarial and registration fees and expenses incurred in connection with this Agreement, any Related Agreement, or any other transactions contemplated hereby shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by SEE.

Section 9.13Construction.  The parties hereto acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 9.14Conflicts; Privileges.  It is acknowledged by each of the parties that SEE has retained each of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and each other firm engaged to act as counsel in connection with the transactions contemplated by this Agreement (“Other Counsel”) and that Skadden and such Other Counsel have not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of Skadden and such Other Counsel for conflict of interest or any other purposes as a result thereof.  Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Transferred Diversey Companies and their Subsidiaries) and SEE or any of its Affiliates (including, prior to the Closing, the Transferred Diversey Companies and their Subsidiaries), each of Skadden and such Other Counsel may represent SEE or any such Affiliate in such dispute even though the interests of SEE or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Transferred Diversey Companies and their Subsidiaries) and even though Skadden or such Other Counsel, as applicable, may have represented a Transferred Diversey Company or one of its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or a Transferred Diversey Company or one of its Subsidiaries, and Buyer and the Transferred Diversey Companies and their Subsidiaries hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation by Skadden or such Other Counsel, as applicable.  Buyer further agrees that, as to all communications, whether written or electronic, among Skadden, such Other Counsel, SEE, the Transferred Diversey Companies and their respective Subsidiaries, and all files, attorney notes, drafts or other documents, that relate in any way to the transactions contemplated by this Agreement and that predate the Closing, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to SEE and may be controlled by SEE and shall not pass to or be claimed by Buyer or the Transferred Diversey Companies or any of their Subsidiaries.  SEE and Buyer agree to take and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 9.14.  SEE and Buyer further agree that Skadden and such Other Counsel and their respective partners and employees are third party beneficiaries of this Section 9.14.

Section 9.15Non-Recourse. This Agreement may be enforced only against SEE and Buyer. All Actions (whether in contract, tort, or equity, at law, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement or any of the other agreements or documents contemplated hereby, (b) the negotiation, execution, or performance of this Agreement or any of the documents contemplated hereby (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other agreements or documents contemplated hereby), (c) any breach or violation of this Agreement (including the failure of any representation and warranty to be true or accurate) or any of the other agreements or documents contemplated hereby, and (d) any failure of the transactions contemplated by this Agreement (including the Sale), in each case, may be made only against (and are those solely of) the Persons that are expressly named as parties to this Agreement, the Related Agreements, the Debt Commitment Letter, the Fee Letter, the Equity Commitment Letter, the Limited Guaranty, and the Confidentiality Agreement, and then only to the extent of the specific obligations of such Persons set forth in such document, as applicable.  In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, each party hereto covenants, agrees and acknowledges that (except to the extent named as a party to this Agreement, the Related Agreements, the Debt Commitment Letter, the Fee Letter, the Equity Commitment Letter, the Limited Guaranty, and the Confidentiality Agreement, and then only to the extent of the specific obligations of such parties set forth in such document, as applicable) no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any past, present or future direct or indirect equityholder, controlling person, Affiliate, member, manager, general or limited partner, stockholder, incorporator, director, officer, employee, agent, attorney, advisor or other Representative, successor, or assignee of any of Buyer or the Guarantors (including any Person negotiating or executing this Agreement on behalf of a party) (each, a “Non-Recourse Person”), shall have any liability or obligation (whether in contract, tort, or equity, at law, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise).  For the avoidance of doubt, it is expressly agreed and understood by the parties hereto that nothing contained in this Section 9.15 shall limit SEE’s remedies under the Equity Commitment Letter or the Limited Guaranty against the parties thereto on the terms set forth therein.  Notwithstanding the above, (i) no Debt Financing Source Related Party shall have any liability or obligation to SEE or its Subsidiaries with respect to this Agreement or with respect to any claim or cause of action that may arise out of or related to this Agreement, and (ii) each of SEE and its Subsidiaries hereby agrees that it will not (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source Related Party in connection with this Agreement or (B) seek to enforce the commitments against, make any claims for breach of the Debt Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source Related Party for any reason in connection therewith.

Section 9.16Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon Buyer and SEE only and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or will be construed to confer upon any Person (including the stockholders of SEE) other than SEE and Buyer (and their respective Subsidiaries), Diversey Indemnitees under Section 5.17 following the Closing, Skadden and each Other Counsel and their respective partners and employees under Section 9.14, the Debt Financing Source Related Parties, with respect to Section 8.2(b), Section 9.1, Section 9.6, Section 9.9(a), Section 9.9(c), Section 9.9(d), Section 9.15, and this Section 9.16, any rights or remedies under or by reason of this Agreement, it being understood that the foregoing shall not limit the right of an SEE Indemnified Party or a Buyer Indemnified Party to bring claims for indemnification following the Closing under Section 8.4 in accordance with its terms.

Section 9.17Schedules.  The disclosure of any matter in any Schedule to this Agreement shall expressly not be deemed to constitute an admission by SEE or Buyer, or to otherwise imply, that any such matter is material for the purpose of this Agreement.  Any information, item, or other disclosure set forth in any Schedule shall be deemed to have been set forth in any other Schedule, if the relevance of such disclosure to such other portion is reasonably apparent from the facts specified in such disclosure.

Section 9.18Interpretation.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on,” “set forth in” or “given effect in numbers on” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, to the extent that (a) there is a reserve, accrual or other similar item underlying a number on the face of such balance sheet or financial statement that relates specifically to the subject of such representation or exception thereto or (b) such item is otherwise specifically set forth on the face of such balance sheet or financial statement, including the notes thereto.

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified).  The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The words “made available,” “provided,” or “delivered” to Buyer or its representatives, or similar formulations, as of a given date, mean, with reference to any materials, that such materials were filed with or furnished to the United States Securities Exchange Commission, no later than one (1) Business Day prior to such date or were provided directly to a Representative of Buyer (in person, through electronic transmission, or otherwise), or were provided to Buyer or its Representatives in the Data Room not later than the date hereof.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).  For the avoidance of doubt, (i) any failure by any other Seller or other Affiliate of SEE to comply with obligations or agreements SEE is required under this Agreements or the Related Agreements to cause such Seller or Affiliate to comply with, shall be a breach by SEE of this Agreement or such other agreements; and (ii) any failure by any Diversey Share Buyer, Diversey Asset Buyer, or other Subsidiary of Buyer to comply with obligations or agreements Buyer is required under this Agreement or the Related Agreements to cause such Diversey Share Buyer, Diversey Asset Buyer, or Subsidiary to comply with, shall be a breach by Buyer of this Agreement or such other agreements.

Section 9.19Mutual Undertaking.  SEE fully, irrevocably, and unconditionally guarantees the full, complete and timely performance of all agreements, covenants and obligations of its Subsidiaries and Affiliates under this Agreement, the Related Agreements and the certificates and instruments furnished hereunder or thereunder, notwithstanding anything to the contrary in this Agreement regarding whether or not SEE is party to any of the foregoing.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SEALED AIR CORPORATION

By:	/s/ Carol P. Lowe
Name:	Carol P. Lowe
Title:	Senior Vice President and
Chief Financial Officer

DIAMOND (BC) B.V.

By:	/s/ Stephen F. Thomas
Name:	Stephen F. Thomas
Title:	Authorized Signatory

[Signature Page to Purchase Agreement]

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Annex A.

“338 Entity” has the meaning set forth in Section 6.9.

“Accounting Firm” has the meaning set forth in Section 2.4(a)(ii).

“Accounting Principles” means GAAP and, to the extent consistent with GAAP, the accounting principles, procedures, practices, methodologies, and policies used by the Sellers to prepare the Audited Financial Statements.

“Acquired Diversey Assets” has the meaning set forth in Section 1.2.

“Acquired Trademarks” has the meaning set forth in Section 5.7.

“Action” means any action, audit, claim (including counterclaim), suit, mediation, charge, arbitration, subpoena, discovery request, proceeding, inquiry, or investigation by or before any court or grand jury, or any Governmental Authority.

“Adjusted Closing Amounts” has the meaning set forth in Section 2.4(a)(i).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  For purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For purposes of this Agreement, the Transferred Diversey Companies and their Subsidiaries shall be deemed to be (a) Affiliates of the Sellers (but not Buyer) prior to Closing and (b) Affiliates of Buyer (but not the Sellers) as of and following Closing.

“Agreement” has the meaning set forth in the preamble.

“Ancillary IP Rights” means all of the following with respect to any Intellectual Property:  (a) income, royalties, damages, and payments due or payable (including damages and payments for past or future infringements or misappropriations thereof); (b) rights to sue for past, present, and future infringements, misappropriations, or other violations thereof; and (c) corresponding rights that, now or hereafter, may be secured throughout the world.

“Anti-Corruption Laws” means all U.S., EU and other Laws prohibiting corruption and bribery including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended and the UK Bribery Act 2010.

“Allocation” has the meaning set forth in Section 2.5(d).

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“Asset” means, with respect to any Person, any and all of such Person’s right, title, and interest in and to all of the properties, assets, claims, contracts, and businesses of every kind, character, and description, whether real, personal, or mixed, whether tangible or intangible, whether accrued, contingent, or otherwise, and wherever located, including the following: (a) all Cash Equivalents, notes, and accounts receivable (whether current or non-current); (b) all real properties, including plants, buildings, and other structures and improvements (including construction in progress) located thereon, fixtures contained therein, and appurtenances thereto (including, in the case of the Diversey Asset Sellers and the Transferred Diversey Companies and their Subsidiaries, the Real Property); (c) all leases and subleases and all machinery, Equipment (including all transportation and office equipment), fixtures, trade fixtures, and furniture; (d) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind; (e) all capital stock, partnership interests, limited liability company interests, and other equity or ownership interests or rights, directly or indirectly, in any Subsidiary or other entity, including joint venture interests; (f) all raw materials, works-in-process, finished goods, consigned goods, and other inventories; (g) all Intellectual Property (including corresponding, Ancillary IP Rights); (h) all rights existing under all contracts; (i) all IT Assets, (j) all prepayments, deposits, performance bonds, and prepaid expenses; (k) all rights, claims (including counterclaims), causes of action, choses in action, defenses against third parties, rights of recovery, and rights of set-off of any kind; (l) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files, and business records of every kind; (m) all advertising materials and all other printed or written materials, including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, and instructional documents; (n) all permits, licenses, approvals, and authorizations, to the extent transferable, of Governmental Authorities or third parties relating to the ownership, possession, or operation of the Assets; (o) all goodwill as a going concern and all other general intangible properties; (p) all employee contracts, including the right thereunder to restrict an employee from competing in certain respects; and (q) all trucks, automobiles, and other vehicles.

“Assumed Environmental Liabilities” means any and all Liabilities relating to any Environmental Law, Environmental Permit, any Environmental Claim, or otherwise relating to, arising with respect to, or occurring in connection with any Hazardous Substances, pollution or the protection of health, natural resources, or the environment, in each case relating to, resulting from, or arising out of the Transferred Diversey Companies or any of their Subsidiaries or any of the Acquired Diversey Assets or the conduct of the Diversey Business, in each case, to the extent at the Real Properties, included in the Diversey Assets, but excluding the Retained Environmental Liabilities.

“Assumed Equipment Leases” has the meaning set forth in Section 5.8(d).

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“Assumed Liabilities” means any and all Liabilities (other than the Retained Liabilities), whether arising before, on, or after the Closing Date, of SEE or any other Seller, the Transferred Diversey Companies, or any of their Subsidiaries, solely to the extent relating to, resulting from or arising out of (a) the present, past, or future operation, conduct, or actions of the Diversey Business or (b) the present, past, or future ownership or use of Diversey Assets, including the following (in each case, solely to the extent arising from or related to the Diversey Business and not constituting Retained Liabilities):

(i)all obligations of Buyer or any of its Subsidiaries (including, from and after the Closing, the Transferred Diversey Companies or any of their Subsidiaries) assumed pursuant to the terms of this Agreement;

(ii)all Liabilities related to the employment or benefits of any Transferred Employee specifically assumed by Buyer under Section 5.12;

(iii)all Liabilities relating to, resulting from, or arising out of the SEE Guarantees or the SEE Letters of Credit; provided that, with respect to amounts drawn down under SEE Letters of Credit or drawn on in the case of SEE Guarantees prior to the Closing, such amounts are Assumed Liabilities solely to the extent included as Indebtedness in the Final Adjusted Closing Amounts;

(iv)Buyer’s or any Subsidiary of Buyer’s (including from and after the Closing any Transferred Diversey Company’s or any Subsidiary of any Transferred Diversey Company’s) portion of Shared Contractual Liabilities pursuant to Section 5.15;

(v)all Liabilities for Taxes for which Buyer is liable or has agreed to indemnify the SEE Indemnified Parties pursuant to Section 6.1(b), Section 6.5, and Section 6.12, or, except as otherwise provided in Section 6.1(b), applicable Law;

(vi)subject to Section 5.31, all intercompany Liabilities solely between or among the Transferred Diversey Companies or their Subsidiaries;

(vii)all Indebtedness set forth under the heading “Assumed Liabilities—Indebtedness” on Section A of the Seller’s Disclosure Schedules, as of the Closing, of a Transferred Diversey Company or any of its Subsidiaries in each case, solely to the extent included in Indebtedness in the Final Adjusted Closing Amounts;

(viii)all Assumed Lines of Credit and Assumed Equipment Leases;

(ix)all Assumed Environmental Liabilities;

(x)all warranties with respect to products of the Diversey Business sold prior to, at, or after the Closing,  entered into or incurred by the Diversey Business with respect to its products or services;

(xi)all Liabilities arising prior to, at, or after the Closing under any Contract included in the Diversey Assets and any Contract to which a Transferred Diversey

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Company or its Subsidiary is a party, in each case, other than any Shared Contractual Liabilities allocated to SEE pursuant to Section 5.15 or Excluded Shared Contracts;

(xii)all Liabilities relating to, arising out of or resulting from all Actions to the extent related to, resulting from, or arising out of the operations or conduct of the Diversey Business or the ownership or use of the Diversey Assets, whether arising before, at, or after the Closing Date;

(xiii)all accounts payable and accrued expenses of the Diversey Business, including all Liabilities to suppliers for materials and services relating to the Diversey Business, whether arising prior to, at, or after the Closing (solely to the extent such amounts arising prior to or at the Closing are included in the Final Adjusted Closing Amounts); and

(xiv)all Liabilities set forth under the heading “Assumed Liabilities—Other Assumed Liabilities” on Section A of the Seller’s Disclosure Schedule.

“Assumed Lines of Credit” has the meaning set forth in Section 5.8(d).

“Assumed Plan” has the meaning set forth in Section 5.12(b)(v).

“Audited EBITDA” means EBITDA for the Diversey Business for the twelve-month period ended December 31, 2016, as derived from the Audited Financial Statements and as finally determined in accordance with Section 2.8(b)

“Audited Financial Statements” has the meaning set forth in Section 3.5(b).

“Automatic Transfer Employee” means each Business Employee whose employment or contract of employment transfers or is assigned by operation of law, or would but for the termination of such contract of employment be so transferred or assigned, to Buyer or its Affiliate, pursuant to the Transfer Regulations on the Closing Date or otherwise in connection with the transactions contemplated by this Agreement.

“Base Purchase Price” has the meaning set forth in Section 2.1.

“Basket” has the meaning set forth in Section 8.4(j).

“Business Day” means any day other than a Saturday, a Sunday or a day on which United States banks are closed generally.

“Business Employee” means each employee of each Transferred Diversey Company or one of their Subsidiaries and each individual employed by SEE or an Affiliate thereof, in each case, who exclusively or primarily provides services in support of the Diversey Business as of the date of this Agreement, or who, with the prior written consent of the President of Diversey (or her designee), becomes such an individual prior to Closing (including each employee who is on an approved leave of absence as of the date of this Agreement) and, in the case of any individual who is no longer employed by SEE or an Affiliate thereof, each such individual whose employment at the time of his most recent termination of employment with SEE or its Affiliates

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(including a Transferred Diversey Company or one of their Subsidiaries) was exclusively or primarily providing services in support of the Diversey Business, and shall also include the individuals listed on the Employee List.

“Business IT Systems” means the Diversey IT and all other IT Systems used by the Diversey Business.

“Business Plan” has the meaning set forth in Section 3.11(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Allocation Notice” has the meaning set forth in Section 2.5(b).

“Buyer Fundamental Representations” means Section 4.1 (Corporate Organization and Standing), Section 4.2 (Authority Relative to this Agreement, Etc.) and Section 4.9 (Brokers and Finders).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.4(a).

“Buyer Material Adverse Effect” means any actual change, event, development, or effect that, individually or in the aggregate with all other actual changes, events, developments, and effects, impairs, hinders, or adversely affects in any material respect the ability of Buyer and its Subsidiaries to consummate the Sale or any of the other transactions contemplated hereby.

“Buyer Plans” has the meaning set forth in Section 5.12(b)(iii).

“Buyer’s 401(k) Plan” has the meaning set forth in Section 5.12(b)(viii).

“Buyer’s Disclosure Schedule” means the disclosure schedule that Buyer has delivered to SEE as of the date of this Agreement.

“Cap” has the meaning set forth in Section 8.4(k).

“Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority (with maturity of 26 weeks or shorter), in each case, net of applicable Taxes or withholding or other costs, in each case, of repatriation to the United States or the Netherlands within 30 days following the Closing, but excluding (a) any intercompany loan, advance, or receivable (other than any intercompany loan, advance, or receivable owed by a Transferred Diversey Company to SEE or any Retained Subsidiary); (b) System Cash; and (c) Trapped Cash.  As used herein, “System Cash” means the aggregate amount of items listed under the heading “System Cash” on Section A of the Seller’s Disclosure Schedule in such jurisdictions and in such amounts set forth therein, and “Trapped Cash” means all cash in Egypt or Venezuela and such other jurisdictions that Buyer determines in good faith imposes or results in restrictions or limitations under applicable Law on repatriation to the United States or Netherlands within 30 days.  Notwithstanding the foregoing, if between the date hereof and the Closing Date, Buyer requests that SEE leave any amount of Cash Equivalents in any jurisdiction in excess of the amount of System Cash required

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to be left in such jurisdiction, and SEE agrees to do so, then such excess amount of Cash Equivalents shall be included in the definition of Cash Equivalents (and shall not be Trapped Cash)  for  all purposes of this Agreement, regardless of the effects of any restrictions on the distribution or repatriation of such amount.

“Clawback Agreement” means the letter agreement between Buyer and SEE as of the date of this Agreement.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Cash” means, collectively, all Cash Equivalents that are held by a Transferred Diversey Company as of 11:59 p.m., local time, on the Business Day immediately preceding the Closing Date (or, if such day is not a Local Business Day in the jurisdiction of the applicable Transferred Diversey Company, then as of 11:59 p.m., local time, on the Local Business Day immediately preceding the Closing Date).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Indebtedness” means, collectively, all Indebtedness of a Transferred Diversey Company and all Indebtedness that is an Assumed Liability as of 11:59 p.m., local time, on the Business Day immediately preceding the Closing Date (or, if such day is not a Local Business Day in the jurisdiction of the applicable Transferred Diversey Company, then as of 11:59 p.m., local time, on the Local Business Day immediately preceding the Closing Date), giving effect to any prepayment penalties or other indebtedness items payable as a result of the Closing.

“Closing Net Working Capital” means the Net Working Capital of the Diversey Business, calculated as of 11:59 p.m., local time, on the Business Day immediately preceding the Closing Date (or, if such day is not a Local Business Day in the jurisdiction of the applicable Transferred Diversey Company, then as of 11:59 p.m., local time, on the Local Business Day immediately preceding the Closing Date).

“Closing Seller Expenses” means, collectively, all fees and expenses included as an Assumed Liability or payable or reimbursable as of the Closing, but unpaid as of 11:59 p.m. local time on the Business Day prior to Closing, by any Transferred Diversey Company or any of its Subsidiaries (that are indirectly transferred to Buyer pursuant to this Agreement) in connection with the transactions contemplated by this Agreement and the Related Agreements, including, whether accrued or not, (a) fees and expenses payable to all attorneys, accountants, and other professionals and bankers’, brokers’, or finders’ fees, solely to the extent not paid as of such time, (b) any compensatory, sale, transaction, retention, or similar bonus or severance that becomes payable to any Transferred Employee in connection with the transactions contemplated by this Agreement or the Related Agreements (other than any such amounts payable in connection with any Assumed Plan), together with the employer portion of any employment payroll, or similar Taxes attributable to the amounts payable pursuant to this clause (b), and (c) fifty percent (50%) all notarial and registration fees and expenses incurred in connection with this Agreement, any Related Agreement, or any other transactions contemplated hereby; provided, however, that Closing Seller Expenses shall be reduced by any amounts that (i) Buyer is obligated to pay pursuant to this Agreement, including, without limitation, pursuant to

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Section 5.3, Section 5.12, Section 5.19(b), and Section 9.12, and (ii) SEE or its Subsidiaries paid in cash prior to the Closing, in each case, giving effect to any items triggered at the Closing.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as codified in Code Section 4980B and Sections 601 through 608 of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliant” means, with respect to the Required Bank Information, that:  (a) such Required Bank Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in such Required Bank Information, in the context in which they were made, not misleading; (b) such Required Bank Information is, and remains at all times throughout the Marketing Period, compliant with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act that would otherwise apply to a registered public offering of debt securities on a Form S-1 solely to the extent contemplated by the definition of “Required Bank Information”; (c) any financial statements and other financial data in the Required Bank Information is sufficient for SEE’s independent accountants to deliver a customary comfort letter for a Rule 144A for life offering of high yield debt securities of the type contemplated by paragraph (g) of Exhibit D to the Debt Commitment Letter, including customary negative assurance comfort; and (d) SEE or its auditors have not determined or announced an intention to undertake a restatement of any financial statements included in the Required Bank Information or any financial statements of SEE or its Subsidiaries.

“Confidential Information” has the meaning set forth in Section 5.11(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Contract” means any written contract, agreement, lease, license (other than Permits), instrument or other commitment that is binding on any Person or entity or any part of its property under applicable Law.

“Current Business Employee” means each Business Employee employed by SEE or an Affiliate thereof immediately before the date of this Agreement or, if not employed as of the date hereof, is employed the prior written consent of the President of Diversey (or her designee), prior to and as of the Closing.

“Data Room” means the electronic data room maintained by Merrill DataSite in connection with the transactions contemplated by this Agreement under the project name “Diamond” as visible to Buyer.

“Data Security Requirements” means, collectively, all of the following to the extent relating to any Personal Data or any matters relating to privacy, data protection, or security with respect to Personal Data: (a) applicable Laws (including any security breach notification requirements); (b) any Seller’s or Transferred Diversey Company’s rules, policies, and procedures (including all data protection and privacy policies and related notices) to the extent binding on a Seller or a Transferred Diversey Company; and (c) Contracts by which the Diversey Business is bound.

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“De Minimis Claim Threshold” has the meaning set forth in Section 8.4(j).

“Debt Commitment Letter” has the meaning set forth in Section 4.4(a).

“Debt Financing” has the meaning set forth in Section 4.4(a).

“Debt Financing Sources” means the entities that have directly or indirectly committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter, or any joinder agreements or credit agreements (including any definitive agreements) entered into pursuant thereto or relating thereto.

“Debt Financing Source Related Party” means the Debt Financing Sources and their respective past, present or future direct or indirect equityholders, controlling persons, Affiliates, members, managers, general or limited partners, stockholders, incorporators, directors, officers, employees, agents, attorneys, advisors and other Representatives, and each of their respective successors and permitted assigns.

“Definitive Documentation” has the meaning set forth in Section 5.18(a).

“Delayed Diversey Asset” has the meaning set forth in Section 5.16(a).

“Dispute Notice” has the meaning set forth in Section 2.4(a)(ii).

“Diversey Asset Buyers” means Buyer and the other Subsidiaries of Buyer set forth on Exhibit D that are designated to purchase the Acquired Diversey Assets under this Agreement or the applicable Local Purchase Agreement, as applicable, as such Exhibit D may be amended by Buyer prior to the Closing Date pursuant to Section 9.3.

“Diversey Asset Sellers” means the direct or indirect Subsidiaries of SEE, as set forth on Exhibit D, as may be amended by SEE prior to the Closing Date pursuant to the Restructuring Plan and Section 5.31, that own, hold, lease, or license any Acquired Diversey Assets.

“Diversey Assets” means all right, title, and interest, as of the date of this Agreement and as of immediately prior to the Closing (in each case, after giving effect to the Restructuring Plan and Section 5.31), of SEE and the other Sellers and their respective Affiliates in and to all Assets primarily used, or primarily held for use in connection with, or primarily related to, the Diversey Business (including, for the avoidance of doubt, all assets of the Transferred Diversey Companies and their Subsidiaries), or as specifically included pursuant to one or more of the clauses below in this definition), including (subject to the provisions of Section 5.15 and Section 5.16):

(a)the Owned Real Property;

(b)the leasehold interests in the Leased Real Property;

(c)all expenses, credits or deposits of the Transferred Diversey Companies or primarily used, or primarily held for use in connection with, or primarily related to, the Diversey Business or the Diversey Assets (or to the extent severable, to the extent related

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to or arising out of the Diversey Business, Diversey Assets or Transferred Diversey Companies) that have been paid or prepaid by a Seller or one of its Affiliates, including lease and rental payments and security deposits  primarily used, or primarily held for use in connection with, or primarily related to the Diversey Business or other Diversey Assets;

(d)all Equipment (and leases thereof) primarily used or primarily held for use in connection with the Diversey Business;

(e)the Diversey Inventories;

(f)(i) all Intellectual Property owned by the Transferred Diversey Companies or any of their Subsidiaries and (ii) all Intellectual Property owned by the Sellers and their respective Affiliates (excluding Intellectual Property of the Transferred Diversey Companies and their Subsidiaries covered by clause (i)) that is primarily related to, primarily used in, or primarily held for use in, the Diversey Business, including corresponding Ancillary IP Rights (collectively, “Diversey IP”);

(g)all Contracts to which a Seller or any of its Affiliates is a party or otherwise bound or by which any of the Diversey Assets is subject, in each case that relate primarily to or are used primarily or held for use primarily in connection with the Diversey Business (other than (i) any of the foregoing constituting an IT Asset or expressly included in the definition of Excluded Assets and (ii) leases with respect to the Leased Real Property and Equipment);

(h)all Permits (other than Non-Transferable Permits) owned, utilized, or licensed by a Seller or any of its Affiliates relating primarily to, or required in the operation of, the Diversey Business;

(i)all Transferred Diversey Books and Records;

(j)all accounts and other receivables of the Transferred Diversey Companies or primarily used, or primarily held for use in connection with, or primarily related to, the Diversey Business, or the Diversey Assets (or to the extent severable, to the extent related to or arising out of the Diversey Business, Diversey Assets or Transferred Diversey Companies), including intercompany receivables, as of the Closing, for amounts due and owing solely among or between any of the Transferred Diversey Companies or their Subsidiaries;

(k)all IT Assets owned by or leased or licensed to the Sellers and their respective Affiliates (excluding the Transferred Diversey Companies and their Subsidiaries) that: (A) are primarily used in, or are primarily used to support (including supporting IT infrastructure), any customer-facing products or services primarily related to, primarily used in, or primarily held for use in the Diversey Business (“Customer Facing IT Assets”), including any such platform, software or application developed for, or that is used in, any digital initiative (including in marketing and selling activities) of Diversey’s Internet of Clean business lines (“IoC Business Lines”) including for products, services, and/or lines of business sold under the names: (1) IntelliDish, (2)

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IntelliConsult; (3) IntelliCare; (4) IntelliTrail; (5) Smartview; (6) IntelliLinen, and (7) Intellibot (the “Digital Initiatives Platform”); provided that SEE may retain a copy of or clone the Digital Initiatives Platform used as of the Closing Date to support digital initiatives in the Excluded Businesses as they exist of the Closing and natural evolutions provided that SEE will have no rights to use applications developed exclusively for Jupiter CIP digital platform (or any predecessor or successor name) or the IoC Business Lines, or to disclose or sublicense any source code of, or trade secrets pertaining to, such copied or cloned Digital Initiatives Platform (which SEE shall keep confidential) to any competitor of the Diversey Business; and (B) are exclusively related to, exclusively used in, or exclusively held for use in the Diversey Business; and (C) are set forth on Section A of the Seller’s Disclosure Schedule under the heading “Diversey Assets IT” (IT Assets in each of A, B, C of this Subsection (k), collectively, “Diversey IT”);

(l)all Actions, rights, defenses against third parties, rights of recovery, and rights of set-off of any kind; primarily used, or primarily held for use in connection with, or primarily related to, the Diversey Business or related to any Assumed Liability;

(m)all goodwill generated or associated with the Diversey Business;

(n)all assets included in the Final Adjusted Closing Amounts, the Preliminary Adjustment Statement, and the Audited Financial Statements;

(o)all files related to any Diversey Assets or Assumed Liabilities;

(p)the Galaxy Business and any rights of the Sellers to acquire the Galaxy Business;

(q)Assumed Lines of Credit and Assumed Equipment Leases, if any;

(r)the Assets set forth under the heading “Diversey Assets—Other Diversey Assets” on Section A of the Seller’s Disclosure Schedule; and

(s)other than any Assets expressly included in the definition of Excluded Assets, all other Assets used, or held for use, primarily in connection with, or primarily related to, the Diversey Business.

“Diversey Business” means, as constituted as of immediately prior to the Closing, assuming (a) compliance by SEE with Section 5.1 in all material respects and (b) the accuracy of the representations and warranties set forth in Section 3.6 as of the Closing, the businesses, activities, and operations reflected in the Financial Statements that constitute (i) the Diversey Care division of SEE and (ii) the food hygiene and cleaning business within SEE’s Food Care division, which businesses, activities, and operations include (A) the Transferred Diversey Companies and their Subsidiaries and (B) the development, manufacturing, marketing, distribution, licensing and sale (including, with respect to machines and equipment, providing such machines and equipment free on loan) of hygiene and cleaning solutions chemicals and disinfectants (including consumer-branded products and private-labeled products), re-sealable food storage bags and related products and services (whether or not marketed under the “Cryovac” brand (which branding shall be subject to the terms and conditions of the Trademark License Agreement (CRYOVAC Mark))), cleaning

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in place products, open plant cleaning products, bottle-washing products, conveyor belt lubricants, bottle masking and bottle anti-scuffing products, floor care and carpet care robotics and machines (including parts and accessories), cleaning tools and equipment, products and services marketed under the “Diversey,” “TASKI,” “KBS,” “CIPTEC,” “Dryformance,” “Oxivir,” “Accel,” and “Intellibot” brands, cleaning and hygiene utensils and paper products, the “Internet of Clean” and related platforms, accelerated hydrogen peroxide (AHP)-based cleaners and disinfectants, UV disinfection devices and accessories, and equipment and systems used to dispense, dose, monitor, or control any of the foregoing, and advice, training, consultancy, audit, repair, installation and maintenance services, hygiene control, and monitoring systems, water and energy management systems, line productivity management systems, food safety management systems, reporting and analysis tools and the provision of software, in all cases to commercial, industrial and institutional end users.

“Diversey Indemnitees” has the meaning set forth in Section 5.17(a).

“Diversey Inventories” means all inventory, raw materials, parts, supplies and consumables, packaging material, works-in-progress, consigned inventory, customer or free on loan equipment, and finished goods primarily used or primarily held for use in, or primarily related to the Diversey Business.

“Diversey Plan” has the meaning set forth in Section 3.11(a).

“Diversey Share Buyers” means Buyer and the other Subsidiaries of Buyer set forth on Exhibit E, as such Exhibit may be amended by Buyer prior to the Closing Date pursuant to Section 9.3.

“Diversey Share Sellers” means SEE and the direct or indirect Subsidiaries of SEE set forth on Exhibit E, as such Exhibit may be amended by SEE prior to the Closing Date pursuant to the Restructuring Plan and Section 5.31, that own equity interests of the Transferred Diversey Companies.

“Diversey Shares” has the meaning set forth in Section 1.1.

“DOJ” has the meaning set forth in Section 3.4.

“Dutch Acceptance Notice” has the meaning set forth in Section 2.7(c).

“Dutch Closing” has the meaning set forth in Section 2.3(c).

“Dutch Entities” has the meaning set forth in Section 2.7(a).

“Dutch Offer” has the meaning set forth in Section 2.7(c).

“Dutch Offer Letter” has the meaning set forth in Section 2.7(c).

“Dutch Purchase Price” has the meaning set forth in Section 2.7(c).

“Dutch Shares” has the meaning set forth in Section 2.7(a).

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“EBITDA” has the meaning set forth on Exhibit L.

“EBITDA Dispute Notice” has the meaning set forth in Section 2.8(b).

“EBITDA Review Period” has the meaning set forth in Section 2.8(b).

“EBITDA Shortfall Amount” means the result of (i) Management Adjusted Unaudited EBITDA minus (ii) Final Audited EBITDA; provided, that for the avoidance of doubt in no event shall the EBITDA Shortfall Amount be less than zero.

“Effective Time” has the meaning set forth in Section 2.3(a).

“Employee List” has the meaning set forth in Section 3.11(j).

“Employee Representative” means any labor union, labor organization, works council, trade union or any other employee representative body.

“Encumbrance” means any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, license, covenant not to sue or assert, pledge or restriction on transfer of title or voting of any nature whatsoever.

“Environmental Claim” means any Action, order, claim, demand or other notice with respect to any Liability or potential Liability (including for investigatory costs, remedial or cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, medical monitoring or penalties) under any Environmental Law, including without limitation any arising out of, based on, resulting from, or relating to: (a) the presence, Release or threatened Release of any Hazardous Substance at any location; (b) exposure to any Hazardous Substance; or (c) non-compliance with or violation of any Environmental Laws or Environmental Permits.

“Environmental Laws” means all Laws governing or pertaining to: (a) pollution or the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, drinking water, or natural resources); (b) occupational health, and the protection of or Liability with respect to human health as it relates to Hazardous Substances or environmental hazards, or (c) the generation, storage, treatment, recycling, disposal, discharge, transportation, Release, threatened Release, investigation, cleanup, or remediation of Hazardous Substances; provided, however, that Environmental Laws do not include any Laws governing the manufacture, sale, or marketing of products in the Diversey Business (including any alleged defects with respect to any of the foregoing), other than specifically pertaining to exposure to or contamination from Hazardous Substances under such Environmental Laws.

“Environmental Permit” means any permit, license, approval or other authorization required under applicable Environmental Law.

“Equipment” means all personal property and interests therein, including equipment, fixtures, physical facilities, machinery, inventory, spare parts, supplies, tools, furniture, furnished, office equipment communications equipment, vehicles and other tangible personal property but excluding any IT Assets.

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“Equity Commitment Letter” has the meaning set forth in Section 4.4(a).

“Equity Financing” has the meaning set forth in Section 4.4(a).

“ERISA” has the meaning set forth in Section 3.11(a).

“ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“Estimated Closing Cash” has the meaning set forth in Section 2.2(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.2(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2(a).

“Estimated Closing Seller Expenses” has the meaning set forth in Section 2.2(a).

“Estimated Statement” has the meaning set forth in Section 2.2(a).

“EU Merger Regulation” means European Union Council Regulation No.  139/2004 of January 20, 2004.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means, collectively, (a) all Assets of SEE and its Subsidiaries that are not Diversey Assets; (b) all Cash Equivalents (except to the extent that Cash Equivalents are taken into account in determining the Closing Cash); (c) with respect to the Diversey Asset Sellers, all Tax losses and Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes of SEE and its Affiliates (other than any of the Transferred Diversey Companies or their Subsidiaries), to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the Diversey Business; (d) any deposit or similar advance payment with respect to Taxes; (e) all  insurance policies of SEE or any of its Subsidiaries (other than the Transferred Diversey Companies and their Subsidiaries) and all rights of any nature with respect thereto, in each case, as of the Closing Date (after giving effect to the Restructuring Plan and Section 5.31), including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, in each case without limiting rights of parties pursuant to Section 5.23; (f) all legal and beneficial interest in the share capital or equity interests of Retained Subsidiaries; (g) all rights of the Sellers and their Affiliates under this Agreement, the Related Agreements and any documents delivered or received in connection herewith; (h) all Retained Names; (i) all Intellectual Property that is not Diversey IP; (j) all IT Assets that are not Diversey IT; (k) all Excluded Shared Contracts; (l) other than to the extent included in Transferred Diversey Books and Records, all files (including all e-mails) in any way relating to the Sale Process and all other documents and files (including all e-mails) to which the attorney-client privilege or any other privilege applies; and (m) all files relating to any Action included in the Retained Liabilities, except to the extent specifically related to an Assumed Liability.

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“Excluded Businesses” means all of the former, present or future businesses of SEE and its Subsidiaries, other than the Diversey Business.

“Excluded Shared Contracts” has the meaning set forth in Section 5.15(c).

“Existing SEE Actions” means all pending or threatened Actions to the extent relating to, resulting from, or arising in connection with the Retained Liabilities, the operations or conduct of the Excluded Businesses, or the ownership or use of the Excluded Assets, whether arising before, at, or after the Closing Date.

“Ex-Im Laws” means all U.S. , EU, and other Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Facility Agreement” means that certain Second Amended and Restated Syndicated Facility Agreement, dated as of July 25, 2014, by and among SEE and certain of its Subsidiaries party thereto, the lenders party thereto, Bank of America, N.A., as agent, and the other financial institutions party thereto (as subsequently amended, supplemented, or modified).

“Fee Letter” has the meaning set forth in Section 4.4(a).

“Final Adjusted Closing Amounts” has the meaning set forth in Section 2.4(a)(ii).

“Final Allocation Schedule” has the meaning set forth in Section 2.5(b).

“Final Asset Allocation Schedule” has the meaning set forth in Section 2.5(c).

“Final Audited EBITDA” has the meaning set forth in Section 2.8(b).

“Final Closing Cash” has the meaning set forth in Section 2.4(a)(ii).

“Final Closing Indebtedness” has the meaning set forth in Section 2.4(a)(ii).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.4(a)(ii).

“Final Closing Seller Expenses” has the meaning set forth in Section 2.4(a)(ii).

“Final Determination” means the final resolution of any Tax (or other Tax matter) for a taxable period that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (a) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (c) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (d) by execution of an Internal Revenue Service Form 870 or 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a

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particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or (e) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

“Final EBITDA Adjustment Amount” has the meaning set forth on Exhibit L.

“Financial Statements” means, collectively the Unaudited Financial Statements, the Audited Financial Statements, and the Interim Financial Statements.

“Financing” has the meaning set forth in Section 4.4(a).

“Financing Commitments” has the meaning set forth in Section 4.4(a).

“Foreign Diversey Plan” has the meaning set forth in Section 3.11(h).

“France Acceptance Notice” has the meaning set forth in Section 2.7(b).

“France Closing” has the meaning set forth in Section 2.3(c).

“France Purchase Price” has the meaning set forth in Section 2.7(b).

“fraud” means an act or statement, committed or made by a party hereto, with intent to deceive another party hereto, or to induce such party to enter into this Agreement and requires (i) a false representation of material fact made herein; (ii) with knowledge and belief that such representation is false or indifference to the truth of such representation; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance.

“French Entity” has the meaning set forth in Section 2.7(a).

“French Offer” has the meaning set forth in Section 2.7(b).

“French Offer Letter” has the meaning set forth in Section 2.7(b).

“French Shares” has the meaning set forth in Section 2.7(a).

“FTC” has the meaning set forth in Section 3.4.

“Fundamental Representations” means Section 3.1 (Organization, Etc.), Section 3.2 (Authority Relative to this Agreement, Etc.), Section 3.3 (Capitalization) and Section 3.17 (Brokers and Finders).

“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

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“Galaxy Business” has the meaning set forth on Section A of the Seller’s Disclosure Schedule under the heading “Galaxy Business.”

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof and any arbitral body (public or private).

“Governmental Filings” has the meaning set forth in Section 3.4.

“Guarantor” has the meaning set forth in Section 4.11.

“Hazardous Substance” means any (a) substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils,” or words of similar effect or import under any Environmental Law, and (b) any other chemical, material, substance, or waste that is regulated or for which liability can be imposed under any Environmental Law.

“Hochland Customer Claim” means the claim identified in Section A of the Seller’s Disclosure Schedule under the heading “Hochland Customer Claim.”

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive Offer Employee” has the meaning set forth in Section 5.12(a)(iii).

“Income Tax” means any federal, state, local or foreign Tax that is based upon, measured by, or calculated with respect to (a) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum Tax, and any Tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (b) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such Tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a) of this definition, or (c) any net worth, franchise or similar Tax.

“Indebtedness” with respect to the Diversey Business means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated hereby) consisting of (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or Assets purchased by such Person, (d) all Indebtedness of others secured by any mortgage, lien, pledge, or other Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all guarantees by such Person of Indebtedness of others, (f) all lease obligations of such Person which are required to be capitalized in accordance with GAAP, (g) deferred purchase price of assets, property, or

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securities (including “earn-outs”), but excluding earn-outs with respect to the acquisitions of Intellibot, DryLube, the Galaxy Business (if any), and CIPTEC (but only with respect to payments due after 2017), (h) interest rate swap, forward contract, foreign currency hedge or other hedging or similar arrangements, (i) all letters of credit or similar facilities (solely to the extent drawn down as of the Closing Date); (j) any Liabilities owed to SEE or a Retained Subsidiary which are not terminated prior to the Closing; (k) environmental reserves identified and established as of the Closing Date with respect to the Assumed Environmental Liabilities; (l) litigation reserves with respect to Actions constituting Assumed Liabilities; (m) the Unfunded Balance Sheet Pension Liability, (n) long-term payroll Liabilities (including dividends payable, deferred compensation, and severance indemnity), (o) all accrued and unpaid Liabilities as of the Closing Date for Income Taxes for any Pre-Closing Tax Period (including employer’s share of any payroll Taxes incurred as a result of any payment made in connection with the transactions contemplated by this Agreement) of any non-U.S. Transferred Diversey Company that will be required by applicable Law to file a Tax Return for a Straddle Period, (p) bank overdrafts, and (q) all obligations of the type described in clauses (a) through (p) above of any Person, in each case, outstanding as of the Closing, for which such Person or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise.  Indebtedness specifically excludes any intercompany loan, advance, or receivable (but includes any intercompany loan, advance, or receivable owed by a Transferred Diversey Company to SEE or any Retained Subsidiary.

“Indemnified Party” has the meaning set forth in Section 8.4(g).

“Indemnifying Party” has the meaning set forth in Section 8.4(g).

“Indentures” means that certain Indenture, dated as of July 1, 2003, between Sealed Air Corporation (as Issuer) and SunTrust Bank (as Trustee) in respect of the 6 7/8% Senior Notes due 2033; that certain Indenture, dated as of July 1, 2003, between Sealed Air Corporation (as Issuer) and SunTrust Bank (as Trustee) in respect of the 3% Convertible Senior Notes due 2033; that certain Indenture, dated as of November 28, 2012, among Sealed Air Corporation (as Issuer), the subsidiary guarantors and U.S. Bank National Association (as Trustee) in respect of the 6.5% Senior Notes due 2020; that certain Indenture, dated as of March 21, 2013, among Sealed Air Corporation (as Issuer), the subsidiary guarantors and U.S. Bank National Association (as Trustee) in respect of the 5.25% Senior Notes due 2023; that certain Indenture, dated as of November 24, 2014, among Sealed Air Corporation (as Issuer), the subsidiary guarantors and Branch Banking and Trust Company (as Trustee) in respect of the 4.875% Senior Notes due 2022 and the 5.125% Senior Notes due 2024; and that certain Indenture, dated as of June 16, 2015, among Sealed Air Corporation (as Issuer), the subsidiary guarantors and U.S. Bank National Association (as Trustee) in respect of the 5.5% Senior Notes due 2025 and the 4.5% Senior Notes due 2023.

“Indirect Transfer Entity” means any entity indirectly transferred pursuant to any of the transactions contemplated by this Agreement the indirect transfer of the equity of which is subject to tax by any Governmental Authority.

“Information” has the meaning set forth in Section 5.9.

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“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction throughout the world, including:  (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, corrections, substitutions, and extensions thereof (“Patents”); (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (c) copyrights and copyrightable subject matter (“Copyrights”); (d) trade secrets and all other confidential or proprietary information, including confidential or proprietary know-how, inventions (whether or not patentable and whether or not reduced to practice), processes, formulae, models, algorithms, databases and data collections, and methodologies (“Know-How”); (e) rights in Software; and (f) all applications and registrations for any of the foregoing.

“Intentional Breach” means, with respect to any representation, warranty, agreement, or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken after the date hereof that the breaching Person intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement, or covenant.

“Interim Financial Statements” has the meaning set forth in Section 3.5(b).

“IP Assignment Agreements” means the Intellectual Property assignment agreements, substantially in the form attached as Exhibit G.

“IRS” means the United States Internal Revenue Service or any successor agency.

“IT Assets” means all computer and other information technology systems, including hardware, software, computer systems, databases, data rights and documentation, reference and resource materials relating thereto, radio licenses, Internet domain names, social media accounts, and all contracts and contractual rights associated with any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

“Joint Return” means any consolidated, combined, or unitary Tax Return filed with the United States or any state thereof that includes (a) any of SEE and its Subsidiaries (other than any of the Transferred Diversey Companies or their Subsidiaries) and (b) any of the Transferred Diversey Companies or their Subsidiaries.

“Key Customer” means the twenty (20) most significant customers of the Diversey Business, set forth in Section 3.16(a) of the Seller’s Disclosure Schedule, based on dollar sales volumes of the Diversey Business during the twelve (12) month period ended December 31, 2016.

“Key Supplier” means the twenty (20) most significant suppliers of the Diversey Business, set forth in Section 3.16(b) of the Seller’s Disclosure Schedule, based on amounts invoiced during the twelve (12) month period ended December 31, 2016.

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“Knowledge” means, with respect to SEE, the knowledge of any of the persons listed under the heading “Knowledge” on Section A of the Seller’s Disclosure Schedule.

“Labor Contract” has the meaning set forth in Section 3.11(k).

“Law” means any law (including common law), statute (including the Code), ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Authority.

“Leased Real Property” means the real property leased or subleased by one of the Transferred Diversey Companies or a Subsidiary thereof or a Diversey Asset Seller (in respect of the Diversey Business) pursuant to a Lease, together with, to the extent also leased by one of the Transferred Diversey Companies or a Subsidiary thereof or a Diversey Asset Seller (in respect of the Diversey Business), all improvements located thereon.

“Leases” means, collectively, all of the leases and subleases, pursuant to which any Transferred Diversey Company or a Subsidiary thereof or a Diversey Asset Seller (in respect of the Diversey Business) has a leasehold interest in Assets.

“Liabilities” means any and all liabilities, commitments, duties and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued or fixed (and whether or not required to be accrued on a balance sheet under GAAP), known or unknown, asserted or unasserted, absolute or contingent, matured or inchoate, determined or determinable, liquidated or unliquidated, incurred or consequential and whether due or to become due and regardless of when asserted or by whom, including, but not limited to, those arising under any Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment, or undertaking or any tort liability.

“Limited Guaranty” has the meaning set forth in Section 4.11.

“Local Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in the country in which an applicable Local Closing occurs are generally closed.

“Local Closing” has the meaning set forth in Section 2.3(b).

“Local Closing Documents” has the meaning set forth in Section 2.3(b).

“Local Purchase Agreement” means the several Local Purchase Agreements and the Schedules and Exhibits thereto to be entered into by those Sellers set forth in Exhibit D and Exhibit E, on the one hand, and Buyer or a Wholly Owned Subsidiary of Buyer set forth in Exhibit D and Exhibit E, on the other hand, providing for the sale, conveyance, assignment, assumption, transfer, delivery and, as applicable, the license, sublicense, lease or sublease, of the Acquired Diversey Assets, Diversey Shares and Assumed Liabilities in the jurisdictions set forth in Section 2.3(b) of the Seller’s Disclosure Schedule, substantially in the forms attached as Exhibit F; provided that, to the extent Exhibit D or Exhibit E is amended in accordance with this Agreement, Exhibit F shall be deemed to be correspondingly amended to reflect the substance of such amendments.

“Look-back Period” has the meaning set forth in Section 5.7(b)(i).

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“Losses” means any and all damages, losses, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the reasonable costs and expenses of attorneys incurred in the defense thereof), but excluding consequential damages, special damages, incidental damages, loss of business reputation, and punitive or exemplary damages (other than such damages awarded by a court of competent jurisdiction to any third party against an Indemnified Party).  For purposes of applying any dollar-denominated threshold amounts or limitations on indemnification to Losses denominated in a currency other than dollars, the amounts of such Losses shall be converted into dollars using the exchange rate at the time of payment.

“Management Adjusted Unaudited EBITDA” has the meaning set forth on Exhibit L attached hereto.

“Marketing Period” means the first period of twenty-two (22) consecutive days after the date of this Agreement throughout which (a) Buyer has been provided the Required Bank Information, (b) the Required Bank Information is at all times Compliant, and (c) all conditions set forth in Section 7.1 and Section 7.3 have been (and remain) satisfied or waived, other than those conditions that by their nature can only be satisfied at Closing; provided that, if SEE reasonably believes in good faith that it has furnished Buyer with the Required Bank Information and delivers to Buyer a written notice to such effect, then the Marketing Period shall be deemed to have commenced on the date of the delivery of such notice unless Buyer reasonably believes in good faith that the Required Bank Information has not been so furnished and, within four (4) Business Days of such receipt, delivers a written notice to SEE to that effect (stating with specificity which of the Required Bank Information SEE has not furnished); provided, further, that (i) each of May 29, July 3, and July 4 shall not be considered a day for the purposes of the Marketing Period and (ii) the Marketing Period shall either end on or prior to August 11, 2017 or, if the Marketing Period has not ended on or prior to August 11, 2017, then the Marketing Period shall commence no earlier than September 5, 2017; provided, further, notwithstanding that if the Marketing Period has ended on or prior to August 11, 2017, if the Closing has not occurred on or prior to August 11, 2017, then the Buyer shall be afforded a new Marketing Period on the same terms and conditions as the first Marketing Period that shall commence no earlier than September 5, 2017, and such new Marketing Period will be the Marketing Period for all purposes under this Agreement; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing otherwise is obtained by Buyer.

“Material Adverse Effect” means (a) any change, event, development, occurrence, circumstance or effect that, individually or in the aggregate will all other changes, events, developments, occurrences, circumstances or effect, would or would reasonably be expected to prevent or materially impair or delay the ability of SEE or the other Sellers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby, or (b) any change, event, development, occurrence, circumstance, or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, rights, Liabilities, properties, assets, results of operations, or condition (financial or otherwise) of the Diversey Business, taken as a whole, other than, solely in the case of clause (b), any change, event, development, occurrence, circumstance, or effect to the extent that results from, arises out of, or is related to (i) general economic conditions (including changes in (A) financial or market conditions, (B) currency exchange rates, (C) prevailing interest rates or credit markets, or (D) the

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price of commodities or raw materials used in the Diversey Business), (ii) any of the industries or markets in which the Diversey Business is conducted, (iii) changes or prospective changes in Law (or interpretations thereof) or changes or prospective changes in GAAP or other applicable accounting standards that any of the Sellers or the Transferred Diversey Companies or their Subsidiaries are required to adopt (or are recommended to adopt by SEE’s independent auditors) or the enforcement thereof, (iv) any labor strike, slow down, lockage, or stoppage, pending or threatened, against any of the Transferred Diversey Companies or any of their Subsidiaries, (v) the Excluded Assets or Retained Liabilities, (v) acts of God, natural disasters, or other calamities or national or international political or social conditions generally of the U.S. or any other country or jurisdiction in which the Diversey Business operates, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (vi) any actions taken, or failures to take action, or such other changes or events, in each case, to which Buyer has expressly consented in advance in writing or the failure to take actions specified in Section 5.1 as a result of Buyer’s failure to consent thereto following the express written request of SEE, (vii) any failure to meet internal projections relating to the Diversey Business (it being understood that the underlying causes of the failure to meet such projections may be taken into account in determining whether a Material Adverse Effect has occurred, unless such causes are otherwise excepted under this paragraph), (viii) the announcement or pendency of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer regarding Buyer’s plans or intentions with respect to the Diversey Business and including the effect of any of the foregoing on relationships with customers, suppliers, lenders, officers, employees, or regulators and any suit, action, or proceeding arising therefrom or in connection therewith, or (ix) any item or items set forth in, or reasonably determinable from, the Seller’s Disclosure Schedule; provided that, in the cases of clauses (i), (ii), (iii), and (v), such change, event, development, occurrence, circumstance, or effect may be taken into account in determining whether a Material Adverse Effect has occurred solely to the extent the Diversey Business is disproportionately adversely affected by such change, condition, event, development, occurrence, circumstance, or effect relative to other similarly situated businesses in the industries in which the Diversey Business operates (in respect of the business conducted by them in such industries).

“Material Contracts” has the meaning set forth in Section 3.16.

“Net Working Capital of the Diversey Business” means, as outlined and described on Exhibit B, (a) the current assets that are Diversey Assets, other than (i) Cash Equivalents, (ii) the Excluded Assets, (iii) assets in respect of Income Taxes, (iv) intercompany receivables owed by SEE or a Retained Subsidiary (which will be terminated at or prior to the Closing pursuant to Section 5.5), (v) deferred Tax assets, and (vi) the items listed as excluded current assets in Exhibit B, minus (b) the current liabilities that are Assumed Liabilities, other than (i) Indebtedness, (ii) the Retained Liabilities, (iii) liabilities in respect of Income Taxes, (iv) deferred Tax liabilities, and (v) the items listed as excluded current liabilities in Exhibit B, in each case as calculated in the manner set forth on Exhibit B.

“Non-Transferable Permits” means the Permits that, by their terms or by applicable Law, may not be transferred to third parties, including Buyer or any of its Subsidiaries.

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“Off-the-Shelf Software” means licenses for commercially available software with an aggregate amount of purchase price and maintenance and other fees of less than $250,000.

“Offer Employee” has the meaning set forth in Section 5.12(a).

“Open Source Software” means any Software that is distributed as free or open source Software or under similar licensing or distribution models, including Software licensed or distributed under any license that is, or is substantially similar to, a license identified as an open source license by the Open Source Initiative at www.opensource.org.

“Other Counsel” has the meaning set forth in Section 9.14.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Real Property” has the meaning set forth in Section 3.13(a).

“Permits” has the meaning set forth in Section 3.7.

“Permitted Encumbrances” means:

(a)Encumbrances identified under the heading “Permitted Encumbrances” on Section A of the Seller’s Disclosure Schedule or specifically identified on the Audited Financial Statements (including in the notes thereto) that are not material to the Diversey Business;

(b)easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights, conditions, covenants or other restrictions; and easements for streets, alleys, highways, telephone lines, power lines and railways, and all matters of record, over or in respect of any Real Property, and all matters disclosed on any surveys of the Real Property provided by Buyer to Seller prior to the date hereof, which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business as conducted thereon;

(c)and all matters disclosed on any surveys of the Real Property provided by Buyer to Seller prior to the date hereof which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business as conducted thereon;

(d)Encumbrances for Taxes, assessments, or other governmental charges not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate accruals or reserves have been included in the Final Adjusted Closing Amounts;

(e)any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, landlord’s, or other similar liens, in each case, (i) arising in the ordinary course of business consistent with past practice for amounts which are not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made prior to Closing;

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(f)licenses of Intellectual Property granted in the ordinary course of business;

(g)any restrictions on the use of the Real Property imposed by Governmental Authorities (including under or related to any Environmental Law or Environmental Permit);

(h)Encumbrances identified on title policies, title opinions, title commitments, or preliminary title reports provided to Buyer prior to the date hereof;

(i)Encumbrances imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning, entitlement, building, and other land use regulations, permits, licenses, utility easements, rights of way, and similar Encumbrances imposed or promulgated by any Governmental Authority, which are not violated by the use or occupancy of the Real Property or the operation of the business as conducted thereon; and

(j)Encumbrances arising under the items set forth on Section A of the Seller’s Disclosure Schedule under the heading “Assumed Liabilities--Indebtedness”;

(k)Encumbrances arising under the Assumed Lines of Credit and Assumed Equipment Leases;

(l)Encumbrances arising under the SEE Credit Facilities (provided that such Encumbrances are removed at the Closing); and

(m)Encumbrances arising under those local lines of credit, letters of credit, and equipment leases of Transferred Diversey Companies or their Subsidiaries that are not Assumed Lines of Credit or Assumed Equipment Leases (provided that such Encumbrances are removed at the Closing).

“Person” means any individual, corporation, limited liability company, partnership, trust, Governmental Authority, or other entity.

“Personal Data” means any data or other information that is about an individual who can be identified by the Person who holds that information (regardless of whether individual or aggregated information) or that is otherwise protected by or subject to any applicable data protection, privacy, security, or other similar Laws (including any security breach notification requirements).

“Post-Closing Tax Period” has the meaning set forth in Section 6.1(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.1(a).

“Preliminary Adjustment Statement” has the meaning set forth in Section 2.4(a)(i).

“Preliminary Allocation Schedule” has the meaning set forth in Section 2.5(b).

“Preliminary Asset Allocation Schedule” has the meaning set forth in Section 2.5(c).

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“Preliminary Audited EBITDA” has the meaning set forth in Section 2.8(a).

“Preliminary Purchase Price” has the meaning set forth in Section 2.2(b).

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges).

“Purchase Price” has the meaning set forth in Section 2.1.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Receivables Purchase Agreement” means that certain Third Amended and Restated Receivables Purchase Agreement, dated as of September 30, 2015, among Sealed Air Funding Corporation, Sealed Air Corporation (US), Atlantic Asset Securitization LLC, as an issuer, Credit Agricole Corporate and Investment Bank, as a committed purchaser, managing agent, and administrative agent, Nieuw Amsterdam Receivables Corporation B.V., as an issuer, and Coöperatieve Rabobank U.A., as managing agent and a committed purchaser (as subsequently amended, supplemented, or modified).

“Recipient” has the meaning set forth in Section 6.4(a).

“Reference Net Working Capital” has the meaning set forth on the statement of the Net Working Capital of the Diversey Business attached hereto as Exhibit B.

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the EU Merger Regulation and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (b) protect the national security or the national economy of any nation.

“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Trademark License Agreement (CRYOVAC Mark), the License Agreement, the IP Assignment Agreements, the Local Purchase Agreements, the Local Closing Documents, the French Offer Letter, the Dutch Offer Letter, the Clawback Agreement and any other deed, bill of sale, endorsement, assignment, certificate or other instrument of conveyance and assignment as the parties and their respective legal counsels deem reasonably necessary to effect the Closing and other transactions set forth herein, including, in each case, all exhibits and schedules thereto and all amendments thereto made in accordance with the respect terms thereof.

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“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative” means, with respect to any Person, each of such Person’s directors, officers, employees, representatives, attorneys, accountants, advisors and agents.

“Required Amount” has the meaning set forth in Section 4.4(b).

“Required Bank Information” means:  (a) the financial statements for the Diversey Business necessary to satisfy the condition set forth in paragraph (c) of Exhibit D to the Debt Commitment Letter (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required hereunder) and otherwise comply with all applicable requirements of Regulation S-X (together with the comparable interim period in the prior fiscal year for any interim financial information provided thereunder); (b) such historical financial information regarding the Diversey Business as is reasonably available to SEE and requested by Buyer in connection with Buyer’s preparation of pro forma financial statements necessary to satisfy the condition set forth in paragraph (d) of Exhibit D to the Debt Commitment Letter (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required hereunder); (c) such other financial data and other information regarding the Diversey Business of the form and type required to be included in a registration statement on Form S-1 pursuant to Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities to the extent that such information is customarily included in a preliminary offering memorandum or preliminary private placement memorandum suitable for use in a Rule 144A for life offering involving high yield debt securities, and such other customary financial information regarding the Diversey Business reasonably required by the Financing Sources for the marketing of the offering to enable Buyer to calculate pro forma Adjusted EBITDA for the Diversey Business and related leverage ratios as of and for the twelve months ended as of the latest balance sheet date included in such memorandum; provided that, notwithstanding the foregoing, with respect to each of clauses (a), (b) and (c), in no event shall SEE be required to provide (i) audited financial information for the Diversey Business for any period other than as of and for the fiscal years ended December 31, 2015 and December 31, 2016, (ii) financial information otherwise required by Rule 3-03(e), Rule 3-05 (with respect to any transaction entered into or occurring on or prior to the date hereof), Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X (provided that information with respect to assets, indebtedness and trade payables, revenues and either EBITDA or operating income of non-guarantors in the aggregate shall be provided to the extent reasonably required by the Financing Sources for the marketing of the offering), (iii) “segment reporting” or (iv) any Compensation Discussion and Analysis required by Item 402 of Regulation S-K and information regarding executive compensation related to the SEC Release Nos. 33-8732A, 34-54302A and IC-27444A; and (d) a substantially complete draft of a customary “comfort” letter  for a Rule 144A for life offering of high yield debt securities (including “negative assurance” comfort) from independent accountants in connection with such Rule 144A for life offering that such independent accountants are prepared to deliver upon the “pricing” of such offering; provided, however, that none of the following shall be considered Required Bank Information

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and SEE shall have no obligation to provide any such information:  (a) any post-Closing or pro forma cost savings, capitalization and other post-Closing adjustments (and the assumptions relating thereto) desired by the Buyer to be reflected in such pro forma data, and (b) any projections or any information in connection with the potential purchase price accounting treatment of the transactions contemplated by this Agreement.

“Required Governmental Approvals” means (a) any required filings, consents, and approvals pursuant to the HSR Act; (b) any required filings, consents, and approvals pursuant to the EU Merger Regulation; (c) any required filings, consents and approvals pursuant to Section 7.1(b) of the Seller’s Disclosure Schedule; and (d) any other filings, consents, or approvals required under the foreign Regulatory Laws set forth in Section 3.4(b)(ii) of the Seller’s Disclosure Schedule.

“Restructuring Plan” has the meaning set forth in Section 5.31.

“Retained Environmental Liabilities” means any and all Liabilities relating to any Environmental Law, Environmental Permit, Environmental Claim, or otherwise relating to, arising with respect to, or occurring in connection with any Hazardous Substances, pollution or the protection of health, natural resources, or the environment, in each case, which result from or arise in connection with (a) the Excluded Businesses and Retained Subsidiaries; (b) any properties or facilities, other than the Real Properties included in the Diversey Assets, owned or operated by the Seller, or owned or operated by the Transferred Diversey Companies or any of their Affiliates, including each property sold, exited, or otherwise disposed of by a Transferred Diversey Company or Subsidiary thereof prior to the date hereof, including for the avoidance of doubt those listed under the heading “Retained Environmental Liabilities” on Section A of the Seller’s Disclosure Schedule (collectively, “Legacy Sites”); (c) any “Superfund” sites or other offsite waste disposal locations to which, but only to the extent to which, wastes were sent from any Legacy Site or otherwise from any of the Excluded Businesses or Retained Subsidiaries or otherwise by Seller not related to the Diversey Business; (d) any Actions or claims alleging Liability for exposure to asbestos at any location, other than claims related to asbestos in the Diversey Assets; and (e) the Hochland Customer Claim.

“Retained Liabilities” means, (a) any and all Liabilities, whether arising before, on or after the Closing Date, of the Sellers and their Affiliates, including the Transferred Diversey Companies, or any of their respective predecessor companies or businesses, or any of their Affiliates, Subsidiaries, or divisions, solely to the extent, in each of the foregoing cases, the same results from or arises out of the present, past, or future operations or conduct of the Excluded Businesses or the use or ownership by SEE or its Subsidiaries of the Excluded Assets; and (b) any and all Liabilities of any predecessor companies and businesses of the Transferred Diversey Companies and their Subsidiaries that (i) were transferred to any Seller or any of Affiliate thereof prior to the Closing (or France Closing) and (ii) are operated by any Seller or any of Affiliate thereof as of immediately following the Closing (or France Closing).  “Retained Liabilities” shall also include the following: (A) all Liabilities for Taxes for which SEE is liable or has agreed to indemnify the Buyer Indemnified Parties pursuant to Article VI or Article VIII, or except as provided in Article VI or Article VIII, applicable Law; (B) all Liabilities assumed by, retained by, or agreed to be performed by SEE or any of the Retained Subsidiaries pursuant to any of the Related Agreements; (C) all Liabilities, to the extent they arose prior to the Closing,

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resulting from or arising out of the Existing SEE Actions and Actions relating to or arising from the Excluded Assets or; (D) except as expressly assumed by Buyer pursuant to Section 5.12 or included in the Final Closing Net Working Capital of the Diversey Business, Liabilities of SEE or any of its Affiliates or ERISA Affiliate to contribute to, make payments with respect to, provide benefits under, pay Taxes, penalties or other Liabilities related to, or otherwise with respect to, any SEE Plan or Retained Plan or, for the avoidance of doubt, any plan to which SEE or any of its Subsidiaries is required to contribute under applicable Law (including, with respect to such plans, any costs incurred relating to the transfer of such plans, any Liabilities under or with respect to Title IV of ERISA or Sections 412, 430 or 4971 of the Code relating to any action taken or threatened to be taken by the PBGC, other Governmental Authority, or by the UK Pensions Regulator in relation to the UK DB Schemes in accordance with its powers under sections 38 to 56 of the Pensions Act 2004, the guarantee dated March 2015 between SEE and Diversey J Trustee Limited in relation to the Diversey J UK Pension Scheme, and the guarantee dated March 2015 between SEE and Diversey Trustee Limited in relation to the JohnsonDiversey UK Pension Scheme, any obligations under the UK DB Schemes, or any other occupational pension scheme that transfer or have previously transferred under the Transfer Regulations or other applicable Law to the Buyer Indemnified Parties), regardless of when such Liabilities arise, are incurred or reported; (E) all Liabilities to the extent relating to any Excluded Asset; (F) except for Indebtedness set forth under the heading “Retained Liabilities—Indebtedness” on Section A of the Seller’s Disclosure Schedule, all Indebtedness of the Sellers and theirs Affiliates; (G) all Liabilities due to, resulting from or arising out of a Transferred Diversey Company’s status (and the status of any Subsidiary thereof) as an Affiliate of SEE or any Retained Subsidiary or as a member of the same “controlled group” or “consolidated group,” or as a result of the status of any of the Diversey Asset Sellers as an Affiliate of SEE or any Retained Subsidiary, in each case prior to the Closing; (H) Closing Seller Expenses; (I) Liabilities arising from or relating to any business, asset or property disposed of or discontinued by any of the Sellers, Transferred Diversey Companies or the Diversey Business prior to the Closing; (J) the Liabilities set forth under the heading “Retained Liabilities—Other Liabilities” on Section A of the Seller’s Disclosure Schedule; (K) the Retained Environmental Liabilities; (L) Restructuring Plan Liabilities; and (M) SEE Severance Costs.

“Retained Names” means the Trademarks set forth in Section 5.7 of the Seller’s Disclosure Schedule, and any Trademarks containing or comprising any of the foregoing.

“Retained Subsidiary” means any Subsidiary of SEE, other than the Transferred Diversey Companies and their Subsidiaries.

“Reverse Termination Fee” has the meaning set forth in Section 8.2(b).

“Review Period” has the meaning set forth in Section 2.4(a)(ii).

“Sale” means the consummation of the sale, conveyance, transfer, and delivery of the Diversey Shares and Acquired Diversey Assets and the other transactions contemplated by this Agreement.

“Sale Process” means all matters, whether occurring before or after the date of this Agreement, relating to the sale, spin-off, or other separation of the Diversey Business and all

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activities in connection therewith, including matters relating to (a) the solicitation of proposals from third parties in connection with the sale of the Diversey Business and the drafting, negotiation, or interpretation of any agreements relating thereto; and (b) the drafting, negotiation, or interpretation of the provisions of this Agreement or the Related Agreements or the determination of the allocation of any Assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of Cuba, Iran, North Korea, Sudan, or Syria.

“Securities Act” means the Securities Act of 1933, as amended.

“SEE” has the meaning set forth in the preamble.

“SEE Books and Records” means the books and records, including all computerized books and records, of or owned by SEE and its Subsidiaries (including the Transferred Diversey Companies and their Subsidiaries), other than the Transferred Diversey Books and Records.

“SEE Credit Facilities” means the Facility Agreement, the Receivables Purchase Agreement, the Indentures, that certain Reimbursement Agreement, dated as of October 3, 2011, by and among SEE, the Grantors party thereto, and DNB Bank ASA, as amended by that certain Omnibus Amendment No. 1, dated as of August 2014, and that certain Pledge and Security Agreement, dated as of October 3, 2011, by and among SEE, the Grantors party thereto, and DNB Bank ASA, as amended by that certain Omnibus Amendment No. 1, dated as of August 2014.

“SEE Guarantees” means all obligations of SEE or any of the Retained Subsidiaries under any Contract (other than the SEE Letters of Credit) or other obligation in existence as of the Closing Date in each case to the extent relating to the Transferred Diversey Companies or their Subsidiaries and the Diversey Assets for which SEE or any of the Retained Subsidiaries is or may be liable, as guarantor, or Person required to provide financial support in any form whatsoever, or otherwise (including by reason of performance guarantees), in each case, solely to the extent and, as applicable, in the amounts set forth under the heading “SEE Guarantees” on Section A of the Seller’s Disclosure Schedule, but in any case (a) excluding the guarantee dated March 2015 between SEE and Diversey J Trustee Limited in relation to the Diversey J UK Pension Scheme and the guarantee dated March 2015 between SEE and Diversey Trustee Limited in relation to the JohnsonDiversey UK Pension Scheme

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and (b) excluding (i) obligations under Shared Contracts and (ii) obligations relating to indebtedness for borrowed money of SEE and its Subsidiaries that is not an Assumed Liability.

“SEE Indemnified Parties” has the meaning set forth in Section 8.4(b).

“SEE Letters of Credit” has the meaning set forth in Section 5.8(c).

“SEE Personal Data” has the meaning set forth in Section 5.12(k)(iii).

“SEE Plans” has the meaning set forth in Section 3.11(a).

“SEE Representations Certificate” has the meaning set forth in Section 3.19.

“SEE Severance Costs” has the meaning set forth in Section 5.12(a)(iii).

“Seller Appraisal” has the meaning set forth in Section 2.5(b).

“Seller Prohibited Activities” has the meaning set forth in Section 5.29(a).

“Seller’s 401(k) Plans” has the meaning set forth in Section 5.12(b)(viii).

“Seller’s Disclosure Schedule” means the disclosure schedule that SEE has delivered to Buyer as of the date of this Agreement, as may be amended or supplemented in accordance with Section 5.20.

“Sellers” means SEE, the other Diversey Share Sellers, and the Diversey Asset Sellers.

“Shared Contract” means any Contract, sales order, purchase order, instrument, or other commitment, obligation, or arrangement entered into prior to the Closing that is between SEE or any of its Subsidiaries (or, after the Closing, SEE or Buyer or any of their respective Subsidiaries), on the one hand, and one or more third parties, on the other hand, that inures to the benefit or burden of both (a) the Diversey Business and (b) any of the Excluded Businesses.

“Shared Contractual Liabilities” means Liabilities in respect of any Shared Contract.

“Software” means computer programs, whether embodied in software, firmware, or otherwise, including software compilations, algorithms, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (whether in source code or object code form), and translation, ported versions, and modifications of any of the foregoing.

“Skadden” has the meaning set forth in Section 9.14.

“Solvent” means, with respect to any Person, that (a) the fair saleable value of the property of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of Liabilities of such Person and its Subsidiaries as of such date, (b) such Person and its Subsidiaries are able to pay all Liabilities of such Person and its Subsidiaries as such Liabilities mature and (c) such Person and its Subsidiaries do not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries.  In computing the amount of contingent or unliquidated Liabilities at any time, such

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Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

“Specified Matters” has the meaning set forth in Section 8.4(i).

“Straddle Period” has the meaning set forth in Section 6.2(b).

“Stub Year Audited Financial Statements” has the meaning set forth in Section 5.26.

“Subsidiary” of a Person means a corporation, partnership, joint venture, association, limited liability company or other entity of which more than fifty percent (50%) of the total voting power, whether by way of Contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly (e.g., through another Subsidiary), by (a) any Person, (b) any Person and one or more of its Subsidiaries, or (c) one or more Subsidiaries of any Person.  For the avoidance of doubt, a Subsidiary of any Person includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).

“Tax Audit” has the meaning set forth in Section 6.4(a).

“Tax Authority” means a Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) binding any of the Transferred Diversey Companies or a Subsidiary thereof that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit.

“Taxes” means any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, real estate, value added, business license, custom duties, or other tax (however

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denominated), whether disputed or not, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.

“TempTrip Term Sheet” means the term sheet, substantially in the form attached hereto as Exhibit H-2.

“Third Party Appraisal” has the meaning set forth in Section 2.5(b).

“Third Party Claim” has the meaning set forth in Section 8.4(g).

“Trade Controls” means Ex-Im Laws, Sanctions Laws, and U.S. antiboycott Laws.

“Trademark License Agreement (CRYOVAC Mark)” means the Trademark License Agreement (CRYOVAC Mark), substantially in the form attached hereto as Exhibit H-1.

“Transfer Regulations” means the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 and any equivalent legislation or regulation in any jurisdiction that has either implemented the Acquired Rights Directive 2001 or provides for the automatic transfer or assignment of any person’s employment to Buyer or its Affiliates as a result of the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.5.

“Transition Period” has the meaning set forth in Section 5.7.

“Transferred Diversey Books and Records” means the books and records of SEE and its Subsidiaries, including all computerized books and records of the Transferred Diversey Companies and their Subsidiaries, to the extent they primarily relate to the Diversey Business, including (a) all such books and records to the extent primarily relating to Transferred Employees, the purchase of materials, Taxes (but only insofar as such books and records are reasonably necessary for the determination of Tax Items for any Post-Closing Tax Period), supplies and services, the development, marketing, manufacture and sale of products by the Diversey Business or dealings with suppliers and customers of the Diversey Business, (b) all files relating to any Action included in the Assumed Liabilities, (c) all e-mails exclusively relating to the Diversey Business and dated no earlier than the date that is one month prior to the date of this Agreement and (d) an electronic copy of the Data Room as of the date of this Agreement (which shall be delivered as promptly as practicable following the date of this Agreement to Buyer).  Notwithstanding the foregoing, “Transferred Diversey Books and Records” shall not include information, documents or materials (i) that have not been properly classified as primarily relating to the Diversey Business in accordance with SEE’s internal information management policies or (ii) to the extent relating to or constituting any Excluded Assets or Retained Liabilities.

“Transferred Diversey Companies” means the entities listed under the heading “Transferred Diversey Companies” on Section A of the Seller’s Disclosure Schedule.

“Transferred DRE” means any (a) Transferred Diversey Company that, as of the Closing Date, is disregarded as separate from its owner for U.S. federal income Tax purposes or

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(b) any Subsidiary of any Transferred Diversey Company described in clause (a) that is disregarded as separate from such Transferred Diversey company for U.S. federal income Tax purposes.

“Transferred Employee” has the meaning set forth in Section 5.12(a).

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached hereto as Exhibit I.

“Treasury Regulations” means the final, temporary and proposed regulations promulgated by the United States Department of the Treasury under the Code.

“UK DB Schemes” means the Diversey J UK Pension Scheme and the JohnsonDiversey UK Pension Scheme.

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“Unfunded Balance Sheet Pension Liability” means the excess of Pension Liabilities over Pension Assets, where (a) “Pension Liabilities” means the projected benefit obligation (“PBO”) for all Assumed Plans and Transferred Foreign Pension Plans, in each case as calculated under GAAP as of the Closing Date using all of the same plan provisions, actuarial assumptions, and methods used to determine the PBO of such plans under GAAP as of December 31, 2016, with the following exceptions: (i) census information will be as of the Closing Date, (ii) all increases in benefits since that time, including the benefit adoptions or increases to be made or expected to be effective or already effective, or decisions on adoptions made (even if no amounts are determined) by SEE or its Affiliates, prior to or soon following the Closing Date will also be reflected, and (iii) the discount rate to be used in valuing the liabilities of each such plan will be determined as of the Closing Date using the same methodology that was used to determine PBO under GAAP as of December 31, 2016 for that plan; and (b) “Pension Assets” means the sum of the fair market value of such plan’s assets as of the Closing Date.

“VAT” has the meaning set forth in Section 3.10(m).

“WARN Act” has the meaning set forth in Section 3.11(n).

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests in such Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

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